   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997



                                                      REGISTRATION NO. 333-37965

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          SNELLING AND SNELLING, INC.
             (Exact name of registrant as specified in its charter)

          PENNSYLVANIA                           7363                            23-1488679
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                   12801 NORTH CENTRAL EXPRESSWAY, SUITE 700
                              DALLAS, TEXAS 75243
                                 (972) 239-7575
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                J. RUSSELL CREWS
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                   12801 NORTH CENTRAL EXPRESSWAY, SUITE 700
                              DALLAS, TEXAS 75243
                                 (972) 776-1417
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

               KATHERINE M. SEABORN                                   GORDON M. BAVA
                  RANDALL G. RAY                                     NANCY H. WOJTAS
             GARDERE & WYNNE, L.L.P.                          MANATT, PHELPS & PHILLIPS, LLP
           1601 ELM STREET, SUITE 3000                         11355 WEST OLYMPIC BOULEVARD
               DALLAS, TEXAS 75201                            LOS ANGELES, CALIFORNIA 90064
                  (214) 999-4924                                      (310) 312-4200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION DATED NOVEMBER 21, 1997

PROSPECTUS


                                3,350,000 SHARES


                           [SNELLING LOGO]

                                  COMMON STOCK
                               ------------------


     Of the 3,350,000 shares of Class A Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby, 2,933,333 are being sold by Snelling and Snelling, Inc. ("Snelling" or the "Company"), and 416,667 are being sold by a shareholder of the Company ("the Selling Shareholder"). See "Principal and Selling Shareholders." The Company has two classes of common shares. The Common Stock is entitled to one vote per share, and the Class B Common Stock, $0.01 par value per share (the "Class B Common Stock"), is entitled to ten votes per share (the Common Stock and the Class B Common Stock are collectively referred to as the "Common Shares"). See "Description of Capital Stock."



     There has been no active public market for the common stock of the Company since 1990. See "The Company." It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SNEL."


                               ------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================================
                                              UNDERWRITING DISCOUNTS      PROCEEDS TO        PROCEEDS TO SELLING
                           PRICE TO PUBLIC      AND COMMISSIONS(1)         COMPANY(2)          SHAREHOLDER(3)
------------------------------------------------------------------------------------------------------------------
Per Share...............          $                     $                      $                      $
------------------------------------------------------------------------------------------------------------------
Total(4)................          $                     $                      $                      $
==================================================================================================================

   (1) The Company and the Selling Shareholder have agreed to indemnify the several Underwriters named herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
   (2) Before deducting estimated expenses of $          payable by the Company.
   (3) The Company will not receive any of the proceeds from the sale of the 416,667 shares of Common Stock by the Selling Shareholder.

   (4) The Company has granted to the Underwriters a 30-day option to purchase up to 502,500 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
       will be $          , $          and $          , respectively. See
       "Underwriting."


     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1997, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                               ------------------

SMITH BARNEY INC.                                  RAUSCHER PIERCE REFSNES, INC.

                                           , 1997

                                   [Graphics]


     Page 2 of the Prospectus consists of a gatefold with graphics. The inside front cover, seen when first opening the Prospectus, includes a large Snelling(R) Personnel Services logo on a white background with the stabilization language set forth below at the bottom of the page. The first page of the inside of the gatefold, seen on the left when opening the gatefold, includes the caption "Providing Clients Integrated," in the middle right of the page, three photographs of Snelling offices (each captioned with the words "Snelling Office" and the city and state located), and a photograph of the Snelling corporate headquarters (captioned with the words "Snelling Corporate Headquarters Dallas, Texas"). The second page of the inside of the gatefold, seen on the right when opening the gatefold, includes the caption "Full-Service Staffing Solutions." in the middle left of the page, four photographs representing Snelling flexible staffing employees (each captioned with the employee's title) and the Snelling(R) Personnel Services logo in the lower right corner.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including "Risk Factors," and the consolidated financial statements of the Company, including the notes thereto (the "Consolidated Financial Statements"). Unless otherwise indicated, all references in this Prospectus to "Snelling" or the "Company" shall mean Snelling and Snelling, Inc., and its subsidiaries on a consolidated basis. In addition, unless otherwise indicated, the information in this Prospectus (i) gives effect to the reclassification of Snelling's outstanding common stock into Class B Common Stock, the equivalent of a 5.415067-for-1 split of the outstanding shares of Class B Common Stock and the creation of a new Class A Common Stock, all of which will be effected by amendment and restatement of the Company's Articles of Incorporation upon the effectiveness of the registration statement of which this Prospectus forms a part, (ii) assumes that 5,126,904 shares of Class B Common Stock will be outstanding immediately before this offering and (iii) assumes the Underwriters' over-allotment option will not be exercised.


                                  THE COMPANY


     Snelling is a leading national provider of staffing solutions primarily targeted to small and mid-sized businesses. As of September 30, 1997, the Company operated as Snelling(R) Personnel Services through a network of 289 franchise locations and 29 Company-owned branch locations in 42 states, the District of Columbia and Puerto Rico, as well as three foreign countries, and had executed an agreement for the opening of one additional franchise location. The majority of the Company's franchise and branch locations offer the Company's clients integrated, full-service staffing solutions by providing traditional flexible staffing, single-source management, temp-to-hire, career placement and other staffing services from each location.



     Founded in 1951, the Company currently provides flexible staffing personnel for office, clerical and light industrial services. The Company also offers career placement services in a number of fields, including accounting and finance, engineering, health care, law, manufacturing, management information systems and office, sales, marketing and technical services. Flexible staffing services (which include traditional flexible staffing, single-source management and temp-to-hire) accounted for approximately 90%, and career placement services accounted for approximately 10%, of the Company's total system-wide sales for both the year ended December 31, 1996, and the nine months ended September 30, 1997.



     The staffing industry has experienced rapid growth over the past decade as a result of economic trends and changing approaches to staffing and employment. According to Staffing Industry Report(R), the U.S. staffing industry has grown from an estimated $31.4 billion in revenues in 1991 to an estimated $74.4 billion in 1996, representing a compound annual growth rate of approximately 19%. Based on this information, 1996 sales generated by flexible staffing accounted for 66% of the overall staffing market, professional employer organizations ("PEOs") accounted for 23% and career placement accounted for 11%. Traditional flexible staffing for office, clerical and industrial services grew from approximately $12.1 billion in 1991 to approximately $26.4 billion in 1996, representing a compound annual growth rate of approximately 17%. Estimated sales from career placement (in approximate numbers) grew from $3.9 billion in 1991 to $7.2 billion in 1996, representing a compound annual growth rate of 13%.


     Snelling's goal is to enhance its leading position in the staffing industry through the following business strategy: (i) continue to focus on small and mid-sized businesses; (ii) offer an integrated, full-service approach to staffing solutions from each location; (iii) maintain a strong operating infrastructure; (iv) recruit and retain qualified management and personnel, including flexible staffing personnel; and (v) control costs through a continued emphasis on technology and risk management, especially workers' compensation insurance.

     Snelling intends to continue to achieve revenue and earnings growth and increase market share through the following focused growth strategy: (i) expand market penetration of its existing franchise and branch locations through intensive training of sales personnel, investments in technology and the aggressive pursuit of cross-selling opportunities; (ii) pursue acquisitions of independent staffing companies and select franchise locations; (iii) establish alternative distribution channels, such as "co-branding" with other services providers or retailers; (iv) develop new services, such as PEO services, internally or through strategic acquisitions of related staffing businesses that are complementary to Snelling's business; and (v) continue to franchise in certain select markets.

                                  ACQUISITIONS


     Consistent with its growth strategy, Snelling began an expansion program in 1994 to acquire independent staffing companies and selected franchise locations. The Company acquired six franchise locations in 1994 with aggregate annual revenues of approximately $5.9 million; four franchise locations in 1995, with aggregate annual revenues of approximately $8.0 million; seven independent staffing locations and nine franchise locations in 1996, with aggregate annual revenues of approximately $43.6 million; one franchise location in the first nine months of 1997, with annual revenues of approximately $3.5 million; one independent staffing location in October 1997, with annual revenues of approximately $14.4 million; and one franchise location in November 1997, with annual revenues of approximately $2.6 million. The aggregate consideration paid with respect to these acquisitions was approximately $29.1 million and was financed using a combination of cash, seller financing and bank loans. After giving effect to the consolidation of certain locations of the acquired companies, the Company's acquisitions have resulted in a net addition of 26 Company-owned branch locations in 13 states. The Company has one pending acquisition of an independent staff location with annual revenues of approximately $2.3 million, which is currently scheduled to be completed in December 1997. On an ongoing basis, the Company evaluates opportunities to acquire companies that are complementary to its business, including independent staffing companies and selected franchises. The Company currently has no plans, arrangements or understandings, and is not participating in negotiations, with respect to any material acquisitions.


                                  THE OFFERING


Common Stock being offered by:
  The Company.............................  2,933,333 shares
  The Selling Shareholder.................  416,667 shares
Common Shares to be outstanding after the
  offering................................  8,060,237 shares(1)
Voting rights.............................  The Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to ten votes per
                                            share. See "Risk Factors -- Control of the Company by
                                            the Snelling Family" and "Description of Capital Stock."
Use of proceeds...........................  To repay certain indebtedness, including capital lease commitments, and for working capital and other general
                                            corporate purposes.
Proposed Nasdaq National Market symbol....  SNEL


---------------


(1) Includes 4,710,237 shares of Class B Common Stock currently issued and outstanding, which are convertible into shares of Common Stock under certain circumstances. See "Description of Capital Stock -- Common Shares" regarding the conversion rights and restrictions on transfer of the Class B Common Stock. Excludes (i) 2,599,238 shares of Class B Common Stock issuable pursuant to outstanding options under the Company's 1996 Stock Option Plan at a weighted average exercise price of $3.85 per share and (ii) 357,974 shares of Class B Common Stock issuable pursuant to options to be granted under the 1996 Stock Option Plan at the initial public offering price upon completion of this offering. See "Management -- Stock Option Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)


                                                                          SEVEN           FISCAL              NINE MONTHS
                                                 FISCAL YEAR              MONTHS        YEAR ENDED               ENDED
                                                ENDED MAY 31,             ENDED          DEC. 31,            SEPTEMBER 30,
                                        ------------------------------   DEC. 31,   -------------------   -------------------
                                          1992       1993       1994       1994       1995       1996       1996       1997
                                        --------   --------   --------   --------   --------   --------   --------   --------
STATEMENT OF EARNINGS DATA:
Revenues..............................  $ 19,023   $ 30,360   $ 70,202   $ 59,309   $122,701   $168,602   $116,864   $165,686
Cost of services......................     8,260     16,330     47,456     40,221     87,943    122,945     83,957    123,964
                                        --------   --------   --------   --------   --------   --------   --------   --------
        Gross profit..................    10,763     14,030     22,746     19,088     34,758     45,657     32,907     41,722
Selling, general and administrative
  expenses............................    11,878     11,832     14,116      8,859     15,384     19,600     13,624     20,421
Franchises' share of gross
  profit(1)...........................        --      2,023      8,648      8,659     14,682     19,587     14,835     15,772
                                        --------   --------   --------   --------   --------   --------   --------   --------
        Operating profit (loss).......    (1,115)       175        (18)     1,570      4,692      6,470      4,448      5,529
Interest expense......................        46         34         66         71        379      1,100        602      1,885
Other income..........................       523        432        348         63         97        105         54        698
                                        --------   --------   --------   --------   --------   --------   --------   --------
Earnings (loss) before income
  taxes...............................      (638)       573        264      1,562      4,410      5,475      3,900      4,342
Income tax expense (benefit)..........      (137)       263        152        704      1,720      2,161      1,564      1,727
                                        --------   --------   --------   --------   --------   --------   --------   --------
Net earnings (loss)...................  $   (501)  $    310   $    112   $    858   $  2,690   $  3,314   $  2,336   $  2,615
                                        ========   ========   ========   ========   ========   ========   ========   ========
Net earnings (loss) per Common
  Share...............................  $  (0.07)  $   0.04   $   0.02   $   0.12   $   0.38   $   0.48   $   0.33   $   0.38
                                        ========   ========   ========   ========   ========   ========   ========   ========
Weighted average Common Shares
  outstanding.........................     7,121      7,118      7,068      7,012      7,007      6,966      6,982      6,909
                                        ========   ========   ========   ========   ========   ========   ========   ========
SELECTED OPERATING DATA:
System-wide sales (in thousands)(2)...  $117,693   $175,747   $225,270   $166,340   $318,858   $372,999   $273,282   $324,932
Hours billed (in thousands)(3)........        --      1,181      5,016      5,058      9,526     13,141      9,300     13,345
Average bill rate(3)..................        --   $  10.20   $  10.60   $  10.54   $  11.29   $  11.44   $  11.57   $  11.90
Gross margin per flexible
  employee(3).........................        --      23.4%      24.6%      23.9%      23.8%      23.2%      23.6%      22.3%
Number of branch locations(4)(5)......         1          1          2          7          9         29         19         29
Number of franchise locations(4)......       271        253        248        248        274        277        276        289



                                                                SEPTEMBER 30, 1997
                                                              ----------------------
                                                                             AS
                                                              ACTUAL     ADJUSTED(6)
                                                              -------    -----------
BALANCE SHEET DATA:
Working capital.............................................  $13,943      $20,119
Total assets................................................   55,302       60,385
Total debt..................................................   27,407        1,004
Shareholders' equity........................................   14,885       46,371


---------------

(1) The Company has two types of franchises for purposes of flexible staffing services revenue recognition. With the first type, the Company records franchise royalties, based on a contractual percentage of flexible staffing services billings, in the period in which the franchise collects for the services provided. The second type of franchises participate in the Company's pay/bill processing program. With the second type, the Company has a direct contractual relationship with the clients for the services, holds title to the related receivables and is the legal employer of the flexible staffing employees. Revenues generated by these franchises and the related direct costs of services are included as part of the Company's revenues and costs of services in the period in which the services are provided. The net distribution paid to franchises participating in the pay/bill processing program is an operating expense recorded by the Company as franchises' share of gross profit and is based on either a percentage of the flexible staffing services billings or a percentage of the gross profit generated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Organization -- Franchises" and
    "Business -- Operations -- Pay/Bill Processing Services."

(2) System-wide sales are equal to the aggregate revenues of all franchise locations and Company-owned branch locations during the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Includes franchise locations participating in the Company's pay/bill processing program and Company-owned branch locations. See
    "Business -- Operations -- Pay/Bill Processing Services."

(4) In operation at the end of the period presented.

(5) Branches consist of Company-owned branch locations (including a California subsidiary, the assets of which were sold in January 1997) and exclude franchise locations.


(6) As adjusted to reflect the sale of 2,933,333 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $12.00 per share (the mid-point of the filing range) and the application of the net proceeds as set forth in "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock in this offering involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating Snelling and its business before purchasing the Common Stock in this offering. When used in this Prospectus, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain assumptions, uncertainties and risks. Should one or more of these uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

ABILITY TO CONTINUE AND MANAGE GROWTH

     The Company's plan for growth, both internal and through the acquisition of other staffing service businesses, is subject to numerous and substantial risks. The Company's continued growth depends on many factors, including: (i) the availability of sufficient working capital to support growth; (ii) the Company's response to existing and emerging competition; (iii) the Company's ability to maintain its gross margins in the face of competitive pricing pressures and changing regulatory environments; (iv) the maintenance and expansion of existing market share; (v) the hiring, integration and retention of qualified managers in existing markets as well as new markets; (vi) the recruitment of qualified flexible staffing personnel; (vii) the development of new client relationships;
(viii) the identification of and expansion into new markets; and (ix) the development of new service offerings. The Company also could experience unexpected delays or other problems in the opening of new franchise or branch locations. Any significant delay in the opening of new locations or the failure of new locations to achieve anticipated performance levels could adversely affect the Company's operations and growth plans. See "Business -- Business Strategy" and "Business -- Growth Strategy."

ACQUISITION RISKS


     The Company continually evaluates potential opportunities to acquire other staffing services firms. Over the last few years, the consolidation of companies in the staffing industry has been rapid and, in many instances, the Company has competed for acquisitions with other staffing companies that have recently raised significant capital or otherwise have greater financial resources than the Company. The Company's acquisition program will require significant additional capital resources. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain adequate capital resources at the time required or on terms acceptable to the Company, complete acquisitions on terms favorable to the Company or at all, integrate acquired businesses into its operations or expand into new markets. Once integrated, acquired firms may not perform as expected. Acquisitions involve a number of special risks, such as diversion of management's attention from ongoing operations of the Company, difficulties in the integration of acquired operations and retention of personnel, failure of acquired businesses to maintain or increase profitability, operating in markets in which the Company has little or no prior experience, legal liabilities, maintenance of uniform standards, controls, procedures and policies, impairment of relationships with clients of the acquired firm and tax and accounting issues. Any of these risks could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Growth Strategy" and "Business -- Competition."


EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Demand for staffing services is significantly affected by the general level of economic activity in the United States. When economic activity slows, many companies hire fewer full-time employees and decrease their usage of flexible staffing before undertaking layoffs of their full-time employees. A significant economic downturn, either on a national basis or in regions of the country where the Company's operations are heavily concentrated, could have a material adverse effect on the Company's business and results of operations. Adverse changes in the economy, however, generally have a more negative impact on career placement activity than on flexible staffing services. As economic activity increases, flexible staffing personnel are often added to the workforce prior to the hiring of full-time employees. During these periods of increased economic activity and generally higher levels of employment, the competition among staffing firms for qualified flexible and, to a lesser extent, full-time personnel is intense. Further, the Company may face increased pricing pressures during these periods. There can be no assurance that, during these periods, the Company will be able to recruit and retain candidates necessary to satisfy its clients' flexible staffing needs or that these pricing pressures will not adversely affect the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITIVE MARKET; LIMITED BARRIERS TO ENTRY

     The staffing industry is highly competitive and highly fragmented, and there are limited barriers to entry. The Company competes with international, national, regional and local companies providing general and specialized flexible staffing services, particularly with respect to office, clerical and light industrial services. Some of these companies have substantially greater financial and marketing resources than the Company. The Company faces significant competition in the markets it serves and is likely to face significant competition in any new markets that it may enter. In particular, the Company believes the developing practice of large national and regional companies to make centralized purchasing decisions for flexible staffing services on a national or regional basis will increase competition in certain markets. This increasing competition could limit the Company's ability to maintain or increase its market share or maintain or increase its gross margins, either of which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to maintain or increase the current prices charged to its clients. Any decrease in prices could materially adversely affect the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

AVAILABILITY OF QUALIFIED FLEXIBLE STAFFING PERSONNEL

     The Company depends upon its ability to attract and retain qualified flexible staffing personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. The Company must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. The Company competes with other flexible staffing companies, as well as its clients and other employers, for qualified personnel. In addition, a substantial number of the Company's flexible staffing employees during any given year will terminate their employment with the Company to accept employment with the Company's clients, competitors or other businesses. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and upon economic terms that are acceptable to the Company. See "Business -- Business Strategy" and "Business -- Operations -- Recruiting Flexible Staffing Personnel."

INCREASED EMPLOYEE COSTS

     Businesses and other organizations use flexible staffing in part to shift certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to flexible staffing services companies. Accordingly, the Company is required to pay a number of federal, state and local payroll and related costs, including unemployment taxes, workers' compensation insurance, Federal Insurance Contributions Act ("FICA") and Medicare taxes, among others, with respect to its flexible staffing personnel. Unemployment taxes are a significant expense to the Company. Significant increases in the effective rates of any payroll-related costs would have a material adverse effect upon the Company. The Company is liable for the first $250,000 of each workers' compensation claim. In addition, the Company could incur costs related to workers' compensation claims at a higher rate in the future because of factors such as higher than expected losses from known claims or an increase in the number and severity of new claims. The Company's costs could also increase as a result of health care reforms. Recent federal and state legislative proposals have included provisions extending health care and other benefits to personnel who currently do not receive these benefits. These proposals, if enacted, would require the Company to provide health care benefits to its flexible staffing employees and pay a major portion of the costs. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs as a result of these proposals or any of the foregoing. In addition, certain labor unions have recently targeted the reduction or elimination of part-time employees and third-party staffing solutions by employers. A substantial increase in labor union activity against third-party staffing solution providers could have a material adverse effect on the financial condition and results of operations of the Company. There can also be no assurance that the Company will be able to adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor or other state and federal regulatory agencies. See "Business -- Regulation."

INTANGIBLE ASSETS


     As of September 30, 1997, approximately $21.3 million or 38.5%, of the Company's total assets were intangible assets. These intangible assets are primarily goodwill related to acquisitions of businesses. Any impairment in the value of goodwill could have a material adverse effect on the Company's financial condition and results of operations.


EMPLOYER LIABILITY RISKS

     Providers of staffing services employ and place people in the workplaces of other businesses. Inherent risks include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment (including claims relating to actions of the Company's clients), employment of illegal aliens, theft of client property, other criminal activity, negligence and other claims. In some instances, pursuant to written contracts with certain clients, the Company is required to indemnify the clients against some or all of the foregoing matters. A failure of any Company employee to observe the Company's policies and guidelines intended to reduce exposure to these risks, relevant client policies and guidelines, or applicable federal, state or local laws, rules and regulations, or other circumstances that cannot be predicted, could result in negative publicity, injunctive relief, payment of monetary damages or fines or have other material adverse effects upon the Company. Moreover, the Company could be held responsible for the actions at a workplace of persons not under the direct control of the Company. Because of the large number of flexible staffing employees the Company employs, in addition to its corporate employees, the Company's exposure to such claims may be significantly greater than comparably-sized companies in other industries. The Company is also exposed to potential claims with respect to the career placement process. To reduce its exposure to the foregoing risks, the Company maintains insurance and fidelity bonds covering general liability, workers' compensation claims, employee theft, errors and omissions and employment practices liability. There can be no assurance that the insurance coverage will be available on an economical basis and in amounts adequate to cover any liability. In addition, the defense of any legal proceeding could result in substantial expense to the Company and divert the attention of management from the Company's operations, which could have a material adverse effect on the Company's financial condition and results of operations. There also can be no assurance that the Company will prevail in any legal proceedings brought against it. See "Business -- Operations -- Risk Management" and "Business -- Legal and Administrative Proceedings."

CONTROL OF THE COMPANY BY THE SNELLING FAMILY


     Upon consummation of the sale of the shares of Common Stock in this offering, Robert O. Snelling, Sr. (the Company's Chairman of the Board and Chief Executive Officer), the Company's directors and officers who are members of the Snelling family or spouses of family members and their respective spouses will beneficially own approximately 57.3% of the outstanding Common Shares and control approximately 91.5% of the total voting power of the Company. In addition, Robert O. Snelling, Sr., will beneficially own approximately 15.4% of the outstanding Common Shares and control approximately 24.6% of the total voting power of the Company. Shareholders controlling a majority of the total voting power can elect all of the directors of the Company and can approve, delay or prevent certain fundamental corporate transactions, including mergers, consolidations and the sale of substantially all of the Company's assets. For so long as these shareholders own a significant percentage of the Common Shares, including a significant percentage of the Class B Common Stock, they will retain substantial influence over the affairs of the Company which may result in decisions that do not fully represent the interests of all shareholders of the Company. These factors, along with the factors described in "Description of Capital Stock -- Common Shares" and "Description of Capital Stock -- Certain Provisions of the Charter and By-Laws," may also have the effect of delaying or preventing a change in management or voting control of the Company. See "Principal and Selling Shareholders."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company's business is highly dependent upon the Company's executive officers and its senior management. The Company is also dependent on its ability to hire, develop and retain qualified regional and local managers, as well as on the performance and productivity of its managers. The Company has entered into noncompetition, nonsolicitation and confidentiality agreements with its branch managers; however, there can be no assurance that such agreements will be enforceable in all jurisdictions or for the periods set forth, or that the Company would not incur significant expense attempting to enforce these agreements. The loss of key management or the inability of the Company to attract and retain qualified regional and local management could have a material adverse effect on the Company's operations and growth. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel. See "Management."

FRANCHISING RISKS


     During 1996 and for the first nine months of 1997, the Company's ten largest franchisees (excluding franchise locations that were acquired by the Company) accounted for 22.5% of the Company's total system-wide sales and 46.5% and 42.9%, respectively, of the Company's net earnings. In addition, during 1996 and for the first nine months of 1997, the Company's largest franchisee accounted for 4.7% and 5.0%, respectively, of the Company's total system-wide sales and 13.8% and 8.5%, respectively, of the Company's net earnings. Franchisees typically have the option to terminate their agreements upon at least six months prior written notice to the Company, resulting in the loss of franchise revenues and corresponding profitability. In most cases, however, the Company cannot terminate the franchise agreement without good cause. Further, while the Company's franchise agreements contain noncompetition covenants that the Company vigorously seeks to enforce, former franchisees may nevertheless seek to compete with the Company. The Company's offer and sale of franchises is regulated by the Federal Trade Commission and by state business opportunity and franchise laws. The Company has disclosed the filing of the registration statement of which this Prospectus forms a part and will be required to amend further its franchise registrations with certain state governmental authorities when this offering is completed. Until the Company has appropriately amended its uniform franchise offering circular, it will not be able to offer or sell franchises in the respective states. The Company is also subject to the risk of franchisee litigation pursuant to state business opportunity or franchise laws or otherwise. See "Business -- Organization -- Franchises" and
"Business -- Regulation."


RELIANCE ON MANAGEMENT INFORMATION SYSTEMS

     The Company's business depends upon its ability to store, retrieve, process and manage significant databases, and periodically to expand and upgrade its information processing capabilities. The interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties or damage to the Company's headquarters and systems caused by fire, tornado, lightning, electrical power outage or other disruption could have a material adverse effect on the Company. The Company is currently in the process of implementing advanced management information systems, including a disaster recovery site, but full implementation has not yet been completed. There can be no assurance that implementation will be completed in accordance with the Company's current schedule, or at all, or that the different components of the management information systems will be successfully integrated. See "Business -- Operations -- Management Information Systems."

LACK OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no active public market for the Company's common stock since 1990. There can be no assurance that, after this offering, an active public market for the Common Stock will develop or be sustained or that the market price for the Common Stock after trading commences will equal or exceed the initial public offering price set forth on the cover page of this Prospectus. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including quarterly variations in operating results, the liquidity of the market for the Common Stock and general economic and market conditions. The initial public offering price for the Common Stock in this offering was determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. In addition, the stock market has experienced substantial price and volume fluctuations in recent years. These fluctuations have had a significant effect on the market price of the stock of many companies, often unrelated to the operating performance of those companies. See "The Company" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 3,350,000 shares of Common Stock and 4,710,237 shares of Class B Common Stock outstanding. There will also be outstanding employee stock options to purchase an aggregate of 2,957,212 shares of Class B Common Stock. All of the shares of Common Stock, which are being sold in this offering, will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company. The shares of Class B Common Stock will be eligible for sale in the public market upon expiration of the applicable holding periods, or sooner if registered under the Securities Act, and conversion to shares of Common Stock. The Company, its officers and directors and certain shareholders (who will collectively own 4,656,614 shares of Class B Common Stock immediately following this offering) have agreed not to sell or otherwise transfer any Common Shares for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc. ("Smith Barney"), one of the Representatives of the Underwriters. Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Common Shares," "Shares Eligible for Future Sale" and "Underwriting."


DILUTION


     Purchasers of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. Based on an assumed initial offering price of $12.00 per share (the mid-point of the filing range), new investors will experience immediate dilution of $8.89 per share. See "Dilution."

                                  THE COMPANY

     Snelling was organized in 1951 as a Pennsylvania general partnership and incorporated in Pennsylvania in 1956. The Company initially offered career placement services and in 1954 began providing flexible staffing services.

     In 1969, the Company completed an initial public offering of its common stock, which was quoted on the predecessor to The Nasdaq Stock Market. In 1990, the Company completed a plan of reclassification whereby all shareholders with 100 or fewer shares were reclassified and their shares were converted into a right to receive cash. As a result of the reclassification, the number of shareholders of the Company fell below 300 and the Company ceased to be a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     As of October 31, 1997, the Company's Common Shares were held by 39 holders of record. There has been no active public market for the Company's Common Stock since 1990.


     The Company's executive offices are located at 12801 North Central Expressway, Suite 700, Dallas, Texas 75243, and its telephone number is (972) 239-7575.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,933,333 shares of Common Stock offered by the Company in this offering are estimated to be $31.5 million ($37.1 million if the Underwriters' over-allotment option is fully exercised), assuming an initial offering price of $12.00 per share and after deducting underwriting discounts and commissions to be paid by the Company and the estimated offering expenses, all of which will be paid by the Company. The Company intends to use the net proceeds to repay certain outstanding indebtedness, including capital lease commitments. The remainder of the net proceeds will be used for working capital and other general corporate purposes.



     At September 30, 1997, the Company had approximately $21.1 million in principal amount of senior indebtedness under its senior secured credit facilities (the "Senior Credit Facility"). Of this amount, approximately $8.1 million was outstanding under a revolving facility, which matures on January 31, 2001, and is used for working capital financing, and approximately $13.0 million was outstanding under an acquisition facility, which is being amortized over five years ending on January 31, 2001, and is used to finance a portion of the Company's acquisitions. Subsequent to September 30, 1997, the Company acquired one independent staffing location and one franchise location for an aggregate purchase price of $6.5 million. The Company used the Senior Credit Facility to finance $5.0 million of the aggregate purchase price. Indebtedness under the Senior Credit Facility bears interest at floating rates. As of September 30, 1997, the blended interest rate on the Senior Credit Facility was 8.56%. The Company intends to repay the outstanding principal balance and accrued and unpaid interest under the revolving facility and the acquisition facility. Prepayments of the Senior Credit Facility are not subject to premiums or prepayment penalties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Acquisitions."



     At September 30, 1997, the Company had outstanding capital lease commitments under a master lease agreement, which matures in August 2001, of approximately $1.9 million. The lease commitments bear interest at various rates ranging from 8.95% to 14.85%. As of September 30, 1997, the weighted average rate was 12.51%. The Company intends to repay the outstanding commitment balance and accrued and unpaid interest under the master lease agreement.



     At September 30, 1997, the Company also had an aggregate of approximately $4.4 million in principal amount of seller-financed indebtedness incurred in connection with certain of the Company's acquisitions. The Company intends to repay approximately $3.4 million of this principal amount and related accrued and unpaid interest with the net proceeds. Of the amount to be repaid, approximately $2.3 million relates to a note issued to the seller in connection with the Company's acquisition of five franchise locations. This note, which bears interest at 8.25% per annum, matures on December 31, 2001. Approximately $0.4 million remains outstanding under a seller note issued in connection with the acquisition of three franchise locations. This note bears interest at 9.25% per annum and matures on March 17, 1999. Approximately $0.3 million remains outstanding under a seller note issued in connection with the acquisition of four independent staffing locations. This note bears interest at 8.25% per annum and matures on March 31, 2000. Approximately $0.2 million remains outstanding under a seller note issued in connection with the acquisition of three franchise locations. This note bears interest at 6.00% per annum and matures on August 1, 1999. Finally, approximately $0.2 million remains outstanding under a seller note issued in connection with the acquisition of two franchise locations. This note bears interest at 8.00% per annum and matures on January 31, 2000. Prepayments of these seller notes are not subject to premiums or prepayment penalties.


     The Company will not receive any of the proceeds from the sale of the 416,667 shares of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Shares for the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The payment of cash dividends in the future will be at the discretion of the board of directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors the board of directors deems relevant. The Company's Senior Credit Facility prohibits the payment of dividends by the Company on any Common Shares, other than dividends payable solely in Common Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the Company's capitalization at September 30, 1997, (i) on a historical basis and (ii) on an as adjusted basis to give effect to the sale by the Company of 2,933,333 shares of Common Stock in this offering at an assumed initial offering price of $12.00 per share and the application of the net proceeds as described in "Use of Proceeds." The data set forth below should be read in conjunction with the other financial information presented elsewhere in this Prospectus.



                                                              SEPTEMBER 30, 1997
                                                              -------------------
                                                                            AS
                                                              ACTUAL     ADJUSTED
                                                              -------    --------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $   648    $ 5,731
                                                              =======    =======
Short-term borrowings, including current maturities of
  long-term debt............................................  $ 1,867    $   774
                                                              =======    =======
Long-term debt, less current maturities.....................  $25,540    $   230
                                                              -------    -------
Shareholders' equity:
  Preferred Stock, $0.01 par value; 10,000,000 shares
     authorized; no shares issued and outstanding...........       --         --
  Common Stock, $0.01 par value; 100,000,000 shares
     authorized; no shares issued and outstanding; 3,350,000
     shares issued and outstanding as adjusted(1)...........       --         33
  Class B Common Stock, $0.01 par value; 15,000,000 shares
     authorized; 5,126,904 shares issued and outstanding;
     4,710,237 shares issued and outstanding as
     adjusted(2)............................................       47         47
  Capital in excess of par value............................      197     31,650
  Retained earnings.........................................   14,641     14,641
                                                              -------    -------
          Total shareholders' equity........................   14,885     46,371
                                                              -------    -------
          Total capitalization..............................  $40,425    $46,601
                                                              =======    =======


---------------


(1) Excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, (ii) 150,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Director Stock Option Plan and (iii) 800,000 shares of Common Stock the Company intends to reserve for issuance under a planned stock option offer program for franchisees. See "Management -- Stock Option Plans."



(2) Excludes (i) 2,599,238 shares of Class B Common Stock issuable pursuant to outstanding options under the Company's 1996 Stock Option Plan at a weighted average exercise price of $3.85 per share, (ii) 357,974 shares of Class B Common Stock issuable pursuant to options to be granted under the 1996 Stock Option Plan at the initial public offering price upon completion of this offering and (iii) an additional 21,075 shares of Class B Common Stock reserved for issuance under the 1996 Stock Option Plan. See
    "Management -- Stock Option Plans."

                                    DILUTION


     The net tangible book value (deficit) of the Company at September 30, 1997, was $(6.4) million, or $(1.24) per Common Share. Net tangible book value (deficit) per share is determined by dividing the Company's tangible net worth (total tangible assets less total liabilities) by the total number of Common Shares outstanding. After giving effect to the sale by the Company of the 2,933,333 shares of Common Stock to be sold by the Company in this offering at an assumed initial offering price of $12.00 per share and the application of the net proceeds as set forth under "Use of Proceeds," the Company's net tangible book value at September 30, 1997, would have been $25.1 million, or $3.11 per share. This represents an immediate increase in net tangible book value of $4.35 per share to existing shareholders and an immediate dilution of $8.89 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this dilution per share of Common Stock:



Assumed initial public offering price per share of Common
  Stock....................................................            $12.00
Net tangible book value (deficit) per Common Share before
  this offering............................................  $(1.24)
Increase per Common Share attributable to new investors....  $ 4.35
                                                             ------
Pro forma net tangible book value per Common Share after
  this offering............................................            $ 3.11
                                                                       ------
Dilution in net tangible book value per share of Common
  Stock to new investors...................................            $ 8.89
                                                                       ======



     The following table sets forth, on an as adjusted basis as of September 30, 1997, the difference between the Common Shares purchased from the Company by officers, directors and affiliated persons or entities in the preceding five years (or which they have the right to acquire) and by new investors in the offering, including the number of Common Shares purchased, the total cash consideration and the average price per share paid by the officers and directors and affiliates and by the new investors (assuming an initial offering price of $12.00 per share).



                                   SHARES PURCHASED(1)   TOTAL CONSIDERATION(1)     AVERAGE
                                   -------------------   -----------------------     PRICE
                                    NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                   ---------   -------   ------------   --------   ---------
Officers, directors and
  affiliates.....................  2,599,238    47.0%     $10,016,939     22.2%     $  3.85
New investors....................  2,933,333    53.0%      35,199,996     77.8%     $ 12.00
                                   ---------   ------     -----------    ------
                                   5,532,571   100.0%     $45,216,935    100.0%
                                   =========   ======     ===========    ======


---------------


(1) Consists solely of 2,599,238 shares of Class B Common Stock issuable pursuant to outstanding options granted to certain of the officers and directors under the 1996 Stock Option Plan at a weighted average exercise price of $3.85 per share and assumes the exercise of these options. Excludes 357,974 shares of Class B Common Stock issuable pursuant to options to be granted under the 1996 Stock Option Plan at the initial public offering price upon completion of this offering. See "Management -- Stock Option Plans."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)


     The selected historical financial data presented below for the years ended May 31, 1992, 1993 and 1994, the seven months ended December 31, 1994, and the years ended December 31, 1995 and 1996, is derived from the Consolidated Financial Statements of the Company, which have been audited by Grant Thornton LLP, independent certified public accountants. The consolidated financial data for the nine months ended September 30, 1996 and 1997, is derived from the unaudited historical consolidated financial statements. In the opinion of the Company, the unaudited consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for the nine months ended September 30, 1996 and 1997, are not necessarily indicative of the results to be expected for a full year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                                            SEVEN             FISCAL              NINE MONTHS
                                                 FISCAL YEAR                MONTHS          YEAR ENDED               ENDED
                                                ENDED MAY 31,               ENDED          DECEMBER 31,          SEPTEMBER 30,
                                        ------------------------------   DECEMBER 31,   -------------------   -------------------
                                          1992       1993       1994         1994         1995     1996(1)    1996(1)      1997
                                        --------   --------   --------   ------------   --------   --------   --------   --------
STATEMENT OF EARNINGS DATA:
Revenues..............................  $ 19,023   $ 30,360   $ 70,202     $ 59,309     $122,701   $168,602   $116,864   $165,686
Cost of services......................     8,260     16,330     47,456       40,221       87,943    122,945     83,957    123,964
                                        --------   --------   --------     --------     --------   --------   --------   --------
        Gross profit..................    10,763     14,030     22,746       19,088       34,758     45,657     32,907     41,722
Selling, general and administrative
  expenses............................    11,878     11,832     14,116        8,859       15,384     19,600     13,624     20,421
Franchises' share of gross
  profit(2)...........................        --      2,023      8,648        8,659       14,682     19,587     14,835     15,772
                                        --------   --------   --------     --------     --------   --------   --------   --------
        Operating profit (loss).......    (1,115)       175        (18)       1,570        4,692      6,470      4,448      5,529
Interest expense......................        46         34         66           71          379      1,100        602      1,885
Other income..........................       523        432        348           63           97        105         54        698
                                        --------   --------   --------     --------     --------   --------   --------   --------
Earnings (loss) before income taxes...      (638)       573        264        1,562        4,410      5,475      3,900      4,342
Income tax expense (benefit)..........      (137)       263        152          704        1,720      2,161      1,564      1,727
                                        --------   --------   --------     --------     --------   --------   --------   --------
Net earnings (loss)...................  $   (501)  $    310   $    112     $    858     $  2,690   $  3,314   $  2,336   $  2,615
                                        ========   ========   ========     ========     ========   ========   ========   ========
Net earnings (loss) per Common
  Share...............................  $  (0.07)  $   0.04   $   0.02     $   0.12     $   0.38   $   0.48   $   0.33   $   0.38
                                        ========   ========   ========     ========     ========   ========   ========   ========
Weighted average Common Shares
  outstanding.........................     7,121      7,118      7,068        7,012        7,007      6,966      6,982      6,909
                                        ========   ========   ========     ========     ========   ========   ========   ========
SELECTED OPERATING DATA:
System-wide sales (in thousands)(3)...  $117,693   $175,747   $225,270     $166,340     $318,858   $372,999   $273,282   $324,932
Hours billed (in thousands)(4)........        --      1,181      5,016        5,058        9,526     13,141      9,300     13,345
Average bill rate(4)..................        --   $  10.20   $  10.60     $  10.54     $  11.29   $  11.44   $  11.57   $  11.90
Gross margin per flexible
  employee(4).........................        --       23.4%      24.6%        23.9%        23.8%      23.2%      23.6%      22.3%
Number of branch locations(5)(6)......         1          1          2            7            9         29         19         29
Number of franchise locations(5)......       271        253        248          248          274        277        276        289



                                                                  MAY 31,                    DECEMBER 31,
                                                        ---------------------------   ---------------------------   SEPTEMBER 30,
                                                         1992      1993      1994      1994      1995      1996         1997
                                                        -------   -------   -------   -------   -------   -------   -------------
BALANCE SHEET DATA:
Working capital.......................................  $ 3,155   $ 3,860   $ 4,763   $ 4,925   $ 5,466   $ 8,346   $      13,943
Total assets..........................................   10,954    12,638    15,579    16,015    23,079    52,055          55,302
Total debt............................................    1,000       475     1,250     1,917     4,776    29,301          27,407
Shareholders' equity..................................    5,508     5,796     5,793     6,649     9,332    12,326          14,885


---------------

(1) In 1996, the Company made two significant acquisitions, each of which was accounted for by the purchase method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
    "Business -- Acquisitions" and the pro forma condensed statement of earnings appearing elsewhere in this Prospectus.

(2) The Company has two types of franchises for purposes of flexible staffing services revenue recognition. With the first type, the Company records franchise royalties, based on a contractual percentage of flexible staffing services billings, in the period in which the franchise collects for the services provided. The second type of franchises participate in the Company's pay/bill processing program. With the second type, the Company has a direct contractual relationship with the clients for the services, holds title to the related receivables and is the legal employer of the flexible staffing employees. Revenues generated by these franchises and the related direct costs of services are included as part of the Company's revenues and costs of services in the period in which the services are provided. The net distribution paid to franchises participating in the pay/bill processing program is an operating expense recorded by the Company as franchises' share of gross profit and is based on either a percentage of the flexible staffing services billings or a percentage of the gross profit generated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Organization -- Franchises" and
    "Business -- Operations -- Pay/Bill Processing Services."

(3) System-wide sales are equal to the aggregate revenues of all franchise locations and Company-owned branch locations during the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Includes franchise locations participating in the Company's pay/bill processing program and Company-owned branch locations. See "Business -- Operations -- Pay/Bill Processing Services."

(5) In operation at the end of the period presented.

(6) Branches consist of Company-owned branch locations (including a California subsidiary, the assets of which were sold in January 1997) and exclude franchise locations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial and Operating Data and the Company's Consolidated Financial Statements included elsewhere herein.

GENERAL


     Snelling is a leading national provider of staffing solutions primarily targeted to small and mid-sized businesses. As of September 30, 1997, the Company operated through a network of 289 franchise locations and 29 Company-owned branch locations in 42 states, the District of Columbia, and Puerto Rico, as well as three foreign countries, and had executed an agreement for the opening of one additional franchise location. The Company provides flexible staffing personnel for office, clerical and light industrial services. The Company also offers career placement services in a number of fields, including accounting and finance, engineering, health care, law, manufacturing, management information systems and office, sales, marketing and technical services. Flexible staffing services (which include traditional flexible staffing, single-source management and temp-to-hire) accounted for approximately 90%, and career placement services accounted for approximately 10%, of the Company's total system-wide sales for both the year ended December 31, 1996, and the nine months ended September 30, 1997.



     The Company receives revenues from (i) flexible staffing and career placement services provided through Company-owned branch locations, (ii) flexible staffing services provided through franchise locations participating in the Company's pay/bill processing program and (iii) franchising activities. Revenues from flexible staffing and career placement services through branch locations and revenues from flexible staffing services through franchise locations participating in the Company's pay/bill processing program are recognized at the time the services are provided. Revenues from franchising activities consist of initial franchise fees and royalties. Franchise fee revenues from the sale of franchises are recognized when the franchise begins operations and a substantial portion of the initial franchise fees are received. The Company records royalty revenues based on a contractual percentage of the franchise's cash receipts with respect to (i) flexible staffing services provided by franchises that do not participate in the Company's pay/bill processing program and (ii) career placement services provided by any franchisee. From 1994 through September 30, 1997, revenues from franchising activities declined as a percentage of total revenues, and the Company believes that this trend will continue as the Company increases the number of branch locations and the number of franchise locations participating in the Company's pay/bill processing program.



     In 1990, the Company expanded its services available to franchises to include pay/bill processing services related to their offering of flexible staffing services. As a result, the Company has two types of franchises for purposes of flexible staffing services revenue recognition. With the first type, the Company records franchise royalties, based on a contractual percentage of flexible staffing services billings, in the period in which the franchise collects for the services provided. The second type of franchises participate in the Company's pay/bill processing program. With the second type, the Company has a direct contractual relationship with the clients for the services, holds title to the related receivables and is the legal employer of the flexible staffing employees. Revenues generated by these franchises and the related direct costs of services are included as part of the Company's revenues and costs of services in the period in which the services are provided. The net distribution paid to franchises participating in the pay/bill processing program is an operating expense recorded by the Company as franchises' share of gross profit and is based on either a percentage of the flexible staffing services billings or a percentage of the gross profit generated. As of September 30, 1997, 130 franchise locations, representing approximately 45% of all franchise locations, and all branch locations were participating in the Company's pay/bill processing program. See "Business -- Organization -- Franchises" and
"Business -- Operations -- Pay/Bill Processing Services."


     For branch locations and those franchises that participate in the pay/bill processing program, personnel placed in flexible staffing positions are employees of the Company. The Company is responsible for the direct costs of the flexible staffing revenues, including payroll, workers' compensation insurance, unemployment taxes, FICA and Medicare taxes, other payroll taxes, other general payroll expenses and commissions. In most circumstances, the Company does not provide health, dental, life or other insurance benefits to the flexible staffing employees. The Company typically bills clients for the hourly wages paid to these employees, plus a negotiated markup. The agreement with the client may also allow for the pass-through of increases in employee-related expenses, such as workers' compensation insurance and unemployment taxes. Since the Company generally pays these employees only for the hours which they actually work, wages and related expenses for flexible staffing employees are variable costs which fluctuate directly with the related revenues reported by the Company.


     Gross margins for branch locations and for franchise locations participating in the Company's pay/bill processing program declined in 1995 and the first nine months of 1997 and remained relatively unchanged from 1995 to 1996. These trends are primarily due to an increase in the proportion of the Company's revenues attributable to light industrial services, which are traditionally subject to lower markups and margins. Although an increase or decrease in the gross margin for these franchise locations affects the Company's overall gross margin, there is no material impact on the Company's operating income as a percentage of total revenues. Such changes result in approximately offsetting increases or decreases in franchises' share of gross profit, an operating expense.


GROWTH AND EXPANSION

     In recent years, the Company has expanded its operations through internal growth, acquisitions and the sale of new franchises. System-wide sales have increased from $263.1 million for the twelve months ended December 31, 1994, to $373.0 million for the year ended December 31, 1996, representing a compound annual growth rate of approximately 19%.


     From January 1, 1994, through September 30, 1997, the Company established a net total of 29 branch locations through the acquisition of seven locations from independent staffing companies, the acquisition of 20 locations from existing franchises, the opening of five new locations, the consolidation of three locations and the sale of substantially all the assets of its California subsidiary. Of the 29 branch locations, 10 were acquired or opened in the last three months of 1996. All acquisitions completed by the Company have been accounted for under the purchase method of accounting. The Consolidated Financial Statements include the operating results of the acquired businesses from the date of acquisition. Subsequent to September 30, 1997, the Company acquired one location from an independent staffing company and one franchise location and has a pending acquisition of another independent staffing location currently scheduled to be completed in December 1997.



     The Company has also expanded by continuing to franchise in certain select markets. During the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, the Company added a net total of 26, three and 12 franchise locations, respectively. As of September 30, 1997, the Company had executed an agreement for one additional franchise location to be opened by December 31, 1997.

RESULTS OF OPERATIONS

     The following table sets forth for the indicated periods certain historical financial data derived from the Consolidated Financial Statements and indicates the percentage of total revenues represented by each item.


                             TWELVE MONTHS           FISCAL YEAR ENDED DEC. 31,              NINE MONTHS ENDED SEPTEMBER 30,
                                 ENDED         ---------------------------------------   ---------------------------------------
                             DEC. 31, 1994            1995                 1996                 1996                 1997
                           -----------------   ------------------   ------------------   ------------------   ------------------
                           DOLLARS   PERCENT   DOLLARS    PERCENT   DOLLARS    PERCENT   DOLLARS    PERCENT   DOLLARS    PERCENT
                           -------   -------   --------   -------   --------   -------   --------   -------   --------   -------
                                                                  (DOLLARS IN THOUSANDS)
Revenues.................  $91,920    100.0%   $122,701    100.0%   $168,602    100.0%   $116,864    100.0%   $165,686    100.0%
Cost of services.........   62,702     68.2      87,943     71.7     122,945     72.9      83,957     71.8%    123,964     74.8%
                           -------    -----    --------    -----    --------    -----    --------    -----    --------    -----
  Gross profit...........   29,218     31.8      34,758     28.3      45,657     27.1      32,907     28.2%     41,722     25.2%
Selling, general and
  administrative
  expenses...............   15,290     16.6      15,384     12.5      19,600     11.7      13,624     11.7%     20,421     12.3%
Franchises' share of
  gross profit...........   12,831     14.0      14,682     12.0      19,587     11.6      14,835     12.7%     15,772      9.5%
                           -------    -----    --------    -----    --------    -----    --------    -----    --------    -----
  Operating profit.......    1,097      1.2       4,692      3.8       6,470      3.8       4,448      3.8%      5,529      3.4%
Interest expense.........      102      0.1         379      0.3       1,100      0.6         602      0.5%      1,885      1.2%
Other income.............      197      0.2          97      0.1         105      0.1          54       --         698      0.4%
                           -------    -----    --------    -----    --------    -----    --------    -----    --------    -----
  Earnings before income
    taxes................    1,192      1.3       4,410      3.6       5,475      3.3       3,900      3.3%      4,342      2.6%
Income tax expense.......      537      0.6       1,720      1.4       2,161      1.3       1,564      1.3%      1,727      1.0%
                           -------    -----    --------    -----    --------    -----    --------    -----    --------    -----
Net earnings.............  $   655      0.7%   $  2,690      2.2%   $  3,314      2.0%      2,336      2.0%      2,615      1.6%
                           =======    =====    ========    =====    ========    =====    ========    =====    ========    =====



  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996



     Revenues. Total revenues were $165.7 million for the first nine months of 1997 compared to $116.9 million for the same period in 1996, an increase of 41.8%. Revenues from branch locations increased 128.9% to $55.8 million in the 1997 period from $24.4 million in the 1996 period. This substantial increase in branch revenues was attributable to a combination of internal sales growth and acquisitions, which resulted in an increase in the number of branches to 29 locations at September 30, 1997, up from nine locations at December 31, 1995. Flexible staffing revenues from franchise locations participating in the Company's pay/bill processing program increased 19.7% to $103.6 million in the first nine months of 1997 from $86.5 million in the 1996 period. Revenues from franchising activities increased to $6.1 million in the first nine months of 1997 from $5.7 million for the prior period. This increase in revenues from both branch and franchise locations reflected increased sales and marketing activities and strong market conditions.



     Gross Profit. Gross profit for the first nine months of 1997 was $41.7 million compared to $32.9 million in the first nine months of 1996, an increase of 26.8%. The gross margin for the first nine months of 1997 was 25.2% compared with 28.2% for the 1996 period. The decrease in gross margin is primarily attributable to three factors: (i) the decrease in revenues from franchising activities, which have only minimal associated costs, as a percentage of total revenues; (ii) the implementation of a national accounts program on a limited basis; and (iii) an increase in the proportion of the Company's revenues attributable to light industrial services. These factors were partially offset by the Company's continued emphasis on reducing costs, especially the costs of risk management and unemployment taxes. Favorable risk management trends resulted in a reduction in cost of services of approximately $1.5 million and $0.3 million for the first nine months of 1997 and 1996, respectively. The reduction was principally attributable to improved claims experience on workers' compensation and other insurance coverages.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the first nine months of 1997 totaled $20.4 million compared to $13.6 million in the first nine months of 1996, an increase of 49.9%. As a percentage of total revenues, selling, general and administrative expenses for the first nine months of 1997 were 12.3% compared to 11.7% in the 1996 period. Of the increase in selling, general and administrative expenses in the 1997 period, approximately $4.3 million was directly attributable to the 18 new branch locations opened or acquired since June 30, 1996. The remainder was primarily due to continued infrastructure development relating to the implementation of new information systems and technology.

     Franchises' Share of Gross Profit. Franchises' share of gross profit increased to $15.8 million for the first nine months of 1997 from $14.8 million in the 1996 period. This increase was the result of an increase in flexible staffing revenues from franchise locations participating in the pay/bill processing program.



     Interest Expense. Interest expense increased to $1.9 million for the first nine months of 1997 from $0.6 million in the 1996 period, an increase of 213.1%. The increase is primarily due to borrowings related to acquisitions with an aggregate purchase price of $17.4 million, which were completed between September and December 1996 and to additional working capital requirements as a result of the rapid increase in total revenues. Substantially all of the Company's indebtedness will be repaid with the net proceeds of this offering. This is expected to result in a substantial reduction in interest expense beginning in the first quarter of 1998. The Company's management does not expect the significant percentage increase in interest expense to continue in future periods.



     Other Income. Other income for the first nine months of 1997 included a gain of approximately $0.7 million resulting from the January 1997 sale of substantially all of the assets of a subsidiary that provided union personnel for flexible staffing assignments at chemical and refinery operations in California (the "California subsidiary").



     Income Tax Expense. Income tax expense was $1.7 million (an effective rate of 39.8%) for the first nine months of 1997 compared with $1.6 million (an effective rate of 40.1%) for the 1996 period. See Note (9) to the Consolidated Financial Statements for an explanation of the decrease in the effective income tax rate.



     Net Earnings. Net earnings for the nine months ended September 30, 1997, were $2.6 million compared with $2.3 million for the same period in 1996, an increase of 12.0%. Net earnings as a percentage of total revenues decreased to 1.6% in the 1997 period from 2.0% in the 1996 period.


  FISCAL YEAR ENDED DECEMBER 31, 1996, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues were $168.6 million for 1996 compared to $122.7 million for 1995, an increase of 37.4%. Revenues from branch locations increased 73.4% to $39.0 million in 1996 from $22.5 million in 1995. This substantial increase in branch revenues was attributable to a combination of internal sales growth and acquisitions, which resulted in an increase in the number of branches to 29 locations at December 31, 1996, up from nine locations at the end of 1995. Flexible staffing revenues from franchise locations participating in the Company's pay/bill processing program increased 31.2% to $121.1 million in 1996 from $92.3 million in 1995. Revenues from franchising activities increased to $8.2 million in 1996 from $7.8 million for 1995. This increase in revenues from both branch and franchise locations reflected increased sales and marketing activities and strong market conditions.

     Gross Profit. Gross profit for 1996 was $45.7 million compared to $34.8 million in 1995, an increase of 31.4%. The gross margin for 1996 was 27.1% compared with 28.3% for 1995. The decrease in gross margin is primarily attributable to two factors: (i) the decrease in revenues from franchising activities, which have only minimal associated costs, as a percentage of total revenues; and (ii) the implementation of a national accounts program on a limited basis. These factors were partially offset by the Company's emphasis on reducing costs, especially the costs of risk management and unemployment taxes, along with improved pricing of services to clients. Favorable risk management trends resulted in a reduction in cost of services of approximately $0.5 million for 1996, which was primarily attributable to improved claims experience on workers' compensation and other insurance coverages. No similar reduction occurred in 1995.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1996 totaled $19.6 million compared to $15.4 million in 1996, an increase of 27.4%. As a percentage of total revenues, selling, general and administrative expenses for 1996 were 11.7% compared to 12.5% in 1995. This decrease in selling, general and administrative expenses as a percentage of total revenues reflected increased operating leverage as a result of the Company's investments in information systems and technology. Of the increase in selling, general and administrative expenses in 1996, approximately $3.0 million was directly attributable to the increase in the number of branch locations, including the hiring of new personnel. The remainder was primarily due to continued infrastructure development relating to the implementation of new information systems and technology.

     Franchises' Share of Gross Profit. Franchises' share of gross profit increased to $19.6 million for 1996 from $14.7 million in 1995. This increase was the result of an increase in flexible staffing revenues from franchise locations participating in the pay/bill processing program.


     Interest Expense. Interest expense increased to $1.1 million in 1996 from $0.4 million in 1995, an increase of 190.4%. The increase was primarily due to additional borrowings related to acquisitions and working capital requirements as a result of the rapid increase in total revenues.


     Income Tax Expense. Income tax expense was $2.2 million (an effective rate of 39.5%) for 1996 compared with $1.7 million (an effective rate of 39.0%) for 1995. See Note (9) to the Consolidated Financial Statements for an explanation of the increase in the effective income tax rate.

     Net Earnings. Net earnings for 1996 were $3.3 million compared with $2.7 million in 1995, an increase of 23.2%. Net earnings as a percentage of total revenues decreased to 2.0% in 1996 from 2.2% in 1995.

  FISCAL YEAR ENDED DECEMBER 31, 1995, COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

     Revenues. Total revenues were $122.7 million for 1995 compared to $91.9 million for 1994, an increase of 33.5%. Revenues from branch locations increased 72.8% to $22.5 million in 1995 from $13.0 million in 1994. This substantial increase in branch revenues is attributable to a combination of internal sales growth and the full-year effect in 1995 of the acquisition of five franchise locations in late 1994, as well as a net addition of two branch locations during 1995. At December 31, 1995, the Company had nine branch locations compared to seven branch locations at the end of 1994. Flexible staffing revenues from franchise locations participating in the Company's pay/bill processing program increased 28.6% to $92.3 million in 1995 from $71.8 million in 1994. Revenues from franchising activities increased to $7.8 million in 1995 from $6.6 million in 1994. This increase in revenues from both branch and franchise locations reflected increased sales and marketing activities and strong market conditions.

     Gross Profit. Gross profit for 1995 was $34.8 million compared to $29.2 million in 1994, an increase of 19.0%. The gross margin for 1995 was 28.3% compared with 31.8% for 1994. The decrease in gross margin is primarily attributable to three factors: (i) an increase in the proportion of the Company's revenues attributable to light industrial services; (ii) declining performance by the California subsidiary, the assets of which were sold in January 1997; and (iii) the decrease in revenues from franchising activities, which have only minimal associated costs, as a percentage of total revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1995 totaled $15.4 million compared to $15.3 million in 1994. As a percentage of total revenues, selling, general and administrative expenses for 1995 were 12.5% compared to 16.6% in 1994. This decrease in selling, general and administrative expenses as a percentage of total revenues reflected increased operating leverage as a result of the Company's investments in information systems and technology and an overall effort by the Company with respect to cost control and reduction. The level of selling, general and administrative expenses was relatively unchanged in 1995 despite the full-year effect of 1994 acquisitions and additional acquisitions in 1995.

     Franchises' Share of Gross Profit. Franchises' share of gross profit increased to $14.7 million for 1995 from $12.8 million in 1994. This increase was the result of an increase in flexible staffing revenues from franchise locations participating in the pay/bill processing program.


     Interest Expense. Interest expense increased to $0.4 million in 1995 from $0.1 million in 1994, an increase of 271.6%. The increase was primarily due to additional working capital requirements as a result of the rapid increase in total revenues, the use of capitalized leases to finance certain capital expenditures and borrowings related to acquisitions.


     Income Tax Expense. Income tax expense was $1.7 million (an effective rate of 39.0%) for 1995 compared with $0.5 million (an effective rate of 45.1%) for 1994. See Note (9) to the Consolidated Financial Statements for an explanation of the increase in the effective income tax rate.

     Net Earnings. Net earning for 1995 were $2.7 million compared with $0.7 million in 1994, an increase of 310.9%. Net earnings as a percentage of total revenues increased to 2.2% in 1995 from 0.7% in 1994.

QUARTERLY RESULTS AND SEASONALITY


     The following table sets forth selected quarterly unaudited financial information for 1995, 1996 and the nine months ended September 30, 1997. The Company believes that such information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth below. The operating results for any quarter are not necessarily indicative of the results of any future period.


                                                             QUARTER ENDED
                           ---------------------------------------------------------------------------------
                                            1995                                      1996
                           ---------------------------------------   ---------------------------------------
                           MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                           --------   -------   --------   -------   --------   -------   --------   -------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues.................  $24,161    $26,411   $28,120    $44,009   $33,740    $39,303   $43,821    $51,738
Cost of services.........   16,785    18,514     20,272    32,372     24,209    28,159     31,589    38,988
                           -------    -------   -------    -------   -------    -------   -------    -------
 Gross profit............    7,376     7,897      7,848    11,637      9,531    11,144     12,232    12,750
Selling, general and
 administrative
 expenses................    3,663     3,778      3,879     4,064      4,262     4,615      4,747     5,976
Franchises' share of
 gross profit............    3,106     2,879      2,686     6,011      4,320     4,999      5,516     4,752
                           -------    -------   -------    -------   -------    -------   -------    -------
 Operating profit........      607     1,240      1,283     1,562        949     1,530      1,969     2,022
Interest expense.........       45       104        115       115        149       235        218       498
Other income.............       23        18         28        28         21        23         10        51
                           -------    -------   -------    -------   -------    -------   -------    -------
 Earnings before income
   taxes.................      585     1,154      1,196     1,475        821     1,318      1,761     1,575
Income tax expense.......      265       479        465       511        327       521        716       597
                           -------    -------   -------    -------   -------    -------   -------    -------
Net earnings.............  $   320    $  675    $   731    $  964    $   494    $  797    $ 1,045    $  978
                           =======    =======   =======    =======   =======    =======   =======    =======
Net earnings per Common
 Share...................  $  0.05    $ 0.09    $  0.11    $ 0.13    $  0.07    $ 0.11    $  0.15    $ 0.15
                           =======    =======   =======    =======   =======    =======   =======    =======

                                   QUARTER ENDED
                           -----------------------------
                                       1997
                           -----------------------------
                           MARCH 31   JUNE 30   SEPT. 30
                           --------   -------   --------

Revenues.................  $49,479    $56,901   $59,306
Cost of services.........   37,124    42,316     44,524
                           -------    -------   -------
 Gross profit............   12,355    14,585     14,782
Selling, general and
 administrative
 expenses................    6,634     6,960      6,827
Franchises' share of
 gross profit............    4,676     5,400      5,696
                           -------    -------   -------
 Operating profit........    1,045     2,225      2,259
Interest expense.........      629       629        627
Other income.............      684         7          7
                           -------    -------   -------
 Earnings before income
   taxes.................    1,100     1,603      1,639
Income tax expense.......      434       643        650
                           -------    -------   -------
Net earnings.............  $   666    $  960    $   989
                           =======    =======   =======
Net earnings per Common
 Share...................  $  0.10    $ 0.14    $  0.14
                           =======    =======   =======


     The volume of career placement services provided by the Company's franchise and branch locations tends to fluctuate directly with general economic trends, with volume increasing during periods of economic growth and declining or growing at a slower pace during recessionary periods. Flexible staffing services, although affected to some extent, are less subject to fluctuation based on the overall economy than career placement services. The Company has, however, historically been subject to quarterly and seasonal fluctuations in demand for flexible staffing services, especially as a result of summer and holiday employment trends. Revenues from flexible staffing services and related net earnings are generally at their lowest levels during the first quarter of the year and increase throughout the remainder of the year, peaking in the last two quarters of the year. While the staffing industry is cyclical, the Company believes that the broad geographic coverage of its operations and the diversity of services it provides generally mitigate the adverse effects of economic cycles in a single industry or geographic region.

LIQUIDITY AND CAPITAL RESOURCES


     The Company had working capital of $13.9 million, $8.3 million and $5.5 million at September 30, 1997, December 31, 1996 and December 31, 1995, respectively. The Company's cash flow and working capital requirements are affected primarily by the payment of wages to flexible staffing employees, who are paid weekly, and by the receipt of payments from clients, which are generally received 30 to 60 days after billing. Because of seasonal fluctuations, accounts receivable are historically higher during the fourth quarter of the fiscal year and are generally at their lowest level during the first fiscal quarter.



     The Company's operating activities used net cash of $1.0 million in the nine months ended September 30, 1997, and $2.8 million in 1996, and provided net cash of $0.1 million in 1995. The negative cash flow from operating activities in 1996 and the first nine months of 1997 relates primarily to the additional investment in working capital (accounts receivable and prepaid expenses) resulting from the increase in the number of branch locations during 1996 and the additional working capital required to fund the increased volume of franchises' flexible staffing services processed through the Company's pay/bill processing program. The Company has historically met its cash requirements through a combination of internally generated funds and bank debt.


     Investing activities of the Company provided net cash of $0.7 million in the first nine months of 1997 and used net cash of $11.7 million in 1996 and $3.5 million in 1995. For 1997, investing activities included approximately $1.9 million received upon the sale of the California subsidiary. During the first nine months of 1997, in 1996 and in 1995, the Company invested in acquisitions with an aggregate purchase price (plus related expenses) of $0.9 million, $19.3 million and $1.4 million, respectively. The aggregate purchase price (plus related expenses) for the 1996 acquisitions included cash payments of $9.8 million, $7.5 million of which was funded under the acquisition facility of the Company's Senior Credit Facility. The balance was funded from internal cash flow and the revolving facility of the Senior Credit Facility. Seller-financed debt was utilized for the remaining $9.5 million of the aggregate purchase price in 1996. The Company also had capital expenditures of $0.3 million, $2.0 million and $2.5 million during the first nine months of 1997, in 1996 and in 1995, respectively. These capital expenditures primarily related to the development of the Company's new integrated management information system and the upgrading of the hardware required to support the system. The total cost of the project is currently estimated at $9.0 million, $6.1 million of which had already been expended as of September 30, 1997. The remaining cost of the project is expected to be funded through a combination of internally generated cash, operating leases and borrowings under the Senior Credit Facility throughout 1997 and 1998.



     The Company's financing activities provided net cash of $0.4 million for the first nine months of 1997 and $14.7 million and $3.5 million in 1996 and in 1995, respectively, as a result of advances under its Senior Credit Facility in the 1997 period and 1996 and advances under a previous revolving credit line in 1995.



     During 1996, the Company negotiated its Senior Credit Facility, which expires in January 2001, with BankBoston, N.A. ("BankBoston"). The Senior Credit Facility, which was amended in June and July 1997, currently provides for a maximum revolving facility of $22.5 million (based on the Company's eligible receivables) and an acquisition facility of $25.0 million. The Company's ability to request additional advances under the acquisition facility terminates on January 31, 1998. Mandatory repayment of amounts borrowed under the Senior Credit Facility is based on excess cash flow (as defined in the Senior Credit Facility) for the acquisition facility and on the daily available bank clearings for the revolving facility. Mandatory quarterly repayments based on a five-year amortization are also required for the acquisition facility. However, all payments due on the acquisition facility are required to be funded from the revolving facility. Optional prepayments are allowed, and any remaining unpaid balance on either facility is due in January 2001. At the Company's option, interest is calculated based on a combination of the following: (i) BankBoston's base rate or the London Interbank Offered Rate ("LIBOR") plus (ii) from 0.5% to 3.0% depending on the facility and certain financial ratios of the Company. At September 30, 1997, the Company had approximately $21.1 million in principal amount outstanding under the Senior Credit Facility, of which $8.1 million was outstanding under the revolving facility and $13.0 million was outstanding under the acquisition facility. Subsequent to September 30, 1997, the Company acquired one independent staffing location and one franchise location and used the Senior Credit Facility to finance $5.0 million of the aggregate purchase price. The average rate at September 30, 1997, was 8.69% on the acquisition facility and 8.37% on the revolving facility. The Senior Credit Facility requires the Company to pay a commitment fee from 0.375% to 0.500% per annum on the unused amount of the credit line. As of September 30, 1997, the Company had $20.2 million of availability on the Senior Credit Facility. The Senior Credit Facility also includes financial covenants regarding the Company's working capital, consolidated net worth, earnings coverage to debt, interest and fixed charges and limitations on annual capital expenditures. Borrowings under the Senior Credit Facility are collateralized by substantially all of the Company's assets, along with an agreement that provides for the pledge by certain shareholders of the Company of at least 50% of the voting power of the outstanding Common Shares. The Company intends to repay the outstanding principal balance and accrued and unpaid interest under the revolving facility and the acquisition facility with net proceeds from the offering. See "Use of Proceeds."

     The Company has received a written commitment from NationsBank of Texas, N.A., ("NationsBank") for a new $75.0 million senior revolving credit facility (the "New Credit Facility"), which the Company intends to use to replace the Senior Credit Facility. The New Credit Facility is expected to have a three-year term and include a $15.0 million sublimit for the issuance of standby and commercial letters of credit. The Company anticipates that the New Credit Facility will be secured by all of the Company's assets and the capital stock of the Company's subsidiaries. Interest is anticipated to be at a rate equal to (i) LIBOR plus an applicable margin charge or (ii) an alternative base rate, which is the higher of NationsBank's prime lending rate and the Federal Funds rate plus an applicable margin charge. The New Credit Facility will include customary affirmative, negative and financial covenants, including a prohibition or restriction on the payment of dividends on any Common Shares. The New Credit Facility is subject to the execution of definitive agreements and the satisfaction of customary closing conditions. There can be no assurance that the Company will be successful in finalizing the definitive agreements and obtaining the New Credit Facility or that, if obtained, the New Credit Facility will be on the same terms as set forth in the written commitment.



     The Company's acquisition program will continue to require significant additional capital resources. The Company intends to seek capital as necessary to fund acquisitions through one or more funding sources that may include bank financing or the issuance of debt or equity securities or both. Cash flow from operating activities, to the extent available, may also be used to fund acquisitions. Although management believes that the Company will be able to obtain sufficient capital to fund acquisitions, there can be no assurance that sufficient capital will be available to the Company at the time it is required or on terms acceptable to the Company. The Company currently has no plans, arrangements or understandings, and is not participating in any negotiations, with respect to any material acquisitions.



     The Company believes that the net proceeds from this offering, combined with internally generated cash flow and borrowings under its Senior Credit Facility, or the New Credit Facility if obtained, will satisfy working capital and capital expenditure requirements for the foreseeable future.


INFLATION

     The Company believes the effects of inflation have not had a significant impact on the results of operations or financial condition.

ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented. The Company does not believe that the adoption of SFAS No. 128 will have a material effect on the Company's earnings per share.

                                    BUSINESS

GENERAL


     Snelling is a leading national provider of staffing solutions primarily targeted to small and mid-sized businesses. As of September 30, 1997, the Company operated as Snelling(R) Personnel Services through a network of 289 franchise locations and 29 Company-owned branch locations in 42 states, the District of Columbia and Puerto Rico, as well as three foreign countries, and had executed an agreement for the opening of one additional franchise location. The majority of the Company's franchise and branch locations offer the Company's clients integrated, full-service staffing solutions by providing traditional flexible staffing, single-source management, temp-to-hire, career placement and other staffing services from each location.



     Founded in 1951, the Company currently provides flexible staffing personnel for office, clerical and light industrial services. The Company also offers career placement services in a number of fields, including accounting and finance, engineering, health care, law, manufacturing, management information systems and office, sales, marketing and technical services. Flexible staffing services (which include traditional flexible staffing, single-source management and temp-to-hire) accounted for approximately 90%, and career placement services accounted for approximately 10%, of the Company's total system-wide sales for both the year ended December 31, 1996, and for the nine months ended September 30, 1997.


     The Company supports its franchises and branches with a number of corporate programs, including ongoing training programs, management information systems support and risk management services. The Company also provides its franchises and branches with pay/bill processing services to support payroll and billing activities and working capital needs related to their offering of flexible staffing services.

INDUSTRY

     The staffing industry has experienced rapid growth over the past decade as a result of economic trends and changing approaches to staffing and employment. According to Staffing Industry Report(R), the U.S. staffing industry has grown from an estimated $31.4 billion in sales in 1991 to an estimated $74.4 billion in 1996, representing a compound annual growth rate of approximately 19%. Based on this information, 1996 sales generated by flexible staffing accounted for 66% of the overall staffing market, PEOs accounted for 23% and career placement accounted for 11%. According to Staffing Industry Report(R), estimated sales for flexible staffing have increased (in approximate numbers) from $21.8 billion in 1991 to $49.0 billion in 1996, representing a compound annual growth rate of 18%. Traditional flexible staffing for office, clerical and industrial services grew from approximately $12.1 billion in sales in 1991 to approximately $26.4 billion in 1996, representing a compound annual growth rate of 17%.

     The use of flexible staffing, the largest staffing category, has become widely accepted by businesses as a valuable tool for managing personnel costs, supplementing full-time workforces, meeting specialized or fluctuating employment requirements and selectively recruiting permanent employees through a temp-to-hire evaluation process. Vacations, illness, resignations and periodic fluctuations in work volume have historically created demand for flexible staffing. More recently, the growing cost and difficulty of hiring, laying off and terminating full-time workers and the desire by businesses to better control their employee costs has also encouraged a greater use of flexible staffing by businesses. In addition, employees have become increasingly receptive to flexible staffing opportunities, which enable them to develop skills in a variety of work environments and maintain more flexible schedules to meet personal demands.

     Professional employer organizations ("PEOs"), also known as employee leasing companies, comprise the second largest sector in the staffing industry. A PEO establishes a "co-employer" relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees, including human resource administration, employment regulatory compliance, workers' compensation coverage, health care and other employee benefits. The outsourcing of one or more of these various functions to a PEO benefits clients by allowing them to focus on their core business and manage their employee-related risks. Because a PEO enters into agreements with numerous small and mid-sized clients, it can achieve economies of scale and perform employment-related functions at a level typically available only to large corporations that have substantial resources devoted to human resource management. According to Staffing Industry Report(R), estimated sales in the PEO industry have increased (in approximate numbers) from $5.0 billion in 1991 to $17.3 billion in 1996, representing a compound annual growth rate of 28%.

     The career placement market continues to grow, but at a lower rate than other sectors of the staffing industry and the industry generally. Estimated sales from career placement (in approximate numbers) grew from $3.9 billion in 1991 to $7.2 billion in 1996, representing a compound annual growth rate of 13%. Fundamental changes in the employer-employee relationship continue to occur, with employers developing increasingly stringent criteria for selecting permanent employees while moving towards project-oriented flexible staffing and contract hiring. As a result, career placement has taken on a more specialized and limited role in the staffing process.

     The Company believes that the staffing services industry is highly fragmented and is currently experiencing a trend towards consolidation as a result of several factors, including increasing competition and the growing importance of economies of scale and working capital to support increased demand for alternative staffing services by small companies and centralized staffing services by large companies.

BUSINESS STRATEGY

     Snelling's goal is to expand its position as a leading national provider of staffing solutions to small and mid-sized businesses. The Company believes that its strong reputation and brand name recognition will support the Company in achieving its business strategy, which is comprised of the following key elements.

     Focus on Small and Mid-Sized Businesses. The Company focuses on providing office, clerical and light industrial staffing solutions to small and mid-sized businesses, generally with less than 500 full-time employees. According to the latest data published by U.S. Bureau of the Census, businesses with less than 500 employees comprised the fastest growing business sector in the United States in 1993. The Company believes that small and mid-sized businesses typically seek value-added personnel services offered at fair market prices as opposed to larger businesses that emphasize price and request volume discounts. The Company believes that it has developed competitive advantages in servicing small and mid-sized businesses by tailoring its operations to meet local client needs and by establishing strong client relationships through local marketing efforts, quality service and community involvement.

     Offer Integrated, Full-Service Approach. The Company uses an integrated, full-service approach to staffing by generally providing its clients with a wide range of staffing services from each location. This integrated, full-service approach is designed for small and mid-sized businesses that have fewer personnel resources than larger companies. With this approach, branch and franchise locations design customized service packages to meet the client's need for flexibility in service delivery. This approach also provides clients with the opportunity to choose from a menu of services that includes employee screening, applicant testing, credit checks, personality evaluation, drug testing, on-site supervision, single-source management and temp-to-hire options, as well as contingency career search services. The Company emphasizes building long-term relationships with its clients by assuming an ongoing role in the overall service needs of its flexible staffing and career placement clients.

     Maintain Strong Operating Infrastructure. The Company seeks to enhance the success of its business by maintaining a strong operating infrastructure to support its entrepreneurial network of franchise and branch locations. The Company devotes significant resources to the development, establishment and continuing review of operating systems and procedures for use in the day-to-day operations of its franchises and branches to ensure the consistent delivery of quality services to the Company's clients. Snelling supports local operations through a number of corporate programs, including training, management information systems development and support, risk management and marketing and advertising services. The Company also provides franchises and branches with pay/bill processing services to support payroll and billing activities and working capital needs related to their offering of flexible staffing services.

     Recruit and Retain Qualified Management and Personnel. A key component of the Company's success is its ability to attract and retain qualified management and personnel, including flexible staffing personnel. The

Company strives to recruit and retain high quality corporate management and branch personnel and to attract qualified and motivated franchisees. Each franchise and branch location manager is provided with recruiting materials and training on how to recruit qualified full-time employees in key positions. The Company also seeks to recruit, screen and maintain a pool of qualified flexible staffing personnel for entry-level positions. Each franchise and branch location is provided with a proprietary recruiting manual that outlines use of recruiting materials, advertising and activities designed to increase applicant flow and retention and the benefits of participating in community activities. In addition to the attraction of its strong reputation and brand name, the Company has developed a system of promotions, employee testing and evaluation in order to maintain and expand its pool of qualified personnel needed to satisfy ongoing client demand.

     Control Costs Through Emphasis on Risk Management. Given the nature of flexible staffing services, employee-related costs incurred by the Company are significant and workers' compensation insurance is the principal component of these costs. Recognizing that workers' compensation and other insurance coverages are controllable costs, the Company created a dedicated risk management department in 1994. The Company provides risk management support to branch locations and franchise locations participating in its pay/bill processing program, which is focused on safety and loss prevention to control employee-related costs. The Company's risk management department also administers a master insurance program for participating locations. The Company believes that its emphasis on controlling these costs enables its branches and participating franchises to price their services competitively.

GROWTH STRATEGY

     Snelling intends to achieve revenue and earnings growth and increase market share through a focused growth strategy employing the following five key elements:

     Increase Market Penetration and Profitability at Existing Locations. The Company has experienced significant internal growth and believes that a substantial opportunity exists to further increase its market penetration and profitability at its existing franchise locations and branch locations. The Company intends to achieve continued internal growth in sales and profitability by capitalizing on increasing economies of scale and through ongoing investment in information systems and technology, intensive training of sales personnel and aggressive pursuit of cross-selling opportunities.


     Pursue Acquisitions. The Company intends to capitalize on the significant opportunities available in the staffing industry to increase its sales and market share through acquisitions in new and existing markets. The primary focus of the Company will be to expand branch locations through acquisitions, with a long-term objective of achieving an equal number of franchise locations and branch locations. Additionally, the Company plans to pursue strategic acquisitions of staffing services businesses that offer complementary services, thereby expanding its range of services offered. The Company will also consider selective acquisitions of existing franchise locations. During 1996 and the first nine months of 1997, the Company acquired seven independent staffing locations and ten franchise locations, with aggregate annual revenues of approximately $47.1 million. Subsequent to September 30, 1997, the Company acquired one independent staffing location with annual revenues of approximately $14.4 million and one franchise location with annual revenues of approximately $2.6 million and has a pending acquisition of another independent staffing location currently scheduled to be completed in December 1997.



     Establish Alternative Distribution Channels. The Company intends to evaluate and establish, where appropriate, alternative distribution channels for its services. An example of an alternative distribution channel is "co-branding," which strategically links the Company with another services provider or a retailer in order to exploit marketing synergies. In 1996, the Company developed a co-branding relationship with Wal-Mart, Inc. ("Wal-Mart"), through which the Company opens both branch and franchise locations in selected Wal-Mart Supercenters, giving Snelling access to the high volume of potential flexible staffing employees passing through a Wal-Mart store. As of September 30, 1997, the Company had three branch locations and eight franchise locations in Wal-Mart Supercenters. The Company intends to develop further its relationship with Wal-Mart and may pursue other co-branding opportunities as they arise.

     Develop New Services. The Company seeks to add or further develop new staffing services to complement its existing service offerings and expand its existing client relationships. As an example, the Company seeks to develop a PEO service offering. The Company also intends to expand services, such as single-source management, which it currently provides on a limited basis. Single-source management gives the Company the opportunity to establish long-term relationships with clients and to generate a stable and recurring source of revenue. Further development of new services may be accomplished internally or through acquisitions.


     Expand Through Selective Franchising. The Company intends to continue to franchise in certain select markets. Through franchising, the Company is able to broaden its geographic coverage and leverage its existing business with minimal capital investment. The Company plans to direct the expansion of its franchise program primarily toward the penetration of smaller markets. During 1996 and the first nine months of 1997, the Company franchised a net addition of 16 new locations. As of September 30, 1997, 15 were open and the remaining location was scheduled to open by December 31, 1997.


ACQUISITIONS


     Consistent with its growth strategy, Snelling began an expansion program in 1994 to acquire independent staffing companies and selected franchise locations. The Company acquired six franchise locations in 1994 with aggregate annual revenues of approximately $5.9 million; four franchise locations in 1995, with aggregate annual revenues of approximately $8.0 million; seven independent staffing locations and nine franchise locations in 1996, with aggregate annual revenues of approximately $43.6 million; one franchise location in the first nine months of 1997, with annual revenues of approximately $3.5 million; one independent staffing location in October 1997, with annual revenues of approximately $14.4 million; and one franchise location in November 1997, with annual revenues of approximately $2.6 million. The aggregate consideration paid with respect to these acquisitions was approximately $29.1 million and was financed using a combination of cash, seller financing and bank loans. After giving effect to the consolidation of certain locations of the acquired companies, the Company's acquisitions have resulted in a net addition of 26 company-owned branch locations in 13 states. The Company has one pending acquisition of an independent staffing location with annual revenues of approximately $2.3 million, which is currently scheduled to be completed in December 1997. On an ongoing basis, the Company evaluates opportunities to acquire companies that are complementary to its business, including independent staffing companies and selected franchises. The Company currently has no plans, arrangements or understandings, and is not participating in any negotiations, with respect to any material acquisitions.

     The following table lists each of the Company's acquisitions or pending acquisitions since January 1, 1996, the acquired company's or franchise's estimated annual revenues and the geographic markets served by the acquired locations:



                                                                       ESTIMATED
                                                      RELATIONSHIP     REVENUES      NUMBER OF         GEOGRAPHIC
               SELLER                 DATE ACQUIRED    TO COMPANY    (IN MILLIONS)   LOCATIONS       MARKETS SERVED
               ------                 -------------   ------------   -------------   ---------       --------------
Phase II Personnel Systems, Inc.        Pending       Independent        $ 2.3           1       Charlotte, NC
Lummus Services, Inc.                  Nov. 1997       Franchise           2.6           1       Dallas, TX
Cross Temp, Inc.; Cross Personnel      Oct. 1997      Independent         14.4           1       New York, NY
  Agency, Inc.
JW Personnel, Inc.                     May 1997        Franchise           3.5           1       West Palm Beach, FL
Help, Inc.; A Help, Inc.; Temp Help,   Dec. 1996      Independent          5.6           4       Omaha, NE and Council
  Inc.                                                                                             Bluff, IA
B.A.T. Group Holdings, Inc.; KAL       Nov. 1996       Franchise          18.3           5       Chicago, IL and
  Help Enterprises, Inc.; Par Three                                                                Kalamazoo, MI
  Help Services, Inc.; Par Four
  Services, Inc.; Par Five Services,
  Inc.
Fidelity Personnel Services, Inc.     Sept. 1996      Independent          6.0           1       Blountville, TN
Personnel Professionals of the        Sept. 1996      Independent          4.5           1       Albany, NY
  Northeast, Ltd.
Careers Unlimited, Inc.                Aug. 1996      Independent          3.5           1       Raleigh-Durham, NC
Richard W. Conley/Timothy J. Crouser   Aug. 1996       Franchise           0.9           1       Lancaster, PA
R. C. Management, Inc.                 Mar. 1996       Franchise           4.8           3       Kansas City, MO and
                                                                         -----          --       Overland Park, KS
                                                       Total:            $66.4          20
                                                                         =====          ==


SERVICES


     Snelling provides staffing services to over 13,000 businesses, professional and service organizations, and governmental entities in the United States through the Company's franchise locations and Company-owned branch locations participating in its pay/bill processing program. The majority of the Company's franchise and branch locations offer the Company's clients integrated, full-service staffing solutions by providing traditional flexible staffing, single-source management, temp-to-hire, career placement and other staffing services from each location. Flexible staffing services (which include traditional flexible staffing, single-source management and temp-to-hire) accounted for approximately 90% of the Company's total system-wide sales during each of 1995, 1996 and the first nine months of 1997.


     Traditional Flexible Staffing. The Company places flexible staffing personnel who perform office services and light industrial services. Office services include general office and clerical positions, such as accounting assistants, bookkeepers, legal secretaries, administrative assistants, data processors, typists, receptionists, file clerks, mail clerks and messengers, as well as other specialized functions. Light industrial work consists of skilled tasks for nearly every industry, including, engineering, construction, electronics, manufacturing, warehouse, distribution, delivery and retail.

     Traditional flexible staffing personnel may be assigned for either a specified or indefinite period of time as necessary to meet the needs of clients. Snelling may provide flexible staffing in response to a continuing client need or for specific project or peak-period requirements. Through the use of Snelling's flexible staffing personnel, clients are able to avoid much of the expense and inconvenience related to recruiting employees, including advertising, interviewing and testing, conducting reference and background checks and drug testing. The Company's clients are also able to eliminate or reduce record keeping and decrease expenses associated with full-time employees, such as fringe benefits, turnover and related employee costs. A client pays only for actual hours worked by flexible staffing personnel and may terminate the use of flexible staffing services without the adverse effects of layoffs.

     Single-Source Management. The Company provides single-source management services to businesses with a high volume of staffing needs, including national accounts. This program usually requires the regular presence of a dedicated Snelling manager on-site at the client's facility. Single-source management encompasses every facet of coordinating, ordering, planning and tracking all supplemental staffing personnel, including flexible staffing employees placed by the Company's competitors. Single-source management represents a cost-effective solution for employers in industries that require a variable workforce and that spend a significant amount of administrative and personnel department time managing employees whose jobs are generally routine and are characterized by high turnover rates. Examples of the types of clients that might utilize a single-source management program include customer service centers, distribution centers, manufacturing and assembly facilities and communications call centers.

     Temp-to-Hire. Temp-to-hire is an extension of traditional flexible staffing that is intended to lead to the placement of permanent employees. Temp-to-hire affords the client the opportunity to work with and evaluate an employee before making a permanent hiring commitment. Using this staffing service, the client is also able to limit traditional recruitment and screening costs. At the same time, the flexible staffing employee is provided with an opportunity to evaluate the job duties and understand the client's culture and expectations before committing to a full-time position.

     Career Placement Services. Since 1951, Snelling has provided career placement services for businesses searching for new full-time employees. As a result of its years of experience, the Company has developed extensive recruiting and search capabilities, interview and assessment processes and information verification procedures designed to result in the placement of quality candidates that fit its client's needs. The Company provides career placement services in a number of fields, including accounting and finance, engineering, health care, law, manufacturing, management information systems and office, sales, marketing and technical services.

SALES AND MARKETING

     Snelling believes it is uniquely positioned to differentiate its services from most of its competitors by offering integrated, full-service staffing solutions to its clients, which are predominantly small and mid-sized businesses. The full-service concept allows the Company to meet its client's total staffing needs, including flexible staffing, single-source management, temp-to-hire, career placement and other staffing services from each location. The Company believes that a majority of its competitors focus on career placement or flexible staffing, but have not integrated the delivery of these services from each location.

     The Company generates new clients through personal sales presentations, telemarketing, direct mail solicitations, referrals from other clients and advertising in a variety of local and national media, including the Yellow Pages(R), newspapers, magazines and trade publications and the Internet. The Company's advertising supplements local advertising efforts by Snelling's franchises and branches. The Company also actively sponsors various community activities (including, for example, co-sponsoring seminars on human resource-related issues) in order to increase brand name recognition. The Company's management personnel are encouraged to participate in national trade associations, local chambers of commerce and other civic organizations and conduct public relations activities.


     In 1996 and the first nine months of 1997, approximately 13,000 and 12,000 clients, respectively, purchased services from the Company through its Company-owned branch locations and franchise locations participating in the Company's pay/bill processing program. The Company's clients are not concentrated in any industry group or any region of the country. During 1995, 1996 and the first nine months of 1997, the Company's top ten clients in the aggregate accounted for approximately 11%, 17% and 21%, respectively, of the Company's revenues. In each of the same periods, the largest single client (which varied from period to period) accounted for approximately 5% of the Company's revenues in each period.


     The Company's franchise and branch locations devote the majority of their selling efforts to small and mid-sized businesses. Snelling provides sales and marketing training to both its franchise and branch locations through corporate franchise and branch support staffs at the Company's headquarters and in the field. The support staffs assist local managers in developing sales opportunities and improving marketing skills.

     The Company also has implemented a national accounts unit on a limited basis to supplement local sales and marketing. The national accounts unit targets the single-source management market for large national and international corporations that is not accessible by individual branch and franchise locations. The national accounts unit is responsible for lead generation and the preparation and presentation of proposals for franchise locations and branch locations. Local franchise and branch locations then provide the service and sales support for large national clients.


     The Company has begun to establish alternative distribution channels for its services. One such distribution channel is "co-branding," which strategically links the Company with another services provider or a retailer in order to exploit marketing synergies. In 1996, the Company developed a co-branding relationship with Wal-Mart to open both branch and franchise locations through the leasing of space in selected Wal-Mart Supercenters. This relationship provides Snelling with access to the high volume of potential flexible staffing employees passing through a Wal-Mart store as a source of flexible staffing personnel. For Wal-Mart, a Snelling(R) Personnel Services location provides an additional attraction to draw customers into the Supercenter. Pursuant to a master lease, Wal-Mart leases space to the Company for a Snelling location at a Wal-Mart Supercenter, typically for a three-year term with a renewal option for an additional three years. The Company may sublease space to franchisees on identical terms. At September 30, 1997, the Company had three branch locations and eight franchise locations in Wal-Mart Supercenters. Snelling's master lease arrangement with Wal-Mart is not exclusive, and Wal-Mart is not obligated to enter into any specific location leases. Wal-Mart has entered, and may enter in the future, similar co-branding relationships with one or more of the Company's competitors. The Company is, however, free to pursue other co-branding opportunities. There can be no assurances that the Company will be able to continue its co-branding relationship with Wal-Mart or to lease space in additional Wal-Mart Supercenters.


     The Company collects an advertising fee from most of its franchisees equal to 0.5% of cash receipts related to franchise flexible staffing service sales and 1.0% of cash receipts related to franchise career placement sales. The Company also contributes an advertising fee at the same rates on behalf of each of its branches. These advertising fees are placed in a national advertising fund, which the Company administers. The national advertising fund may be used to advertise in various media and to promote public relations and is intended to maximize general public recognition and acceptance of the Snelling brand name to improve the collective success of the Snelling system. Costs paid out of the national advertising fund include salaries and other costs of the Company's corporate marketing department related to national advertising efforts. A marketing committee of the franchisee's National Executive Council has been established to provide advice to the Company with respect to the use of the national advertising fund, but the Company has sole discretion as to the use of the fund. The Company may also terminate the fund at any time after all monies have been expended. See "-- Organization -- Franchises."

ORGANIZATION


     As of September 30, 1997, Snelling offered its staffing services through a network of 318 locations, 29 of which were branch locations owned and operated by the Company and 289 of which were franchise locations owned and operated by franchisees. The Company has a long-term objective of achieving an even mix between the number of franchise and branch locations.



     Branches. The Company is committed to the expansion of its operations through the acquisition and opening of new Company-owned branch locations. As of September 30, 1997, Snelling had 29 Company-owned branch locations in 13 states. During 1996 and the first nine months of 1997, the Company added a net total of 21 new branch locations. For the nine months ended September 30, 1997, approximately 98% of branch revenues were derived from flexible staffing services.


     A typical branch location covers 800-1,200 square feet and is staffed with a branch manager, two account managers and two personnel managers. The branch manager is generally responsible for sales and operations and reports to one of four area directors, who have responsibility for marketing, sales, training and recruiting for a specific group of branch locations. The account managers are responsible for sales, and the personnel managers are in charge of recruiting flexible and career personnel.

     Franchises. At September 30, 1997, the Company operated through 289 franchise locations in 42 states, the District of Columbia, Puerto Rico, and three foreign countries. The Company earns revenue from the sale and continuing operation of franchises. Upon the sale of a franchise, the Company currently recognizes initial franchise and training fees of $21,000 when the franchise begins operations and the fees are collected. The Company has added a net total of 15 new franchise locations since the beginning of 1996 and has executed an agreement for one additional franchise location scheduled to open by December 31, 1997.



     During 1996 and the first nine months of 1997, the Company's ten largest franchisees (excluding franchise locations that were acquired by the Company) accounted for 22.5% of the Company's total system-wide sales and 46.5% and 42.9%, respectively, of the Company's net earnings. In addition, during 1996 and the first nine months of 1997, the Company's largest franchisee accounted for 4.7% and 5.0%, respectively, of the Company's total system-wide sales and 13.8% and 8.5%, respectively, of the Company's net earnings.



     At September 30, 1997, the Company had 196 franchisees, each of whom had executed one or more franchise agreements with Snelling that set forth their respective rights and obligations. Although franchise agreements differ depending on when the franchise was sold, recently executed franchise agreements generally provide that the clients serviced by the franchisee and the flexible staffing employees placed by the franchisee are clients and employees, respectively, of the Company or become such immediately upon termination of the franchise agreement.



     Snelling franchises differ from typical franchises in two significant respects. First, a franchisee does not receive an exclusive territory for its operations and, second, the franchise is granted for as long as the franchisee continues to operate it. The Company has a right of first refusal with respect to the sale of a franchise and, in certain limited circumstances, such as the death of a franchisee or a controlling owner or upon termination of certain franchises, an option to purchase the franchise. A franchise agreement is, however, subject to termination by the Company or the franchisee in certain circumstances, including breaches of the franchise agreement by the franchisee. A franchisee typically may terminate the franchise agreement upon at least six months prior written notice and the satisfaction of certain other obligations. Most of the Company's existing franchise agreements prohibit the franchisee from competing with Snelling within a defined geographic area for a period of two years after any termination. The Company's current form of franchise agreement contains a two-year noncompetition covenant pursuant to which a terminated franchisee will not contact or do business with any existing Snelling client or operate any personnel services business within a ten-mile radius of the franchisee's location or any Snelling location where a principal owner of the franchise had an interest during the three-year period prior to the termination.


     The majority of franchise fee revenues are generated by royalties on the continuing operations of the franchises. The Company receives monthly royalties that are generally 4.5% of the flexible staffing services sales and 7.0% of the career placement sales collected by franchisees each month. In order to encourage franchisees to place flexible staffing employees on Snelling's national accounts, which typically result in lower gross margins than the other clients serviced by the franchises, the franchisee will receive a percentage of the gross margin of the national account billing. For those franchisees who use the Company's pay/bill processing services, the related royalties are deducted from their distribution payments on a weekly basis. The remaining royalty payments from the franchisees are payable monthly and are due within ten days following the end of each month. The Company also collects an advertising fee equal to 0.5% of franchise flexible staffing services sales and 1.0% of franchise career placement sales. See "-- Sales and Marketing" and "-- Operations -- Pay/ Bill Processing Services."


     The Company has a sales incentive program, which encourages franchisees to earn a reduction of their effective royalty rate based on the total sales generated by the franchise. This program currently reduces the effective royalty received by the Company to approximately 4.0% of flexible staffing sales collected and approximately 6.0% of career placement sales collected. The Company will discontinue this program as of January 1, 1998. Beginning January 1, 1998, subject to completion of the offering, the Company intends to implement a stock option offer program for franchisees, pursuant to which nonqualified stock options to purchase up to 800,000 shares of Common Stock may be granted to eligible franchisees with respect to a three-year period. The Company expects that option grants for each calendar year during the program will be determined based on a formula set annually by the compensation committee of the board of directors. See "Management -- Stock Option Plans -- Franchisee Stock Option Offer Program."



     Also beginning January 1, 1998, subject to completion of the offering, the Company plans to enter into an expansion investment program with its existing franchisees to open new franchises. The Company will allocate $5.0 million toward franchise expansion until the earlier of the 100th franchise expansion implemented under the program or December 31, 2000. For each approved expansion location, the Company will invest $50,000 in a new corporate franchisee through the purchase of preferred stock, which will constitute 5% of the total capital stock. The existing franchisee must invest an additional $50,000 for the remaining equity interest in the new corporate franchisee in the form of common stock. The new corporate franchisee will be required to execute the Company's then current form of franchise agreement. Snelling will have only limited voting rights and will not have the right to elect directors; however, Snelling will be entitled to a 5% preference on net assets in the event of a liquidation or a change of control.



     Snelling offers franchises to qualified individuals and entities to operate one or more full-service Snelling(R) Personnel Services locations. Franchises may be sold either to open a new location or convert an existing, independent staffing business. The Company supplies a franchise with a proprietary system of management and personnel services training, operational procedures and techniques, advertising and promotional programs and materials and record keeping and reporting procedures for operating a Snelling(R) Personnel Services location. The Company also grants to a franchisee a nonexclusive license to use Snelling's registered service marks in connection with the operation of the franchise location. The Company has a franchise support department to assist franchises with training and business consulting.


     Since 1957, the Company has maintained a National Executive Council ("NEC") made up of 16 franchisee members elected by regions and one representative of the Company in order to facilitate its relationships and communications with franchisees. The purpose of the NEC, which generally meets twice a year, is to act as an advisory group to the Company in the promotion and growth of the Company's services. Each franchisee owner in good standing, regardless of the owner's percentage ownership, is entitled to one vote per owned franchise location for each NEC vacancy to be filled from the owner's region. The Company believes that its relationships with its franchisees are good.

OPERATIONS

     Training of Franchise and Branch Personnel. The Company provides initial and continuing training to franchise and branch personnel through its "Snelling University" training courses at the Company's headquarters in Dallas, Texas. Training programs are generally two weeks in length. Initial training courses cover a wide range of topics, including sales, operations, telemarketing, human resources (including recruitment and retention of qualified personnel), sales management, training, motivation and goal setting, financial management, risk management, computer software and customer service. A new franchisee and the manager of the new franchise location, if any, must attend and complete this initial training program to the Company's satisfaction. Ongoing training is also provided to other franchise and branch location personnel. Continuing education is not mandatory for all personnel; however, each local manager is requested to attend additional training at Snelling headquarters every 24 months.

     The Company offers continuing education courses at varying times and at various locations across the country. Training courses are regularly updated to keep current with industry trends and modifications to the Snelling system. Supplemental training is also available in the field through print, video and audio training courses, system manuals and approved forms, which the Company has developed and copyrighted.

     Recruitment of Flexible Staffing Personnel. The Company seeks to recruit, screen and maintain a pool of qualified flexible staffing personnel for entry-level positions. Each franchise and branch location is provided with a proprietary recruiting manual that outlines community centers of influence, use of recruiting materials, advertising and activities designed to increase applicant flow and retention. In addition to the attraction of its strong reputation and brand name, the Company has developed a system of promotions, employee testing and evaluation in order to maintain and expand its pool of qualified personnel needed to satisfy ongoing client demand.

     Flexible staffing personnel are recruited through advertising in local media and, to a lesser extent, national media, the Yellow Pages(R) and the Company's Internet web site. In addition, a substantial portion of new employees are obtained through referrals from other employees of the Company, clients and various organizations and associations. To encourage employee referrals and retention, the Company has instituted an incentive program. Flexible staffing personnel who are enrolled in the Xtra Club(TM) program earn points for hours worked and for referrals hired. These points are redeemable for various merchandise found in the Company's Xtra Club(TM) catalog.

     The Company interviews, tests, checks references and evaluates the skills of applicants for flexible employment, utilizing systems and procedures developed by the Company. Flexible staffing employees are employed by the Company on an as needed basis dependent upon client demand. Flexible staffing employees are paid for the time they actually work, but may be eligible for holiday, vacation, bonus compensation and other benefits.


     Pay/Bill Processing Services. Through its wholly owned subsidiary, Advance Processing Systems, Inc. ("Advance"), the Company offers franchises pay/bill processing services to support payroll and billing activities and working capital needs related to their offering of flexible staffing services. First-time franchisees who have purchased franchises since September 27, 1992, are contractually obligated to use these services. Other franchisees are encouraged to participate, but are not required to do so. At September 30, 1997, 130 franchise locations were participating in the Company's pay/bill processing program. All of the Company's branches also utilize the pay/bill services. The Company does not currently provide franchises with processing for career placement services. Flexible staffing services sales of non-pay/bill franchise locations are only reflected in system-wide sales figures. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General."


     The Company's pay/bill processing program provides franchisees with working capital financing based on flexible staffing services billings. On a weekly basis, Advance pays flexible staffing employees, withholds and remits payroll taxes to the proper government agencies, bills and receives payments from customers and processes distribution payments to franchisees after deduction of the related royalties, advertising fees and pay/bill processing fees. If any flexible staffing services billings remain unpaid for 60 days, the amount billed is charged back to the franchisee.

     Risk Management. The Company is responsible for all employee-related costs for the flexible staffing employees placed by its branch locations and franchise locations participating in the pay/bill processing program. These variable expenses include workers' compensation, unemployment insurance, FICA and Medicare taxes, state and local taxes and other general payroll expenses, with workers' compensation representing the principal component. Recognizing that workers' compensation and other insurance coverages are controllable costs, the Company created a dedicated risk management department in 1994. The Company provides risk management support to branch locations and franchise locations participating in its pay/bill processing services, which is focused on safety and loss prevention to control employee-related costs. The Company believes that its emphasis on controlling these costs enables its branches and participating franchises to price their services competitively.

     The Company's risk management department is currently staffed by five professionals with extensive experience in risk management. The Company's risk management department administers a master insurance program for participating locations. Risk management personnel work directly with branch and participating franchise locations to reduce each location's employee-related costs. Risk management personnel also provide employee safety and health programming and training on loss control issues. As part of its risk management policy, the Company limits the types of assignments that can be accepted based on a risk analysis of the type of work to be performed. The risk management department manages risk costs by analyzing premium and loss data from participating locations in order to identify loss trends and determine appropriate risk management responses. The risk management department is also responsible for allocating premiums to participating locations, which is based largely on each participating location's ratio of incurred losses to premiums contributed.

     Management Information Systems. The Company is committed to fully automate all of its franchise and branch locations with integrated, company-wide information systems. Since 1995, Snelling has invested approximately $6.1 million, and intends to invest approximately $2.9 million of additional funds in the implementation of advanced management information systems. The Company's goal is to strengthen its ability to service clients by effectively filling work assignments, accurately generating payroll and billings, monitoring flexible staffing employee performance and providing costing or other management reporting requested by its clients. The Company believes the new management information systems will be fully functional in 1998.



     The Company's new corporate management information system is comprised of a front-office component and a back-office component. The front-office system uses EmpACT(TM) software, an office automation system that handles sales and day-to-day operations of branch and franchise locations. The PeopleSoft(R) back office system is composed of financial and human resource/payroll applications. As of September 30, 1997, 38 franchise and 24 branch locations had fully implemented the EmpACT(TM) front office system, and an additional 27 franchise and one branch location had executed sublicense agreements and implementation was pending. The Company currently has implemented the payroll, accounts receivable, accounts payable, general ledger and asset management applications of PeopleSoft(R).


     The EmpACT(TM) system provides full front office functionality to electronically manage the Company's day-to-day transactions, scheduling and reporting requirements. The EmpACT(TM) System captures and matches, on a timely basis, client order requirements with the experience, skills, education, availability and desires of employees. This software is year 2000 compliant and is scaleable from one field installation to multiple networked field locations operating on a single database. The Company networks certain metropolitan locations to share client and employee information providing the greatest benefit to sales and service and takes advantage of reporting and communications capabilities to conduct remote audits of its local operations. The Company has had EmpACT(TM) software enhanced to provide full service functionality for the various staffing services offered at each location. The software may be further customized by the individual end-user as circumstances require.

     The PeopleSoft(R) back office system is designed to provide the data needed to meet the Company's external reporting requirements to, among others, shareholders, creditors and government agencies and is year 2000 compliant. The completed back office system will process payroll, billing, accounts receivable, accounts payable and general ledger, along with other financial applications. It will provide a full range of reports needed to manage franchise and branch locations on a daily basis, including payroll cost reports, billing reports, gross margin analyses, client/personnel profitability and receivable agings.

     The Company also established an Internet web site in January 1997 listing all franchise and branch locations and simultaneously began licensing individual Internet web sites, hot linked to the Company's main site, to its franchises. Each individual web site has the ability to post both jobs and active job seekers and receive and direct job applicants and client inquiries to the appropriate franchise or branch location. In addition, the Company has begun the implementation of a corporate intranet web site for the paperless dissemination of information within Snelling's corporate office and among its franchise and branch locations.

     The Company operates a disaster recovery site for its management information systems, which is near the Snelling headquarters but is serviced by a separate electric power utility grid. The Company has implemented a third-party disaster recovery software to create and assist with the ongoing maintenance of the disaster recovery plan. The plan will enable the Company to continue to operate in the event of a natural disaster or other problem affecting the Snelling headquarters. An Oracle(R) database at the disaster recovery site is updated hourly from the Company's database at Snelling headquarters. All other computer information is backed up on a daily basis, and the ultimate goal is to provide real-time backup. The disaster recovery site has the necessary computer hardware and software and is physically configured so that the pay/bill processing services provided by the Company can be run at the disaster recovery site in the event of a problem with the headquarters system. In the event of a problem, all remote information from franchise and branch locations can be rerouted to the disaster recovery site within 30 minutes. The disaster recovery site has not been fully implemented, but the Company anticipates final completion and testing during the fourth quarter of 1997.

Once fully implemented, Snelling believes it will have the ability to fully recover its core financial and pay/bill processing functions within 48 hours of a total disaster at its corporate headquarters.

COMPETITION

     The U.S. staffing industry is highly competitive and highly fragmented. The Company believes that there are more than 20,000 staffing offices competing in the industry. Approximately 1,600 staffing companies are members of the National Association of Temporary and Staffing Services, the staffing industry's principal trade association, and over 50 staffing companies are publicly traded. There are limited barriers to entry, and new competitors frequently enter the market. Snelling believes that no one firm has more than 5% of the U.S. market based on system-wide sales. The staffing industry has, however, been undergoing significant consolidation.

     The staffing services provided by the Company are also provided by a number of companies with national and international operations that have substantially greater resources than the Company. The Company and other national firms primarily benefit from having nationally recognized brand names. The Company believes that other competitive factors include the availability of personnel, quality of personnel and services, proximity to the client and price.

     Since many clients of both the Company's flexible staffing services and career placement services contract for their staffing services locally, competition varies from market to market. In most major markets, competitors generally include many of the large publicly traded companies and, in addition, numerous regional and local full-service and specialized flexible staffing service agencies, some of which may operate only in a single market. In most areas, no single company has a dominant share of the market. Many clients use more than one staffing services company, and it is common for major corporate clients to use several staffing services companies at the same time. However, in recent years, there has been a significant increase in the number of large clients consolidating their flexible staffing purchases with a single supplier or with a small number of firms. The trend to consolidate flexible staffing purchases has in some cases made it more difficult for the Company to gain business from potential clients who have already contracted to fill their staffing needs with competitors of the Company. In other cases, the Company has been able to increase the volume of business with certain clients who choose to purchase flexible staffing primarily from the Company.

REGULATION

     Snelling has a legal compliance program to ensure its operations conform with applicable laws and regulations. The Company also regularly reviews new and amended laws and regulations at the federal, state, and local levels to determine their applicability to the services then offered by the Company.

     Staffing firms are generally subject to various types of government laws and regulations, including (i) regulation of the employer/employee relationship between a firm and its flexible staff and (ii) registration, licensing, record keeping and reporting requirements. Staffing firms are the legal employers of their flexible staffing employees. Therefore, staffing firms are also governed by laws regulating the employer/employee relationship such as tax withholding or reporting, social security or retirement, anti-discrimination and workers' compensation.

     In certain states, companies which engage in career placement are subject to regulations. The Company analyzes the applicability of these state regulations to its career placement activities and complies with these requirements, if applicable.

     The Company's sale of franchises and licenses is regulated by the Federal Trade Commission and by authorities in approximately 16 states. The Company must deliver a franchise offering circular (similar to a prospectus) to prospective franchisees. The Company has filed either the appropriate registration or obtained an exemption from registration in states that require franchisors to register in order to sell franchises. The Company believes these requirements are expensive and time-consuming and impact the Company's ability to sell franchises, but to no greater extent than other staffing companies that engage in franchising.

     As a result of the implementation of its new management information systems, the Company does not believe it will be using any software after 1998 that is not year 2000 compliant. In addition, the Company believes that any use of software during the interim implementation period that has not been modified to be year 2000 compliant will not materially adversely affect the Company's business or results of operations.


PROPERTIES


     Snelling's executive offices are located in approximately 43,000 square-feet of leased space in an office building in Dallas, Texas, pursuant to two leases. The office leases expire in 2001 and 2002, respectively. The Company also leases 2,300 square feet of space in Richardson, Texas, for the disaster recovery site for its management information systems. The disaster recovery site lease expires in March 2002. The Company's branch locations are located in leased premises, and the majority are pursuant to leases with fixed monthly rentals and three- to five-year terms.


INTELLECTUAL PROPERTY

     The Company currently has 13 service marks and trademarks registered with the United States Patent and Trademark Office, including Snelling(R), Snelling and Snelling(R) and Snelling Temporaries(R). These marks are used by the Company and its franchisees. Most Snelling locations operate under the name Snelling(R) Personnel Services. The Company does not believe that the loss of any of the trademarks or service marks, other than Snelling(R) and Snelling and Snelling(R) would have a material adverse effect on the Company's financial condition and results of operations.

     The Company has no patents, but has copyrighted its original materials. The Company has obtained registered copyrights for certain of its training and operations manuals and claims statutory copyright protection for other original materials. These original materials include the Company's proprietary Remote Data Entry software.

     The Company believes that the protection of its marks and copyrights is important because of client recognition of the Snelling brand name and the unique nature of the Snelling system. Franchise agreements include appropriate provisions granting nonexclusive licenses to franchisees to use the Company's trademarks and copyrights. Such use inures to the benefit of the Company. The Company intends to vigorously defend its marks and copyrights.

EMPLOYEES


     At September 30, 1997, Snelling had approximately 300 full-time employees. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relationships with its employees are good.


LEGAL AND ADMINISTRATIVE PROCEEDINGS

     Snelling, in the ordinary course of its business, may be threatened with or named as a defendant in legal or administrative proceedings. In addition, the Company periodically is subject to government audits and inspections. The Company is not currently a party to any litigation or administrative proceedings that could have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition or results of operations.

     The Company maintains insurance in such amount and with such coverages, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are general liability, workers' compensation, employee theft and fidelity losses, errors and omissions and employee practices liability. The Company believes that its insurance coverages are adequate for the purposes of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows.


                NAME                     AGE                  POSITION
                ----                     ---                  --------
Robert O. Snelling, Sr...............    65     Director, Chairman of the Board and
                                                  Chief Executive Officer
Timothy J. Loncharich................    53     Director, President and Chief
                                                Operating Officer
Robert O. Snelling, Jr...............    41     Director and Vice Chairman of the
                                                Board and Senior Vice President
J. Russell Crews.....................    41     Director, Senior Vice President,
                                                Chief Financial Officer and Treasurer
R. Allen Riggs.......................    57     Executive Vice
                                                President -- Operations
Barbara A. McAninch..................    50     Vice President, Legal, General
                                                Counsel and Secretary


     Robert O. Snelling, Sr., was elected Chairman of the Board in 1968 and a director in 1956. He was elected Chief Executive Officer in October 1997. Mr. Snelling joined the Company in 1952 and served as Chief Executive Officer from 1956 to 1994 and President and Chief Operating Officer from 1956 to 1970, 1973 to 1988 and 1993 to 1994. Mr. Snelling has been a pioneer in the flexible staffing industry since its inception. He has received many honors and awards in recognition of his contributions to the staffing industry. President Bush appointed him to the National Employment Commission in 1992.

     Timothy J. Loncharich was elected President July 1994, a director in August 1994 and Chief Operating Officer in October 1997. Mr. Loncharich also served as Chief Executive Officer from July 1994 through September 1997. From 1990 to April 1994, Mr. Loncharich was President and Chief Executive Officer of Nursefinders, Inc., a healthcare staffing company and a subsidiary of Adia SA, a publicly traded staffing company now known as Adecco SA. From 1985 to 1990, he served as Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Interim Services Inc., a publicly traded staffing company. Mr. Loncharich has over ten years of experience in the staffing industry and 15 years of service industry experience.


     Robert O. Snelling, Jr., was elected Vice Chairman of the Board and Senior Vice President in December 1996 and a director in September 1993. Mr. Snelling joined the Company in 1990 and has served in various management positions with the Company, including Senior Vice President -- Information Systems from September 1994 to December 1996, Senior Vice President, Quality Control from April to September 1994 and Senior Vice President from September 1993 to April 1994. From March 1988 to August 1990, he was a managing member of the executive committee of General Fasteners Company, a wholesale distribution company. From January 1983 to February 1988, Mr. Snelling held various management positions with and became the corporate secretary of Lufasco, Inc., a wholesale distribution company. Mr. Snelling has more than 14 years of service industry experience.


     J. Russell Crews was elected Senior Vice President, Chief Financial Officer and Treasurer in January 1989 and a director in June 1993. From 1981 to 1988, he was a manager with the public accounting firm of Grant Thornton. Mr. Crews, a certified public accountant, has more than 19 years of service industry experience.

     R. Allen Riggs was elected Executive Vice President -- Operations in August 1997. From June 1997 to August 1997, Mr. Riggs served as President, Franchise Division, of Holigan Investments, Inc., a home builder. From 1994 to January 1997, he served as Senior Vice President, Franchising, of Pearle Vision, Inc., a retailer of optical products and services, and, from 1988 to 1994, he was the Senior Vice President -- U.S. Operations for Nursefinders, Inc. Prior to 1984, Mr. Riggs served in senior operations positions with Curtis Mathes Corporation and Goodyear Tire and Rubber Company.

     Barbara A. McAninch was elected Vice President, General Counsel and Secretary in August 1997. Prior to joining the Company, Ms. McAninch was employed by Pearle Vision, Inc., a retail and wholesale optical company. She served as Senior Vice President, Legal and General Counsel from November 1996 to May 1997, Director, Senior Vice President, Legal, General Counsel and Secretary from September 1994 to November 1996, Vice President from August 1993 to September 1994 and Managing Attorney from June 1992 to August 1993.

     Robert O. Snelling, Sr., is the father of Robert O. Snelling, Jr. Mr. Crews is married to a daughter of Anne M. Snelling, the wife of Robert Snelling, Sr.

     The Company's board of directors is currently composed of four directors, all of whom are employees of or otherwise affiliated with the Company. Each of the current directors serves until the next annual shareholders' meeting or until his or her successor has been duly elected and qualified. The Company intends to expand the board of directors within 90 days following the closing of this offering by adding three independent directors who are not employees of or otherwise affiliated with the Company (each an "independent director").

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an executive committee, which is composed of the current directors, with Mr. Loncharich serving as Chairman. The executive committee has the authority, between meetings of the board of directors, to take all actions with respect to the management of the Company's business that require action by the board of directors, except with respect to certain specified matters that by law must be approved by the entire board of directors.

     Following the closing of this offering, the board of directors intends to create an audit committee and a compensation committee. The audit committee will be composed of three independent directors. The audit committee will be responsible for (i) reviewing the scope of, and the fees for, the annual audit,
(ii) reviewing with the independent auditors the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company, (iii) reviewing with the independent auditors their final report each year, (iv) reviewing with internal and independent auditors overall accounting and financial controls and (v) being available to the independent auditors during the year for consultation purposes.


     The compensation committee will be composed of three independent directors. The Compensation Committee will determine the nature and amount of the compensation of the executive officers of the Company and will administer the Company's 1997 Stock Option Plan and the planned stock option offer program for franchisees.


DIRECTOR COMPENSATION

     Each independent director, who is not an employee or officer of the Company, will receive a fee of $36,000 annually and $1,500 per board or committee meeting. Pursuant to the Company's 1997 Non-Employee Directors Stock Option Plan, each independent director will also receive a grant of options to purchase 5,000 shares of Common Stock upon his or her election or appointment to the board of directors and upon his or her reelection to the board of directors at each annual shareholders' meeting. See "-- Stock Option Plans -- 1997 Non-Employee Directors Stock Option Plan." All directors will be reimbursed for expenses incurred in connection with attendance at board of director and committee meetings.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Company's chief executive officer and the Company's four other most highly compensated executive officers for services rendered during 1996 (collectively each a "named executive officer").

                           SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION
                             --------------------------------------------    SECURITIES
                                                          OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)   BONUS($)(1)   COMPENSATION($)(2)   OPTIONS(#)(3)   COMPENSATION($)(4)
---------------------------  ---------   -----------   ------------------   -------------   ------------------
Robert O. Snelling, Sr.....  $475,736     $ 53,750             --                   --           $19,528(5)
  Chairman of the Board and
     Chief Executive
     Officer
Timothy J. Loncharich......   276,979      273,750             --              433,206                --
  President and Chief
     Operating Officer
Robert O. Snelling, Jr.....   157,314      140,750             --              541,508                --
  Vice Chairman of the
     Board and Senior Vice
     President
J. Russell Crews...........   161,481      140,750             --              541,508                --
  Senior Vice President,
     Chief Financial
     Officer and Treasurer


---------------

(1) Bonuses paid in 1997 for performance in 1996.

(2) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amount of the personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer.

(3) Class B Common Stock.

(4) No restricted stock has been awarded to the named executive officers.

(5) Life insurance premiums paid by the Company.

     The following table represents the options granted to the named executive officers during 1996 and the value of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                 AT ASSUMED RATES OF STOCK
                          SECURITIES       OPTIONS                                    PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO     EXERCISE                         OPTION TERM(2)
                            OPTIONS      EMPLOYEES IN     OR BASE     EXPIRATION    ---------------------------
         NAME            GRANTED(#)(1)   FISCAL YEAR    PRICE($/SH)      DATE          5%($)          10%($)
         ----            -------------   ------------   -----------   ----------    ------------   ------------
Robert O. Snelling,
  Sr...................          --            --             --             --               --             --
Timothy J.
  Loncharich...........     433,206         16.7%          $3.85       11/01/06       $1,048,890     $2,658,108
Robert O. Snelling,
  Jr...................      25,982          1.0%           4.23       11/30/01           17,763         51,197
Robert O. Snelling,
  Jr...................     515,526         19.8%           3.85       11/30/06        1,248,205      3,165,215
J. Russell Crews.......     541,508         20.8%           3.85       11/30/06        1,311,114      3,322,638


---------------

(1) Class B Common Stock.

(2) Calculated based on the fair market value of the Company's common stock as of December 2, 1996, as determined by the board of directors pursuant to, among other things, an independent valuation and sales of the Company's common stock. The amounts represent only certain assumed rates of appreciation mandated by the rules of the Commission. Actual gains, if any, on stock option exercises and sale of Common Shares cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the board of directors did not have a compensation committee or other committee performing similar functions. Decisions concerning compensation of executive officers were made by the board of directors, which included each of the current directors, Robert R. Paulk (Senior Vice President -- Operations), Richard H. Spragins (Senior Vice President -- Operations), Melinda S. Paulk (Vice President -- National Accounts Division) and Anne M. Snelling (Vice President). Following the election of independent directors to the board of directors, the board of directors will create a compensation committee that will be composed of three independent directors.

EMPLOYMENT AGREEMENTS

     Chairman of the Board and Chief Executive Officer. The Company entered into an employment agreement with Robert O. Snelling, Sr., in October 1997, pursuant to which Mr. Snelling serves as Chief Executive Officer and, at such times as Mr. Snelling serves on the board of directors, Chairman of the Board. The employment agreement has a term of 15 years. The employment agreement provides for a base salary of $475,000 per year, which will increase annually by an amount determined by the board of directors, but in any event not less than two times any change in the Consumer Price Index for the previous year. Mr. Snelling is also entitled to various other benefits, including (i) one demand and two piggyback registration rights with respect to Common Shares he holds and (ii) sabbaticals from time to time as he and the Company deem appropriate, including a planned one-year sabbatical at a time of his choosing.


     Mr. Snelling's employment may be terminated prior to the end of the term by the Company upon his death or disability, by mutual written consent of the parties, by Mr. Snelling on 30-days' written notice or by the Company for good cause (as defined in the employment agreement). If his employment is terminated by the Company for any reason other than good cause, Mr. Snelling is entitled to receive a severance benefit in an amount equal to two times his base salary paid during the immediately preceding 12-month period. In addition, if Mr. Snelling's employment is terminated for any reason or the number of hours he regularly devotes to the business of the Company is reduced to substantially less than full time, then he is entitled to receive, for the balance remaining of the 15-year term and for five years thereafter, annual deferred compensation in an amount equal to 75% of his then base salary. The deferred compensation will be payable monthly and be subject to minimum annual increases at the discretion of the board of directors. If Mr. Snelling dies while an employee or while receiving such deferred compensation, the Company will pay his surviving spouse an annual death benefit equal to two-thirds of the amount of deferred compensation Mr. Snelling would otherwise have been entitled to receive and for the same period Mr. Snelling would have been paid deferred compensation. In addition, if a change in control (as defined in the employment agreement) occurs, Mr. Snelling may elect, within 12 months following the change of control, to (i) have his compensation, including any deferred compensation, increased by 10% or (ii) require the Company to pay him a lump sum equal to the then present value of the economic benefits pursuant to the employment agreement (plus, in either case, an additional gross-up amount in the event of imposition of any federal excise or similar tax on the payment). If a change of control had occurred on October 31, 1997, the present value amount payable to Mr. Snelling, at his election, would have been approximately $6.6 million (plus the additional gross-up amount, if applicable). The employment agreement also contains a noncompetition provision, which applies during Mr. Snelling's employment, and a noninterference provision, which applies during Mr. Snelling's employment and for 36 months thereafter if Mr. Snelling's employment is terminated for any reason.


     President and Chief Operating Officer. The Company entered into an employment agreement with Mr. Loncharich in July 1994. As amended, the employment agreement provides for Mr. Loncharich to serve as President and Chief Operating Officer of the Company. The employment agreement has an initial term through December 31, 2001. The employment agreement provides for a base salary to be determined by the board of directors, with a minimum of $230,000 per year, as well as an annual performance bonus ranging from 25% to 100% of Mr. Loncharich's annual base salary based on the percentage of achievement of the Company's budgeted earnings before income taxes. No performance bonus is payable unless the Company's earnings before income taxes are at least 80% of budgeted earnings before income taxes. The employment agreement also originally provided for a long-term incentive bonus plan. An amendment to the employment agreement in November 1996 replaced an original long-term incentive bonus plan with a grant of options to purchase 433,206 shares of Class B Common Stock under the Company's 1996 Stock Option Plan.


     Mr. Loncharich's employment may be terminated prior to the end of the term by the Company upon his death or disability, by Mr. Loncharich on 30-days' written notice or by the Company for good cause (as defined in the employment agreement) or upon 30-days' written notice. If his employment is terminated by the Company for reasons other than good cause and upon 30-days' notice, Mr. Loncharich is entitled to receive his base salary for an additional six months and a pro rata portion of his performance bonus for that year. The employment agreement also contains noncompetition and noninterference provisions, which apply during Mr. Loncharich's employment and for 24 months and 36 months, respectively, thereafter if Mr. Loncharich's employment is terminated for any reason.


     Senior Vice Presidents. In December 1996, the Company entered into employment agreements with each of Robert O. Snelling, Jr., and Messrs. Crews, Paulk and Spragins, pursuant to which each officer serves as a senior vice president of the Company. In addition, Mr. Snelling, Jr., serves as Vice Chairman of the Board. Each of the employment agreements has an initial term of ten years. The employment agreements each provide for a base salary to be determined by the board of directors, with a minimum of $175,000 per year. The employment agreements also each provide for an annual performance bonus generally ranging from 25% to 100% of the officer's annual base salary based on the percentage of achievement of the Company's budgeted earnings before income taxes. No performance bonus is payable unless the Company's earnings before income taxes are at least 80% of budgeted earnings before income taxes. If the Company's earnings before income taxes exceed 120% of projected earnings before income taxes, the bonus will be greater than 100% of the officer's annual base salary based upon a formula set forth in the employment agreements. For purposes of this bonus calculation, the budgeted earnings before income taxes for any year must not be less than the previous year's budgeted amount.



     Each officer's employment may be terminated prior to the end of the term by the Company upon the officer's death or disability, by the officer on 30-days' written notice or by the Company for good cause (as defined in the employment agreement). If the officer's employment is terminated by the Company for reasons other than good cause, each officer is entitled to receive a severance benefit equal to three times the officer's base salary and annual performance bonus during the immediately preceding 12-month period. In addition, if a change in control (as defined in the employment agreement) occurs and the officer's employment is terminated upon the change in control or at any time during the two-year period immediately following the change in control either by the Company (except for death, disability, good cause or expiration of the term of the employment agreement) or by the officer because of a significant reduction in responsibilities, a reduction of the officer's annual base salary in effect prior to the change in control, or a job relocation of more than 25 miles, then the officer is entitled to receive an amount equal to three times the officer's base salary and three times a pro rata portion of the officer's annual performance bonus determined through the date of termination (along with an additional gross-up amount in the event of imposition of any federal excise tax on the payment). If a change of control had occurred on October 31, 1997, the amount payable to each of the officers (assuming no annual performance bonus for 1997) would have been approximately $0.5 million. Each officer's employment agreement also contains a noncompetition provision, which applies during the officer's employment, and a noninterference provision, which applies during the officer's employment and for 36 months thereafter if the officer's employment is terminated for any reason.


     Vice Presidents. In December 1996, the Company entered into an employment agreement with Mrs. Paulk, pursuant to which Mrs. Paulk serves as a vice president of the Company. The material terms of Mrs. Paulk's employment agreement are the same as the terms of the employment agreements entered into with Robert O. Snelling, Jr., and Messrs. Crews, Paulk and Spragins, except that Mrs. Paulk's employment agreement (i) provides for a base salary of $135,000 per year and (ii) does not provide for an annual performance bonus.

     The Company entered into an employment agreement with Anne M. Snelling in October 1997, pursuant to which Mrs. Snelling serves as a vice president of the Company. The material terms of Mrs. Snelling's employment agreement are the same as the terms of Mr. Snelling's employment agreement, except that Mrs. Snelling's employment agreement (i) provides for a base salary of $25,000 per year and (ii) does not include any grant of registration rights. Mrs. Snelling is a part-time employee of the Company.


STOCK OPTION PLANS

     1997 Stock Option Plan. Pursuant to the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan"), options may be granted to eligible employees for the purchase of an aggregate of 1,500,000 shares of Common Stock. Any shares that are no longer subject to purchase pursuant to an option by reason of the expiration of the option or otherwise may be re-offered under the 1997 Stock Option Plan. Employees eligible under the 1997 Stock Option Plan are those whose performance and responsibilities are determined to be instrumental to the Company's success. The 1997 Stock Option Plan is administered by the compensation committee of the board of directors which determines, in its discretion, who will receive stock options, the number of shares subject to each option granted and the related purchase price, and option period. Both nonqualified stock options and incentive stock options, as defined by the Internal Revenue Code, may be granted under the 1997 Stock Option Plan.

     The 1997 Stock Option Plan requires that the exercise price for each stock option must be not less than the fair market value of the Common Stock at the time the option is granted, as determined by the compensation committee, and that the option period may not be more than ten years from the date the option is granted. No incentive stock option, however, may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company on the date of grant unless the option price is at least 110% of the fair market value of the Common Stock on the date of grant and the option period does not exceed five years. The fair market value of incentive stock options that may be granted to an employee in any calendar year is not limited, but no options granted under the 1997 Stock Option Plan to an employee may be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date of grant of such options) of the options that first become exercisable during a calendar year to purchase Common Stock exceeds $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.


     Options may be exercised in annual installments as specified by the compensation committee, and all installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the option expires. Options are not assignable except by will or the laws of descent and distribution. Full payment for shares purchased upon exercise of an option must be made at the time of exercise, and no shares may be issued until full payment is made. The 1997 Stock Option Plan provides that an option agreement may permit an optionee to tender previously owned Common Shares in partial or full payment for shares to be purchased on exercise of an option.


     Unless sooner terminated by action of the board of directors, the 1997 Stock Option Plan will terminate in 2007. The 1997 Stock Option Plan may be amended, altered or discontinued in certain respects by the board of directors without shareholder approval. However, the 1997 Stock Option Plan may not be amended without the approval of the shareholders (i) to materially increase the number of securities that may be issued thereunder or (ii) to materially modify the requirements of eligibility for participation in the 1997 Stock Option Plan.

     No options have been granted under the 1997 Stock Option Plan as of the date of this Prospectus.


     1996 Stock Option Plan. Pursuant to the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan"), options may be granted to eligible employees for the purchase of an aggregate of 2,978,287 shares of Class B Common Stock. Any shares that are no longer subject to purchase pursuant to an option by reason of the expiration of the option or otherwise may be re-offered under the 1996 Stock Option Plan. Employees eligible under the 1996 Stock Option Plan are those whose performance and responsibilities are determined to be instrumental to the Company's success. The 1996 Stock Option Plan is administered by the board of directors which determines, in its discretion, who will receive stock options, the number of shares subject to each option granted and the related purchase price, and option period. Both nonqualified stock options and incentive stock options may be granted under the 1996 Stock Option Plan.

     The 1996 Stock Option Plan requires that the exercise price for each stock option must be not less than the fair market value of the Class B Common Stock at the time the option is granted, as determined by the board of directors, and that the option period may not be more than ten years from the date the option is granted. No incentive stock option, however, may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company on the date of grant unless the option price is at least 110% of the fair market value of the Class B Common Stock on the date of grant and the option period does not exceed five years. The fair market value of incentive stock options that may be granted to an employee in any calendar year is not limited, but no options granted under the 1996 Stock Option Plan to an employee may be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date of grant of such options) of the options that first become exercisable during a calendar year to purchase Class B Common Stock exceeds $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

     Options may be exercised in annual installments as specified by the board of directors, and all installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the option expires. Options are not assignable except by will or the laws of descent and distribution. Full payment for shares purchased upon exercise of an option must be made at the time of exercise, and no shares may be issued until full payment is made. The 1996 Stock Option Plan provides that an option agreement may permit an optionee to tender previously owned shares of Class B Common Stock in partial or full payment for shares to be purchased on exercise of an option.

     Unless sooner terminated by action of the board or directors, the 1996 Stock Option Plan will terminate in 2006. The 1996 Stock Option Plan may be amended, altered or discontinued in certain respects by the board of directors without stockholder approval. However, the 1996 Stock Option Plan may not be amended without the approval of the stockholders (i) to materially increase the number of securities that may be issued thereunder or (ii) to materially modify the requirements of eligibility for participation in the 1996 Stock Option Plan.


     During 1996, options to purchase a total of 2,599,238 shares of Class B Common Stock at a weighted exercise price of $3.85 per share were granted under the 1996 Stock Option Plan to certain key employees of the Company. The Company has granted options to purchase an additional 357,974 shares of Class B Common Stock to other key employees at the initial public offering price upon completion of this offering, provided the offering is completed before December 31, 1997.



     1997 Non-Employee Directors Stock Option Plan. Pursuant to the Company's 1997 Non-Employee Directors Stock Option Plan (the "Directors Stock Option Plan"), nonqualified stock options are granted to non-employee directors, assuming there is an adequate number of shares available for grant under the Directors Stock Option Plan at a specified grant date, under a formula whereby
(i) each non-employee director elected to the board of directors after the effective date of this offering, at an annual shareholders' meeting who has not previously served as a director of the Company will be granted an option to purchase 5,000 shares of Common Stock of the Company, (ii) each non-employee director appointed after such date to fill a vacancy in the board of directors who has not previously served as a director of the Company will be granted an option to purchase 5,000 shares of Common Stock of the Company and (iii) each other non-employee director of the Company elected at, or continuing to serve following, each annual shareholders' meeting commencing with the 1998 annual shareholders' meeting will be granted an option to purchase 5,000 shares of Common Stock of the Company. The aggregate number of shares of Common Stock that may be granted during the ten-year term of the Directors Stock Option Plan is 150,000 shares. Unless sooner terminated by action of the board of directors, the Directors Stock Option Plan will terminate in 2007, and no options may thereafter be granted under the Directors Stock Option Plan.


     The Directors Stock Option Plan requires that the exercise price of each option must not be less than 100% of the fair market value of the Common Stock at the time of the grant of the option. The period during which each option is exercisable will commence six months after the date the option is granted and will expire five years from the grant date or, if earlier, three months following the non-employee director's death or disability or 30 days following the date a non-employee director ceases to be a director of the Company. Options are not assignable other than by will or by the laws of descent and distribution.

     No options have been granted under the Directors Stock Option Plan as of the date of this Prospectus.


     Franchisee Stock Option Offer Program. Beginning January 1, 1998, subject to completion of the offering, the Company intends to implement a stock option offer program for franchisees, pursuant to which nonqualified stock options to purchase up to 800,000 shares of Common Stock may be granted to eligible franchisees with respect to a three-year period. In order to participate in the program, a franchise will be required to execute a franchisee stock option program participation agreement. The Company expects that options granted for each calendar year during the program will be determined based on a formula set annually by the compensation committee of the board of directors. In general, options granted to participating franchisees pursuant to this program will have an exercise price equal to the average of the closing sales price of the Common Stock for the three trading days prior to the date of the option grant, may be exercised in annual installments over a five-year period and will have an option period of not more than 10 years from the date the option is granted. Options will be granted only to participating franchisees who or which are in compliance, on the date of grant, with their respective franchise agreement or agreements and with the option program participation agreement. Options may be granted for no more than 266,667 shares of Common Stock with respect to each of 1998 and 1999 and no more than 266,666 shares of Common Stock for 2000. Options may be granted on or before May 1, 2001.


OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers concerning exercise of stock options during 1996 and unexercised options held as of the end of 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                               AT FISCAL YEAR-END(#)(1)           FISCAL YEAR-END($)(2)
                                            -------------------------------   -----------------------------
                   NAME                     EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                   ----                     ------------     --------------   -----------     -------------
Robert O. Snelling, Sr....................          --                --             --               --
Timothy J. Loncharich.....................     173,282           259,924             --               --
Robert O. Snelling, Jr....................     541,508                --             --               --
J. Russell Crews..........................     541,508                --             --               --


---------------

(1) Class B Common Stock.

(2) Calculated based on the fair market value of the Company's common stock as of December 31, 1996, as determined by the board of directors pursuant to, among other things, an independent valuation and sales of the Company's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Although the Company has no present intention to do so, it may in the future enter into other transactions and agreements incident to its business with its directors, officers, principal shareholders and other affiliates. Company intends for all such transactions and agreements to be on terms no less favorable to the Company than those obtainable from unaffiliated third-parties on an arms-length basis. In addition, all such transactions will be approved by a majority of the Company's disinterested directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of Common Shares of the Company, as of October 31, 1997 (the "Ownership Date"), before and after giving effect to the sale of shares of Common Stock in this offering, by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Shares and (v) the Selling Shareholder.



                                       NUMBER OF SHARES
                                      BENEFICIALLY OWNED     PERCENTAGE PRIOR                PERCENTAGE AFTER
                                     PRIOR TO OFFERING(1)       TO OFFERING                      OFFERING
                                     ---------------------   -----------------    NUMBER     -----------------
                                                 SHARES OF                       OF SHARES
                                     SHARES OF    CLASS B     TOTAL     TOTAL      BEING      TOTAL     TOTAL
                                      COMMON      COMMON     COMMON    VOTING     SOLD IN    COMMON    VOTING
               NAME                    STOCK       STOCK     SHARES     POWER    OFFERING    SHARES     POWER
               ----                  ---------   ---------   -------   -------   ---------   -------   -------
Robert O. Snelling, Sr.(2).........     --       3,825,136     52.4%     52.4%    416,667      33.3%     47.3%
Timothy J. Loncharich(3)...........     --         259,923      4.8%      4.8%         --       3.1%      4.9%
Robert O. Snelling, Jr.(4).........     --       3,730,958     65.8%     65.8%         --      43.4%     66.8%
J. Russell Crews(5)................     --       3,072,129     54.2%     54.2%         --      35.7%     55.0%
Krista C. Coppock(6)...............     --       2,488,199     48.5%     48.5%         --      30.9%     49.3%
Lee Alan Coppock, Jr.(7)...........     --       2,450,293     47.8%     47.8%         --      30.4%     48.6%
Leigh S. Crews(8)..................     --       2,485,491     48.5%     48.5%         --      30.8%     49.3%
Charles B. Fulton, Jr.(9)..........     --         487,901      9.5%      9.5%         --       6.1%      9.7%
Melinda S. Paulk(10)...............     --       2,485,491     48.5%     48.5%         --      30.8%     49.3%
Robert R. Paulk(11)................     --       3,072,123     54.2%     54.2%         --      35.7%     55.0%
Carol A. Snelling(12)..............     --       2,485,491     48.5%     48.5%         --      30.8%     49.3%
Richard H. Spragins(13)............     --       3,072,123     54.2%     54.2%         --      35.7%     55.0%
Sherri S. Spragins(14).............     --       2,485,491     48.5%     48.5%         --      30.8%     49.3%
Arimathea Associates, Ltd.(15).....     --       2,450,293     47.8%     47.8%         --      30.4%     48.6%
All directors and executive
  officers as a group (6
  persons)(16).....................     --       7,309,707     96.8%     96.8%    416,667      65.7%     92.2%


---------------

 (1) A person is deemed to be the beneficial owner of a security if the person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the Common Shares beneficially owned. Unless otherwise indicated, the address of any listed principal shareholder is 12801 North Central Expressway, Suite 700, Dallas, Texas 75243.


 (2) Includes (i) 1,035,825 shares of Class B Common Stock over which Mr. Snelling, Sr., has sole voting and investment power; (ii) 487,901 shares Class B Common Stock over which Mr. Snelling, Sr., has shared voting and investment power as a co-trustee along with Charles B. Fulton, Jr.; (iii) an aggregate of 135,378 shares of Class B Common Stock held by Messrs. Crews, Paulk, and Spragins over which Mr. Snelling, Sr., has sole voting power pursuant to an irrevocable, ten-year proxy (the "Snelling Proxy") granted by such owners on January 15, 1997; and (iv) an aggregate of 2,166,032 shares of Class B Common Stock issuable upon the exercise of options granted to Robert O. Snelling, Jr., and Messrs. Crews, Paulk and Spragins under the 1996 Stock Option Plan over which Mr. Snelling, Sr., will have sole voting power upon issuance pursuant to the Snelling Proxy. Mr. Snelling, Sr., disclaims beneficial ownership of the shares of Class B Common Stock described in clauses (ii), (iii) and (iv) above. Contemporaneously with the closing of this offering, Mr. Snelling, Sr., will convert 416,667 shares of Class B Common Stock into the same number of shares of Common Stock, which will be sold in the offering. See "Description of Capital Stock -- Common Stock" regarding the conversion rights and restrictions on transfer of the Class B Common Stock.

 (3) Includes 259,923 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable.


 (4) Includes (i) 739,157 shares of Class B Common Stock, of which 35,198 shares are held by Mr. Snelling, Jr., with his wife, Carol A. Snelling, as tenants in common; (ii) 2,450,293 shares of Class B Common Stock held by Arimathea Associates, Ltd., a Texas limited partnership ("Arimathea"), over which Mr. Snelling, Jr., has shared voting and investment power as a 10.8% limited partner and a 10% shareholder and director of Arimathea's corporate general partner, Nehemiah, Inc., a Texas corporation ("Nehemiah"); and (iii) 541,508 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable, but over which Mr. Snelling, Sr., will have sole voting power upon issuance pursuant to the Snelling Proxy. Mr. Snelling, Jr., disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to his limited partner interest and indirect general partner interest.



 (5) Includes (i) 45,130 shares of Class B Common Stock, the voting power of all of which has been granted to Mr. Snelling, Sr., pursuant to the Snelling Proxy; (ii) 35,198 shares of Class B Common Stock held by Mr. Crews and his wife, Leigh S. Crews, as tenants in common; (iii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mr. Crews has shared voting and investment power as a 7.4% limited partner and a 10% shareholder and director of Nehemiah; and (iv) 541,508 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable, but over which Mr. Snelling, Sr., will have sole voting power upon issuance pursuant to the Snelling Proxy. Mr. Crews disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to his limited partner interest and indirect general partner interest.



 (6) Includes (i) 37,906 shares of Class B Common Stock; and (ii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mrs. Coppock has shared voting and investment power as a 10.8% limited partner and a 10% shareholder of Nehemiah. Mrs. Coppock disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to her limited partner interest and indirect general partner interest. Mrs. Coppock's father is Mr. Snelling, Sr. Mrs. Coppock's address is 3327 S. Manor Way, Osseo, Michigan 49266.



 (7) Includes 2,450,293 shares of Class B Common Stock held by Arimathea over which Mr. Coppock has shared voting and investment power as a 7.4% limited partner and a 10% shareholder of Nehemiah. Mr. Coppock disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to his limited partner interest and indirect general partner interest. Mr. Coppock's address is 3327 S. Manor Way, Osseo, Michigan 49266.



 (8) Includes (i) 35,198 shares of Class B Common Stock held by Mr. and Mrs. Crews as tenants in common; and (ii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mrs. Crews has shared voting and investment power as a 10.8% limited partner and a 10% shareholder of Nehemiah. Mrs. Crews disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to her limited partner interest and indirect general partner interest. Mrs. Crews' mother is Mrs. Snelling, Sr.



 (9) Includes 487,901 shares of Class B Common Stock held by the Joan E. Snelling Trust over which Mr. Fulton has shared voting and investment power as a co-trustee along with Mr. Snelling, Sr. Mr. Fulton disclaims beneficial ownership of such shares. Mr. Fulton's address is 1580 Murdock Road, Marietta, Georgia 30060.



(10) Includes (i) 35,198 shares of Class B Common Stock held by Mrs. Paulk and her husband, Robert R. Paulk, as tenants in common; and (ii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mrs. Paulk has shared voting and investment power as a 10.8% limited partner and a 10% shareholder and director of Nehemiah. Mrs. Paulk disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to her limited partner interest and indirect general partner interest. Mrs. Paulk's mother is Mrs. Snelling, Sr.

(11) Includes (i) 45,124 shares of Class B Common Stock, the voting power of all of which has been granted to Mr. Snelling, Sr., pursuant to the Snelling Proxy; (ii) 35,198 shares of Class B Common Stock held by Mr. and Mrs. Paulk as tenants in common; (iii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mr. Paulk has shared voting and investment power as a 7.4% limited partner and a 10% shareholder of Nehemiah; and (iv) 541,508 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable, but over which Mr. Snelling, Sr., will have sole voting power upon issuance pursuant to the Snelling Proxy. Mr. Paulk disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to his limited partner interest and indirect general partner interest.



(12) Includes (i) 35,198 shares of Class B Common Stock that are held by Mrs. Snelling and her husband, Robert O. Snelling, Jr., as tenants in common; and (ii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mrs. Snelling has shared investment power as a 7.4% limited partner and a 10% shareholder of Nehemiah. Mrs. Snelling disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to her limited partner interest and indirect general partner interest.



(13) Includes (i) 45,124 shares of Class B Common Stock, the voting power of all of which has been granted to Mr. Snelling, Sr., pursuant to the Snelling Proxy; (ii) 35,198 shares of Class B Common Stock held by Mr. Spragins and his wife, Sherri S. Spragins, as tenants in common; (iii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mr. Spragins has shared investment power as a 10.8% limited partner and a 10% shareholder and director of Nehemiah; and (iv) 541,508 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable, but over which Mr. Snelling, Sr., will have sole voting power upon issuance pursuant to the Snelling Proxy. Mr. Spragins disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to his limited partner interest and indirect general partner interest. Mr. Spragins' mother is Mrs. Snelling, Sr.



(14) Includes (i) 35,198 shares of Class B Common Stock held by Mr. and Mrs. Spragins as tenants in common; and (ii) 2,450,293 shares of Class B Common Stock held by Arimathea over which Mrs. Spragins has shared voting and investment power as a 7.4% limited partner and a 10% shareholder of Nehemiah. Mrs. Spragins disclaims beneficial ownership of the shares of Class B Common Stock held by Arimathea, except to the extent such shares are attributable to her limited partner interest and indirect general partner interest.



(15) Includes 2,450,293 shares of Class B Common Stock over which Nehemiah, as Arimathea's corporate general partner, has voting and investment power.



(16) Includes options to purchase 2,425,955 shares of Class B Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan that are currently exercisable. Mr. Snelling, Sr., will have sole voting power over an aggregate of 2,166,032 of such shares upon issuance pursuant to the Snelling Proxy.

                          DESCRIPTION OF CAPITAL STOCK


     Prior to the effectiveness of the registration statement of which this Prospectus forms a part, the Company will (i) file its Second Amended and Restated Articles of Incorporation (the "Charter") with the Commonwealth of Pennsylvania, which will, among other things, reclassify the 946,778 outstanding shares of its common stock, par value $0.05 per share ("Old Common Stock") into 5,126,904 shares of Class B Common Stock, with any resulting fractional shares rounded up to the next whole share, and (ii) adopt amended and restated Bylaws (the "Bylaws"). The actual number of outstanding shares of Class B Common Stock, which may differ based upon rounding, will not be determined until the effective date, but is not expected to differ materially. Both the Charter and the Bylaws will become effective upon the effective date of the registration statement of which this Prospectus forms a part. The following summary of certain provisions of the Company's capital stock gives effect to the Charter, including the reclassification, and the Bylaws. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the Charter and the Bylaws, the forms of which are included as exhibits to the registration statement of which this Prospectus forms a part, and by provisions of applicable law.



     The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $0.01 per share, up to 15,000,000 shares of Class B Common Stock, par value $0.01 per share, and up to 10,000,000 shares of Preferred Stock, par value $0.01 per share. Prior to this offering, the Company had issued and outstanding 946,778 shares of Old Common Stock (5,126,904 shares of Class B Common Stock after giving effect to the reclassification), which were held, as of October 31, 1997, by 39 holders of record, and no Common Shares or Preferred Stock were outstanding. Upon consummation of this offering, 3,350,000 shares of Common Stock will be outstanding.


PREFERRED STOCK

     The board of directors of the Company is authorized (without any further action by the shareholders) to issue Preferred Stock in one or more series and to fix voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. The board of directors may issue Preferred Stock for the consideration and on the terms it deems desirable. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Shares. Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of Common Shares. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The board of directors of the Company, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Shares. The Company has no present intention to issue any shares of Preferred Stock.

COMMON SHARES

     Voting Rights. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the shareholders. Except as otherwise provided by law, in any resolution or resolutions of the board of directors of the Company providing for the issuance of Preferred Stock, or on a vote to alter or change the rights, privileges, restrictions or powers of the holders of the Common Shares, the Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the shareholders. Any change in the rights, privileges, restrictions or powers of the holders of the Common Shares requires a vote of not less than 80% of all votes entitled to be voted by the holders of each class to be adversely affected, voting as a separate class. The Company's Common Shares do not have cumulative voting rights.


     Dividends, Liquidation Rights and Pre-emptive Rights. The Common Shares share equally in any dividends when, as and if declared. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts or other liabilities of the Company, the remaining assets and funds of the Company will be divided equally among the record holders of the Common Shares. The Common Shares do not have pre-emptive rights.


     Conversion Rights. The Common Stock has no conversion rights. Each share of Class B Common Stock will be convertible at any time, at the option of and without cost to the shareholder, into one fully paid and nonassessable share of Common Stock upon surrender to the Company's transfer agent of the certificate or certificates evidencing the Class B Common Stock to be converted, together with a written notice of the election of such shareholder to convert such shares into Common Stock. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received. Upon any conversion of shares of Class B Common Stock into shares of Common Stock, no adjustment with respect to dividends shall be made. Shares of Class B Common Stock converted into Common Stock shall be retired and shall resume the status of authorized but unissued shares of Class B Common Stock.


     Restrictions on Transfer of Class B Common Stock. Shares of Class B Common Stock are freely transferable among Permitted Transferees (as hereinafter defined), but any other transfer of Class B Common Stock will result in its automatic conversion into Common Stock. In the case of a person or entity holding record ownership of shares of Class B Common Stock (a "Class B Holder") who is a natural person and the beneficial owner of the shares of Class B Common Stock to be transferred, a Permitted Transferee consists of the following: (i) the Class B Holder's spouse (provided, however, that upon divorce any Class B Common Stock held by the spouse shall automatically be converted into Common Stock); (ii) any family member of the Class B Holder, which includes any lineal descendant of a parent of the Class B Holder, any spouse of such lineal descendant and a lineal descendant of a parent of the spouse of the Class B Holder, including in each case any adopted children; (iii) the trustee of a trust for the sole benefit of the Class B Holder or any of the Class B Holder's family members; (iv) any organization established by the Class B Holder or any of the Class B Holder's family members, contributions to which are deductible for federal income, estate or gift tax purposes and a majority of whose governing board at all times consists of such Class B Holder and/or one or more Permitted Transferees; (v) the estate of the Class B Holder; (vi) a corporation wholly owned by, or a partnership in which all of the partners are, and all of the partnership interests are owned by, such Class B Holder and/or one or more of the Class B Holder's family members and/or Permitted Transferees (provided, however, that if there is any change in the shareholders of the corporation or the partners of the partnership that would cause the corporation or partnership no longer to be a Permitted Transferee, any Class B Common Stock held by the corporation or partnership shall automatically be converted into Common Stock); and (vii) any other Class B Holder who or which is the beneficial owner of shares of Class B Common Stock.



     In the case of a Class B Holder that is a partnership or corporation and the beneficial owner of the shares of Class B Common Stock, a Permitted Transferee consists of: (i) the partnership's partners or the corporation's shareholders, as the case may be; (ii) any transferor to the partnership or corporation of shares of Class B Common Stock after October 21, 1997 (the "Record Date"); (iii) any shareholder of such corporation on the Record Date and who receives shares of Class B Common Stock pro rata to the shareholder's stock ownership in such corporation through a dividend or through a distribution made upon liquidation of such corporation; (iv) any Permitted Transferee of any such person, partner or shareholder referred to in clauses (i), (ii) or (iii); and
(v) the survivor of a merger or consolidation of such corporation if those persons who beneficially owned sufficient shares entitled to elect at least a majority of the entire board of directors of such corporation immediately prior to the merger or consolidation beneficially own sufficient shares entitled to elect at least a majority of the entire board of directors of the survivor. In the case of a Class B Holder that is an irrevocable trust on the Record Date, a Permitted Transferee consists of: (i) any successor trustee of such trust who meets the requirements set forth in clause (ii) or (iii) below; (ii) any person to whom or for whose benefit principal may be distributed under the terms of such trust or any person to whom such trust may be obligated to make future transfers; and (iii) any lineal descendant of a parent of the creator of such trust including adopted children and any such descendant's spouse. In the case of a Class B Holder that is any trust other than an irrevocable trust on the Record Date, a Permitted Transferee consists of:

(i) any successor trustee who meets the requirements set forth in clause (ii) below; and (ii) the person who established such trust and any Permitted Transferee of such person. In the case of a Class B Holder that is the estate of a deceased Class B Holder, or that is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder held record and beneficial ownership of the shares of Class B Common Stock in question, a Permitted Transferee means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder. In the case of a record, but not beneficial, owner of Class B Common Stock as nominee for the person who is the beneficial owner thereof on the Record Date, a Permitted Transferee consists only of such beneficial owner of the Class B Common Stock and any Permitted Transferee of such beneficial owner.


     The restriction on transfers of shares of Class B Common Stock to other than a Permitted Transferee may preclude or delay a change in control of the Company.

CERTAIN PROVISIONS OF THE CHARTER AND BYLAWS


     Antitakeover Provisions. The Charter and Bylaws contain certain provisions, as described below, that, in addition to the voting power of the Class B Common Stock and the authorization of the Preferred Stock, may reduce the likelihood of a change in management or voting control of the Company without the consent of the Company's board of directors. These provisions could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of the Company's shareholders might consider to be in the shareholders' best interest, including offers or attempts that might result in a premium over the market price for the Common Stock.


     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Company's Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at an annual meeting must be in writing and delivered to or mailed and received at the principal executive offices of the Company not later than the date that corresponds to 120 days prior to the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. Shareholder proposals and nominations for the election of directors at a special meeting must be in writing and received by the Secretary of the Company no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made. The notice of director nominations and the notice of shareholder proposals must set forth certain information as detailed in the Company's Bylaws.

     Certain Effects of Authorized But Unissued Stock. Unissued and unreserved shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. Except pursuant to certain employee benefit plans described in this Prospectus, the Company does not currently have any plans to issue additional shares of Common Stock, Class B Common Stock or Preferred Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the board of directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors determines that a takeover proposal was not in the Company's best interests, such shares could be issued by the board of directors without shareholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover or otherwise.

     Removal of Directors. The Charter provides that directors may only be removed from the board of directors for cause and by the affirmative vote of the holders of 80% or more of the voting interest of the shareholders of record of the Company entitled to vote at an annual or special meeting called for that purpose.

     Anti-Greenmail. The Charter contains a so-called "anti-greenmail" provision, which is intended to discourage speculators who accumulate beneficial ownership of a significant block of voting shares of the Company and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the Company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as "greenmail." The anti-greenmail provision entitles the Company to recover any profit (as defined in the Charter) by a controlling person or group from the disposition of any shares, or any securities exercisable for or convertible into shares, of the Company, to any person, including the Company or another member of the controlling person or group, whether or not the profit is actually realized by the controlling person or group. This recovery right applies if the shares or other securities were acquired within 24 months before and 18 months after the person or group attains the status of a controlling person or group and the disposition is within 18 months after the person or group attains such status. The term "controlling person" or group" is defined as follows: (i) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed the intention of acquiring voting power over voting shares of the Company that would entitle the holder thereof to cast at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the Company; or (ii) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of the Company through any means. A person or group shall not be deemed a controlling person or group (absent significant other activities indicating that the person or group should be deemed a controlling person or group) if the person or group is one who or which: (A)(i) did not acquire the voting shares for the purpose, directly or indirectly, of changing or influencing control of the Company; (ii) if control were acquired, would not be a person or group or a participant in a group that has control over the Company and will not receive any disproportionate consideration from such a person or group; and (iii) if a proxy or consent is given, executes a revocable proxy or consent given without consideration in response to a proxy or consent solicitation made in accordance with the rules and regulations under the Exchange Act; or (B)(i) holds voting power in good faith, and not for the purpose of circumventing the Company, as an agent or nominee; or (ii) holds voting power in connection with the solicitation of proxies or consents by or on behalf of the Company. This anti-greenmail provision does not apply to certain transactions, including a transfer of equity securities of the Company consummated before July 31, 1997, and a transfer of equity securities by or to a person or group that as of July 31, 1997, beneficially owned shares entitling the person or group to cast at least 10% of the Company's voting shares.

     The Charter provides that the affirmative vote of the holders of 80% or more of the outstanding shares entitled to vote, voting together as a single class, is required to amend or repeal or adopt any provision inconsistent with the Company's anti-greenmail provisions.


     Limitations on Liability of Directors and Executive Officers. The Charter limits the liability of directors and executive officers. Specifically, directors and executive officers will not be held personally liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, in their capacity as a director or executive officer, unless (i) the director or executive officer has breached or failed to perform the duties of his or her office under the Charter, the Bylaws or applicable provisions of law and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The limitations on liability do not apply to the responsibility or liability of a director or an executive officer pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law.



     The principal effect of the limitation of liability provision is that a shareholder is unable to prosecute an action for monetary damages against a director or an executive officer of the Company unless the shareholder can demonstrate one of the specified bases for liability. This provision does not eliminate the directors' or the executive officers' duty of care, but it may discourage or deter shareholders or management from bringing a lawsuit against directors or executive officers for a breach of fiduciary duties, even though such an action, if successful, might otherwise benefit the Company and its shareholders. This provision does not eliminate or limit director or executive officer liability arising in connection with causes of action brought under the federal securities laws. In addition, this provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.


     Indemnification. The Bylaws provide that the Company is generally required to indemnify its directors and officers, and any other person designated as an indemnified representative by the board of directors, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director, officer or representative serves at the Company's request, subject to certain conditions, and to advance funds to its directors, officers and representatives to enable them to defend against such proceedings upon receipt of any undertaking by or on behalf of the director, officer or representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the Pennsylvania Business Corporation Law or otherwise. Conditions that bar indemnification against liabilities arising from conduct include (i) where the conduct of the indemnified director, officer or representative has been determined to constitute willful misconduct or recklessness under the Pennsylvania Business Corporation Law or any superseding provision of law and
(ii) self-dealing, which means the receipt of personal benefit from the corporation to which the authorized director, officer or representative is not legally entitled. To receive indemnification, the director, officer or representative must have been successful in the legal proceeding or acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company's best interests.


TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock is Chase Mellon Shareholder Services LLC.

LISTING

     The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "SNEL."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 3,350,000 shares of Common Stock and 4,710,237 shares of Class B Common Stock outstanding. There will also be outstanding employee stock options to purchase an aggregate of 2,957,212 shares of Class B Common Stock. All of the shares of Common Stock, which are being sold in this offering, will be freely transferable without restriction or further registration under the Securities Act, except that shares purchased by "affiliates" of the Company may generally be sold only in compliance with applicable provisions of Rule 144 under the Securities Act. The shares of Class B Common Stock are, and any shares issued upon the exercise of stock options will be, "restricted securities" within the meaning of Rule 144 and may not be sold without registration under the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144. Except for private sales involving a limited number of permitted transferees, any sale of shares of Class B Common Stock will result in the simultaneous conversion of the shares to shares of Common Stock. See "Description of Capital Stock -- Common Shares."



     Rule 144 as currently in effect provides that an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (80,602 shares immediately after this offering) and the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to certain notice and manner-of-sale requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an affiliate of the Company (in general, a person who is not a director, officer or principal shareholder of the Company) during the three months prior to resale and who has beneficially owned the restricted securities for at least two years is entitled to sell the restricted securities under Rule 144 without regard to the requirements discussed above.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon with respect to the resale of shares of Class B Common Stock originally purchased from the Company by its employees, directors or officers prior to the date the Company becomes subject to the reporting requirements of the Exchange Act pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. Shares of Class B Common Stock issued in reliance on Rule 701 are restricted securities and, commencing 90 days after the date of this Prospectus, may be sold by persons other than affiliates under Rule 144, subject to the provisions regarding manner of sale under Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.


     The Company, its officers and directors and certain shareholders, who will collectively own 4,656,614 shares of Class B Common Stock immediately following this offering, have agreed that for a period of 180 days after the date of this Prospectus they will not offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any Common Shares or any securities convertible into or exchangeable for Common Shares (except for options granted pursuant to the Company's stock option plans disclosed in this Prospectus) without the prior written consent of Smith Barney.


     There has been no active public market for the Company's common stock since 1990, and no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of the shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite the name of each
Underwriter:


                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Smith Barney Inc............................................
Rauscher Pierce Refsnes, Inc................................

          Total.............................................  3,350,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than shares covered by the over-allotment option described below) if any shares are purchased.

     The Underwriters, for whom Smith Barney and Rauscher Pierce Refsnes, Inc., are acting as Representatives, propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price
that represents a concession not in excess of $     per share under the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
initial public offering, the offering price and other selling terms may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 502,500 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.



     The Company, its officers and directors and certain shareholders, who will collectively own 4,656,614 shares of Class B Common Stock immediately following this offering, have agreed that for a period of 180 days after the date of this Prospectus they will not offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any Common Shares or any securities convertible into or exchangeable for Common Shares (except for options granted pursuant to the Company's stock option plans disclosed in this Prospectus) without the prior written consent of Smith Barney.


     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     There has not been any public market for the Company's common stock since 1990. Consequently, the initial public offering price for the shares of Common Stock included in this offering was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States, the current level of economic activity in the industry in which the Company competes and in related or comparable industries and current prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.


     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SNEL".


                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Gardere & Wynne, L.L.P., Dallas, Texas. Certain legal matters pertaining to the Common Stock will be passed upon for the Underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

     The Consolidated Financial Statements and related schedules of the Company as of December 31, 1995 and 1996, and for each of the two fiscal years then ended, for the seven months ended December 31, 1994, and for the fiscal year ended May 31, 1994, and the combined financial statements of the B.A.T. Group as of December 31, 1994 and 1995, and for each of the two years then ended, appearing in this Prospectus and the registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere in this Prospectus, and are included upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed therewith. For further information concerning the Company and the Common Stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Copies of the registration statement and the exhibits may be inspected without charge at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the public reference section of the Commission upon payment of the prescribed fees or on the Internet at http://www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Financial Statements -- Snelling and Snelling, Inc.
  Report of Independent Certified Public Accountants........  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Earnings.......................  F-4
  Consolidated Statement of Changes in Shareholders'
     Equity.................................................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7
Financial Statements -- B.A.T. Group
  Report of Independent Certified Public Accountants........  F-18
  Combined Balance Sheets...................................  F-19
  Combined Statements of Earnings...........................  F-20
  Combined Statement of Changes in Stockholders' Equity.....  F-21
  Combined Statements of Cash Flows.........................  F-22
  Notes to Combined Financial Statements....................  F-23
Pro Forma Condensed Financial Statement
  Pro Forma Condensed Statement of Earnings.................  F-29
  Notes to Pro Forma Condensed Statement of Earnings........  F-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Snelling and Snelling, Inc.

     We have audited the consolidated balance sheets of Snelling and Snelling, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the year ended May 31, 1994, the seven months ended December 31, 1994, and the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snelling and Snelling, Inc. as of December 31, 1995 and 1996, and the consolidated results of its operations and its consolidated cash flows for the year ended May 31, 1994, the seven months ended December 31, 1994, and the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Dallas, Texas
April 25, 1997 (except for Note 11 as to which the date is October 2, 1997 and Note 16 as to which the date is

  December   , 1997)


     The foregoing report is in the form which will be signed upon consummation of the transaction described in Note 16 to the financial statements.

/s/ GRANT THORNTON LLP

Dallas, Texas

November 21, 1997

                          SNELLING AND SNELLING, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                            ASSETS
                                                                DECEMBER 31,
                                                              -----------------   SEPTEMBER 30,
                                                               1995      1996         1997
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
Current assets
  Cash and cash equivalents.................................  $   369   $   549      $   648
  Receivables, less allowance for doubtful accounts of $201,
     $349 and $681..........................................   14,321    21,369       24,448
  Prepaid expenses and other current assets.................    1,009     2,392        2,008
  Refundable and deferred income taxes......................      540       394          756
                                                              -------   -------      -------
          Total current assets..............................   16,239    24,704       27,860
Fixed assets, net...........................................    3,736     5,054        4,493
Intangible assets, net......................................    2,380    20,968       21,267
Other assets................................................      724     1,329        1,682
                                                              -------   -------      -------
                                                              $23,079   $52,055      $55,302
                                                              =======   =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt......................  $   447   $ 4,014      $ 1,863
  Short-term borrowings.....................................    2,504     2,876            4
  Accounts payable-trade....................................      846     1,024        1,190
  Other current liabilities.................................    6,976     8,444       10,860
                                                              -------   -------      -------
          Total current liabilities.........................   10,773    16,358       13,917
Long-term debt, less current maturities.....................    1,825    22,411       25,540
Other noncurrent liabilities
  Deferred rent payable.....................................      899       739          641
  Other.....................................................      250       221          319
                                                              -------   -------      -------
                                                                1,149       960          960
                                                              -------   -------      -------
          Total liabilities.................................   13,747    39,729       40,417
Commitments and contingencies...............................       --        --           --
Shareholders' equity
  Preferred stock, $.01 par value; authorized, 10,000,000
     shares; none issued....................................       --        --           --
  Class A common stock, $.01 par value; authorized,
     100,000,000 shares; none issued........................       --        --           --
  Class B common stock, $.01 par value; authorized,
     15,000,000 shares; issued, 6,408,840 shares in 1995,
     6,324,094 shares in 1996 and 5,126,904 shares in
     1997...................................................       59        58           47
  Capital in excess of par value............................      246       243          197
  Retained earnings.........................................   11,559    14,696       14,641
                                                              -------   -------      -------
                                                               11,864    14,997       14,885
  Less treasury stock, at cost (1,171,853 of Class B common
     shares in 1995 and 1,171,474 of Class B common shares
     in 1996)...............................................    2,532     2,671           --
                                                              -------   -------      -------
          Total shareholders' equity........................    9,332    12,326       14,885
                                                              -------   -------      -------
                                                              $23,079   $52,055      $55,302
                                                              =======   =======      =======


        The accompanying notes are an integral part of these statements.

                          SNELLING AND SNELLING, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                 SEVEN
                                                 MONTHS           YEARS ENDED            NINE MONTHS ENDED
                                                 ENDED           DECEMBER 31,              SEPTEMBER 30,
                                YEAR ENDED    DECEMBER 31,   ---------------------   -------------------------
                               MAY 31, 1994       1994         1995        1996         1996          1997
                               ------------   ------------   ---------   ---------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
Revenues.....................   $   70,202     $  59,309     $ 122,701   $ 168,602    $ 116,864     $ 165,686
Cost of services.............       47,456        40,221        87,943     122,945       83,957       123,964
                                ----------     ---------     ---------   ---------    ---------     ---------
          Gross profit.......       22,746        19,088        34,758      45,657       32,907        41,722
Selling, general and
  administrative expenses....       14,116         8,859        15,384      19,600       13,624        20,421
Franchises' share of gross
  profit.....................        8,648         8,659        14,682      19,587       14,835        15,772
                                ----------     ---------     ---------   ---------    ---------     ---------
          Operating profit
            (loss)...........          (18)        1,570         4,692       6,470        4,448         5,529
Other income (expense)
  Interest expense...........          (66)          (71)         (379)     (1,100)        (602)       (1,885)
  Gain on sale of assets of
     subsidiary..............           --            --            --          --           --           678
  Other......................          348            63            97         105           54            20
                                ----------     ---------     ---------   ---------    ---------     ---------
                                       282            (8)         (282)       (995)        (548)       (1,187)
                                ----------     ---------     ---------   ---------    ---------     ---------
          Earnings before
            income taxes.....          264         1,562         4,410       5,475        3,900         4,342
Income tax expense...........          152           704         1,720       2,161        1,564         1,727
                                ----------     ---------     ---------   ---------    ---------     ---------
          NET EARNINGS.......   $      112     $     858     $   2,690   $   3,314    $   2,336     $   2,615
                                ==========     =========     =========   =========    =========     =========
Earnings per share...........   $     0.02     $    0.12     $    0.38   $    0.48    $    0.33     $    0.38
                                ==========     =========     =========   =========    =========     =========
Weighted average common and
  common equivalent shares...    7,067,662     7,011,698     7,007,062   6,965,843    6,982,234     6,908,741
                                ==========     =========     =========   =========    =========     =========


        The accompanying notes are an integral part of these statements.

                          SNELLING AND SNELLING, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                           CAPITAL
                                       COMMON SHARES      IN EXCESS                 TREASURY STOCK
                                    -------------------    OF PAR     RETAINED   --------------------
                                      SHARES     AMOUNT     VALUE     EARNINGS     SHARES     AMOUNT
                                    ----------   ------   ---------   --------   ----------   -------
BALANCE AT JUNE 1, 1993...........   6,475,321    $ 60      $249      $ 8,040     1,138,864   $ 2,553
  Net earnings....................          --      --        --          112            --        --
  Purchase of treasury stock......          --      --        --           --        88,672       115
                                    ----------    ----      ----      -------    ----------   -------
BALANCE AT MAY 31, 1994...........   6,475,321      60       249        8,152     1,227,536     2,668
  Net earnings....................          --      --        --          858            --        --
  Purchase of treasury stock......          --      --        --           --         1,083         2
  Retirement of treasury stock....     (66,481)     (1)       (3)        (141)      (66,481)     (145)
                                    ----------    ----      ----      -------    ----------   -------
BALANCE AT DECEMBER 31, 1994......   6,408,840      59       246        8,869     1,162,138     2,525
  Net earnings....................          --      --        --        2,690            --        --
  Purchase of treasury stock......          --      --        --           --         9,715         7
                                    ----------    ----      ----      -------    ----------   -------
BALANCE AT DECEMBER 31, 1995......   6,408,840      59       246       11,559     1,171,853     2,532
  Net earnings....................          --      --        --        3,314            --        --
  Purchase of treasury stock......          --      --        --           --        83,186       320
  Retirement of treasury stock....     (84,746)     (1)       (3)        (177)      (83,565)     (181)
                                    ----------    ----      ----      -------    ----------   -------
BALANCE AT DECEMBER 31, 1996......   6,324,094      58       243       14,696     1,171,474     2,671
  Net earnings....................          --      --        --        2,615            --        --
  Purchase and retirement of
     stock........................     (20,339)     (1)       (1)         (33)           --        --
  Purchase of treasury stock......          --      --        --           --         5,415        21
  Retirement of treasury stock....  (1,176,889)    (10)      (45)      (2,637)   (1,176,889)   (2,692)
                                    ----------    ----      ----      -------    ----------   -------
BALANCE AT SEPTEMBER 30, 1997
  (unaudited).....................   5,126,866    $ 47      $197      $14,641            --   $    --
                                    ==========    ====      ====      =======    ==========   =======


         The accompanying notes are an integral part of this statement.

                          SNELLING AND SNELLING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                     NINE MONTHS
                                                          SEVEN MONTHS      YEARS ENDED                 ENDED
                                                             ENDED          DECEMBER 31,            SEPTEMBER 30,
                                            YEAR ENDED    DECEMBER 31,   ------------------   -------------------------
                                           MAY 31, 1994       1994        1995       1996        1996          1997
                                           ------------   ------------   -------   --------   -----------   -----------
                                                                                              (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net earnings...........................    $   112        $   858      $ 2,690   $  3,314     $ 2,336       $ 2,615
  Adjustments to reconcile net earnings
     to net cash provided by (used in)
     operating activities:
     Depreciation and amortization.......        861            403          798      1,449         878         1,504
     Provision for losses on
       receivables.......................        375             68           74        226          90           539
     Provision for loss on investments...         55            120           --         --          --            --
     Gain on sale of assets of
       subsidiary........................         --             --           --         --          --          (678)
     Changes in operating assets and
       liabilities
       Receivables.......................     (3,723)        (1,844)      (3,461)    (7,275)     (2,459)       (4,747)
       Prepaid expenses and other current
          assets.........................        213            216          277       (648)       (436)          381
       Other assets......................        250            320          (24)      (891)       (792)         (484)
       Accounts payable and other current
          liabilities....................      2,229          1,064         (142)       912        (398)          385
       Refundable and deferred income
          taxes..........................       (325)          (271)          (9)       308         (15)         (421)
       Other noncurrent liabilities......         63            (96)        (142)      (189)       (161)          (94)
                                             -------        -------      -------   --------     -------       -------
          Net cash provided by (used in)
            operating activities.........        110            838           61     (2,794)       (957)        1,000
Cash Flows From Investing Activities
  Proceeds from sale of assets...........          9              3           32         60           3         1,940
  Capital expenditures...................       (380)          (286)      (2,527)    (2,014)     (1,747)         (266)
  Acquisition of businesses..............         --           (915)      (1,002)    (9,764)     (4,965)         (949)
                                             -------        -------      -------   --------     -------       -------
          Net cash provided by (used in)
            investing activities.........       (371)        (1,198)      (3,497)   (11,718)     (6,709)          725
                                             -------        -------      -------   --------     -------       -------
Cash Flows From Financing Activities
  Proceeds from bank overdrafts..........         --             --        1,806        710       1,043         2,324
  Proceeds from debt.....................        836             --        3,033     17,518       8,090         4,587
  Repayments of debt.....................        (60)          (255)      (1,288)    (3,216)       (974)       (6,481)
  Purchase of stock......................       (115)            (2)          (7)      (320)       (320)          (56)
                                             -------        -------      -------   --------     -------       -------
          Net cash provided by (used in)
            financing activities.........        661           (257)       3,544     14,692       7,839           374
                                             -------        -------      -------   --------     -------       -------
Net Increase (Decrease) In Cash And Cash
  Equivalents............................        400           (617)         108        180         173            99
Cash And Cash Equivalents:
  At Beginning Of Period.................        478            878          261        369         369           549
                                             -------        -------      -------   --------     -------       -------
  At End Of Period.......................    $   878        $   261      $   369   $    549     $   542       $   648
                                             =======        =======      =======   ========     =======       =======


See Note 14 for supplemental disclosure of cash flows and noncash investing and financing transactions.

        The accompanying notes are an integral part of these statements.

                          SNELLING AND SNELLING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Snelling and Snelling, Inc. (Snelling) and all of its subsidiaries (collectively, the Company). All significant intercompany accounts and transactions have been eliminated.

     BUSINESS AND REVENUE RECOGNITION -- The Company provides career and flexible staffing services through Company owned and franchised offices located primarily throughout the United States. The Company services a wide variety of customers, none with any significant geographic or revenue concentration.

     Revenue from services is recognized at the time the services are provided. Revenue from the sale of franchises is recognized when the franchised office begins operations and a substantial portion of the sales price is received. The Company also receives revenues from sales of employment services and from fees earned on sales of employment services (career placement and flexible staffing) by its franchise operations.

     The Company has two types of franchises for purposes of flexible staffing services revenue recognition. With the first type, the Company records franchise royalties, based on a contractual percentage of flexible staffing services billings, in the period in which the franchise collects for the services provided. The second type of franchises participate in the Company's pay/bill processing program. With the second type, the Company has a direct contractual relationship with the clients for the services, holds title to the related receivables and is the legal employer of the flexible staffing employees. Revenues generated by these franchises and the related direct costs of services are included as part of the Company's revenues and costs of services in the period in which the services are provided. The net distribution paid to franchises participating in the pay/bill processing program is an operating expense recorded by the Company as franchises' share of gross profit and is based on either a percentage of the flexible staffing services billings or a percentage of the gross profit generated.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts for cash, receivables and accounts payable approximate fair value because of the short-term nature of these items. The fair value for long-term debt approximates its carrying value because interest rates are tied to market.

     FIXED ASSETS -- Fixed assets are stated at cost. Depreciation is provided using the straight-line method, principally over the following useful lives: equipment, five to ten years; computer hardware and software, five years. Amortization of leasehold improvements is provided using the straight-line method over the life of the lease or the asset, whichever is shorter.

     INTANGIBLES -- Intangible assets primarily consist of goodwill related to acquisitions of businesses. The cost in excess of the fair value of net assets acquired (goodwill) is amortized by the straight-line method over 40 years. Other intangible assets consist of covenants not to compete that are amortized over the term of the agreements.

     The Company evaluates the recoverability of its goodwill and other intangibles in relation to the anticipated cash flows on an undiscounted basis. Based on this evaluation, the Company believes that no material impairment of intangible assets exists at December 31, 1996.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     WORKERS' COMPENSATION -- The Company is self-insured up to specified limits for certain risks related to workers' compensation liability. Workers' compensation costs are accrued based upon the aggregate of the liability for reported claims and loss adjustment expenses and an actuarially-determined estimated liability for claims incurred but not reported. The estimated costs of reported claims are accrued based upon loss development trends and may be revised in the future based on changes in the value of those claims.

     INCOME TAXES -- Deferred tax assets and liabilities are determined based on the differences between financial statement and income tax bases of assets and liabilities using the enacted tax rates in effect.

     DEFERRED RENT -- The cost of the Company's lease for office space is accounted for by the straight-line method. The difference between the net cash requirements of the lease and the straight-line method is reflected on the balance sheet as deferred rent payable.

     STATEMENTS OF CASH FLOWS -- For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     STOCK OPTIONS -- The Company accounts for stock-based employee compensation as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations. The pro forma information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" is disclosed in Note 12.


     ADVERTISING EXPENSE -- Advertising costs are expensed as incurred. Advertising expense was $153,000 for the year ended May 31, 1994, $57,000 for the seven months ended December 31, 1994 and $204,000 and $376,000 for the years ended December 31, 1995 and 1996, respectively, and $225,000 and $574,000 for the nine months ended September 30, 1996 and 1997, respectively.



     CONCENTRATION OF RISK -- The Company provides staffing services on a national basis. Credit risks are minimized due to the nature of the staffing business, large number of customers and diversity of industries serviced. The Company continually analyzes the creditworthiness of its customers.



     A single franchisee operates twelve franchise locations from which the Company currently derives approximately 13.8% of its net earnings. Loss of this franchisee would have a material adverse effect on results of operations.



     EARNINGS PER SHARE -- Earnings per share were computed by dividing net earnings applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period after giving retroactive effect to the common stock reclassification in December 1997 (Note 16). Stock options granted during the twelve months prior to the filing of the Company's Registration Statement on Form S-1 have been included in the calculation of common equivalent shares using the treasury stock method as if they were outstanding for all periods presented. In computing the number of shares that could have been purchased with the proceeds from exercise, the estimated initial public offering price was used.



     INTERIM STATEMENTS -- In the opinion of management, the unaudited interim financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1997 and the results of its operations and cash flows for the nine-month periods ended September 30, 1996 and 1997. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 2 -- ACQUISITIONS


     From June 1, 1994, through September 30, 1997, the Company acquired 19 franchise locations and seven independent staffing locations.


     The acquisitions were accounted for under the purchase method of accounting and are included in the consolidated financial statements from the dates of acquisition.

     The following table summarizes the Company's acquisition activity since June 1, 1994. Included in the amounts paid are expenses of the acquisitions:


                                            SEVEN MONTHS     YEARS ENDED       NINE MONTHS
                                               ENDED         DECEMBER 31,         ENDED
                                            DECEMBER 31,   ----------------   SEPTEMBER 30,
                                                1994        1995     1996         1997
                                            ------------   ------   -------   -------------
                                                            (IN THOUSANDS)
Cash paid..................................    $  915      $1,002   $ 9,764       $949
Amounts due sellers of business............       433         400     9,489         --
                                               ------      ------   -------       ----
          Total............................    $1,348      $1,402   $19,253       $949
                                               ======      ======   =======       ====


     Five of the 19 franchise locations acquired are located in the Chicago area. The locations were purchased from a group of corporations (the B.A.T. Group Acquisition), which were affiliated, in simultaneous transactions in November 1996.

     Three of the 19 franchise locations acquired, which are located in the Kansas City area, were purchased from a single corporation in March 1996 (the Kansas City Acquisition).


     The following unaudited pro forma information has been prepared assuming that the B.A.T. Group and Kansas City Acquisitions had occurred at the beginning of the periods presented, after including the impact of certain adjustments. These adjustments include amortization of intangibles, interest expense on acquisition debt, reflection of changes to the Company's workers' compensation liability rates and state unemployment tax rates in effect at the time of acquisition, reduction of executive compensation for sellers who were no longer employed by the Company subsequent to acquisition, eliminations of intercompany transactions, and the related effects on income taxes. Pro forma adjustments reflecting anticipated "efficiencies" in operations are not permitted under generally accepted accounting principles. As a result of the limitations imposed with regard to the types of permitted pro forma adjustments, the Company believes that this unaudited pro forma information is not indicative of future results of operations, nor the results of historical operations had the B.A.T. Group and Kansas City Acquisitions been consummated as of the assumed dates.



                                                                                NINE MONTHS
                                                   YEARS ENDED DECEMBER 31,        ENDED
                                                   ------------------------    SEPTEMBER 30,
                                                      1995          1996           1996
                                                   ----------    ----------    -------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................    $144,657      $185,396      $131,331
Net earnings.....................................    $  2,991      $  3,623      $  2,623
Earnings per share...............................    $    .43      $    .52      $   0.38


     All other acquisitions of franchise locations and independent personnel service locations were insignificant to the overall financial results of the periods presented and, therefore are not included in the pro forma information.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 3 -- FIXED ASSETS


                                                            DECEMBER 31,
                                                           ---------------   SEPTEMBER 30,
                                                            1995     1996        1997
                                                           ------   ------   -------------
                                                                   (IN THOUSANDS)
Computer hardware and software...........................  $4,912   $6,855      $6,832
Equipment................................................     553      654         534
Leasehold improvements...................................     691      710         749
Other....................................................     321      414         250
                                                           ------   ------      ------
                                                            6,477    8,633       8,365
Less accumulated depreciation and amortization...........   2,741    3,579       3,872
                                                           ------   ------      ------
                                                           $3,736   $5,054      $4,493
                                                           ======   ======      ======



     Capitalized leases included above were approximately $1,848,000, $2,272,000 and $1,895,000 at December 31, 1995 and 1996 and September 30, 1997,
respectively. These consisted primarily of leases for computer hardware and software related to systems conversions in the offices of both the Company and its franchisees.


NOTE 4 -- INTANGIBLES


                                                            DECEMBER 31,
                                                          ----------------   SEPTEMBER 30,
                                                           1995     1996         1997
                                                          ------   -------   -------------
                                                                   (IN THOUSANDS)
Goodwill................................................  $2,310   $21,228      $21,905
Covenants not to compete................................     450       575          590
                                                          ------   -------      -------
                                                           2,760    21,803       22,495
Less accumulated amortization...........................     380       835        1,228
                                                          ------   -------      -------
                                                          $2,380   $20,968      $21,267
                                                          ======   =======      =======


NOTE 5 -- OTHER ASSETS


                                                            DECEMBER 31,
                                                            -------------   SEPTEMBER 30,
                                                            1995    1996        1997
                                                            ----   ------   -------------
                                                                   (IN THOUSANDS)
Loan origination fees (net of accumulated amortization of
  $147,000 and $275,000 in 1996 and 1997).................  $ --   $  659      $  560
Deferred financing costs..................................    --       --         420
Long-term investments, at cost (net of allowance of
  approximately $325,000 in 1995, 1996 and 1997)..........     9       39          56
Cash surrender value of officer life insurance............   569      624         642
Deferred income taxes.....................................   146        7           2
                                                            ----   ------      ------
                                                            $724   $1,329      $1,680
                                                            ====   ======      ======

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 6 -- SHORT-TERM BORROWINGS


                                                          DECEMBER 31,
                                                        ----------------   SEPTEMBER 30,
                                                         1995     1996         1997
                                                        ------   -------   -------------
                                                                 (IN THOUSANDS)
Bank line of credit...................................  $1,985   $    --      $   --
Short-term notes financing acquisitions, at interest
  rates from 8.25% to 9.25%...........................      --     2,306          --
Other debt, at interest rates from 7.0% to 9.7%.......     519       570           4
                                                        ------   -------      ------
                                                        $2,504   $ 2,876      $    4
                                                        ======   =======      ======
Weighted average interest rate........................    8.38%     8.08%       7.48%
                                                        ======   =======      ======


NOTE 7 -- LONG-TERM DEBT


                                                          DECEMBER 31,
                                                        ----------------   SEPTEMBER 30,
                                                         1995     1996         1997
                                                        ------   -------   -------------
                                                                 (IN THOUSANDS)
Revolving credit facility.............................  $   --   $ 9,013      $ 8,115
Acquisition credit facility...........................      --     7,478       12,963
Acquisition note payable in quarterly installments
  through 2001, at 8.25% interest.....................      --     6,058        3,273
Other acquisition notes payable in installments
  through 2000, with interest ranging from 6% to
  9.25%...............................................     628     1,604        1,157
Capitalized lease obligations, payable in varying
  monthly installments through 2001, collateralized by
  the related equipment...............................   2,203     2,919        2,311
                                                        ------   -------      -------
                                                         2,831    27,072       27,819
Less amount representing interest on capital lease
  obligations, imputed at rates ranging from 8.95% to
  17.18%..............................................     559       647          416
                                                        ------   -------      -------
                                                         2,272    26,425       27,403
Less current maturities...............................     447     4,014        1,863
                                                        ------   -------      -------
                                                        $1,825   $22,411      $25,540
                                                        ======   =======      =======


     Aggregate maturities of long-term debt for the five years following December 31, 1996 are as follows:

                                                 (IN THOUSANDS)
1997...........................................     $ 4,014
1998...........................................       1,884
1999...........................................       1,942
2000...........................................       1,225
2001...........................................      17,360
                                                    -------
                                                    $26,425
                                                    =======

     During 1996, the Company negotiated a new Senior Credit Facility, which expires in January 2001, with BankBoston, N.A. ("BankBoston") and a syndicate of other banks. At December 31, 1996, the Senior Credit Facility provided for a maximum revolving facility of $15.0 million (based on the Company's eligible

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


receivables) and a $25.0 million acquisition facility. The Company's ability to request additional advances under the acquisition facility terminates on January 31, 1998. Optional prepayments are allowed on both facilities, and any remaining unpaid balance on either facility is due in January 2001. Mandatory repayment of amounts borrowed under the revolving facility is based on daily bank clearings of deposits. For the acquisition facility, mandatory repayments included: (1) quarterly payments based on a five year amortization; and (2) annual payments based on the Company's excess cash flow (as defined in the Senior Credit Facility). However, all payments due on the acquisition facility are required to be funded from the revolving facility. As a result, no portion of either facility is included in current maturities of debt at December 31, 1996 or September 30, 1997, since the revolving facility has no current maturity at either date and there was sufficient availability under the revolving facility at both dates to fund the mandatory repayments on the acquisition facility during the following year.


     At the Company's option, interest is calculated based on a combination of the following: (i) BankBoston's base rate or the London Interbank Offered Rate ("LIBOR") plus (ii) from 0.5% to 3.0% depending on the facility and certain financial ratios of the Company. The average rate at December 31, 1996 was 8.20% on the acquisition facility and 8.09% on the revolving facility. The Senior Credit Facility requires the Company to pay a commitment fee ranging from .375% to .500% per annum depending on certain financial ratios on the unused amount of the credit line (approximately $23.5 million at December 31, 1996). The Senior Credit Facility also includes financial covenants regarding the Company's working capital, consolidated net worth, earnings coverage to debt, interest and fixed charges and limitations on annual capital expenditures. Borrowings under the Senior Credit Facility are collateralized by substantially all of the Company's assets, along with an agreement that provides for the pledge by certain shareholders of the Company of at least 50% of the voting power of the outstanding common shares of the Company.


     In June and July, 1997, the Senior Credit Facility was amended to increase the revolving facility to a maximum of $22.5 million and to modify certain of its financial covenants.



     Availability under the Senior Credit Facility at September 30, 1997 was $20.2 million.



     The Company had outstanding irrevocable standby letters of credit as of December 31, 1995 and 1996, and September 30, 1997 in the total principal amounts of $4,176,000, $3,163,000 and $4,163,000, respectively, primarily in connection with the Company's workers' compensation insurance program.


NOTE 8 -- OTHER CURRENT LIABILITIES


                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1995      1996         1997
                                                       ------    ------    -------------
                                                                (IN THOUSANDS)
Accrued expenses
  Compensation......................................   $2,388    $1,877       $   934
  Taxes, other than income taxes....................    1,172     1,201         2,150
  Insurance.........................................      669     2,148         2,198
  Rebates to franchisees............................      209       250           136
  Other expenses....................................      732       452           602
  Cash overdraft....................................    1,806     2,516         4,840
                                                       ------    ------       -------
                                                       $6,976    $8,444       $10,860
                                                       ======    ======       =======

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 9 -- INCOME TAXES

     The provision for income taxes in the consolidated statements of earnings is comprised of the following:


                                            SEVEN MONTHS     YEARS ENDED      NINE MONTHS ENDED
                               YEAR ENDED      ENDED        DECEMBER 31,        SEPTEMBER 30,
                                MAY 31,     DECEMBER 31,   ---------------    ------------------
                                  1994          1994        1995     1996      1996       1997
                               ----------   ------------   ------   ------    -------    -------
                                                        (IN THOUSANDS)
Current expense..............    $ 329         $  922      $1,258   $1,759     $1,267     $1,401
  Federal....................      108            144         199      389        282        323
                                 -----         ------      ------   ------     ------     ------
  State......................      437          1,066       1,457    2,148      1,549      1,724
                                 -----         ------      ------   ------     ------     ------
Deferred expense (benefit)
  Federal....................     (228)          (308)        154       10         11          3
  State......................      (57)           (54)        109        3          4         --
                                 -----         ------      ------   ------     ------     ------
                                  (285)          (362)        263       13         15          3
                                 -----         ------      ------   ------     ------     ------
                                 $ 152         $  704      $1,720   $2,161     $1,564     $1,727
                                 =====         ======      ======   ======     ======     ======


     The income tax provision, reconciled to the tax computed at the statutory Federal rate, is as follows:


                                            SEVEN MONTHS     YEARS ENDED      NINE MONTHS ENDED
                              YEAR ENDED       ENDED         DECEMBER 31,       SEPTEMBER 30,
                                MAY 31,     DECEMBER 31,   ----------------   ------------------
                                 1994           1994        1995      1996     1996       1997
                              -----------   ------------   ------    ------   -------    -------
                                                        (IN THOUSANDS)
Tax at statutory rate.......     $ 90           $531       $1,499    $1,861    $1,326     $1,476
State income taxes, net of
  Federal benefit...........       12             97          202       258       195        213
Other.......................       50             76           19        42        43         38
                                 ----           ----       ------    ------    ------     ------
          Total.............     $152           $704       $1,720    $2,161    $1,564     $1,727
                                 ====           ====       ======    ======    ======     ======

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     The components of the net deferred tax asset were as follows:


                                                          DECEMBER 31,
                                                          ------------    SEPTEMBER 30,
                                                          1995    1996        1997
                                                          ----    ----    -------------
                                                                 (IN THOUSANDS)
Deferred tax assets
  Allowance for doubtful accounts.......................  $ 78    $135        $ 285
  Accrued expenses......................................   306     346          362
  Fixed assets..........................................    28      --           --
  Intangible assets.....................................    42       5           --
                                                          ----    ----        -----
                                                           454     486          647
                                                          ----    ----        -----
Deferred tax liabilities
  Deferred rent.........................................    26      50           72
  Fixed assets..........................................    --      11           70
  Intangible assets.....................................    --      --           79
  Other.................................................    14      24           28
                                                          ----    ----        -----
                                                            40      85          249
                                                          ----    ----        -----
Net deferred tax asset..................................  $414    $401        $ 398
                                                          ====    ====        =====
Balance sheet classifications:
  Current deferred tax asset............................  $268    $394        $ 567
  Noncurrent deferred tax asset (liability).............   146       7         (169)
                                                          ----    ----        -----
                                                          $414    $401        $ 398
                                                          ====    ====        =====


NOTE 10 -- EMPLOYEE BENEFIT PLANS


     The Company has a 401(k) Plan (the Plan) for employees, under which employee contributions qualify as salary reductions. The Company is required to match 25% of the employee's salary reduction contributions and, at its option, may make discretionary contributions. Substantially all of the full-time employees of the Company who are not members of a collective bargaining unit, as well as flexible staffing employees who meet certain requirements regarding hours worked, are eligible for the Plan after one year of service. Company contributions become fully vested to participants after five years. Effective June 1, 1994, the Company suspended all contributions to the Plan. Subsequent to December 31, 1994, the Plan was amended and both employee and Company contributions were permitted. Company contributions to the Plan were approximately $230,000, $25,000, $34,000, $27,000 and $40,000 for the years ended May 31, 1994, December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, respectively. There were no contributions for the seven months ended December 31, 1994.



     One of the Company's subsidiaries had a non-contributory, defined contribution pension plan for employees who work 1,000 hours or more per year. Pension expense for this plan is computed based upon the number of hours worked at $.35 per hour for the year ended December 31, 1996 and $.30 per hour for the year ended December 31, 1995 and for the seven months ended December 31, 1994. Contributions were approximately $40,000 and $63,000 for the years ended December 31, 1996 and 1995, $11,000 for the seven months ended December 31, 1994, and $40,000 for the nine months ended September 30, 1996. The operations and substantially all of the assets of the subsidiary were sold in January 1997.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

  Operating Leases


     The Company is obligated under various noncancellable operating leases for computer hardware and software, office space and furnishings through 2005. Total rental expense was approximately $899,000 for the year ended May 31, 1994, $544,000 for the seven months ended December 31, 1994, and $956,000 and $1,099,000 for the years ended December 31, 1995 and 1996, respectively, and $721,000 and $1,570,000 for the nine months ended September 30, 1996 and 1997, respectively, including short-term automobile and equipment rentals. The future minimum lease payments under all long-term noncancellable operating leases at December 31, 1996 are approximately as follows:


                                                 (IN THOUSANDS)
1997...........................................      $1,670
1998...........................................       1,679
1999...........................................       1,443
2000...........................................       1,198
2001...........................................         744
Future years...................................         272
                                                     ------
                                                     $7,006
                                                     ======

  Legal

     Several legal actions arising in the ordinary course of business are pending or in process against the Company. In the opinion of management, the eventual disposition of these actions will have no material adverse effect on the financial position, results of operations or liquidity of the Company.

  Employment Agreements

     The Company has agreements, expiring between 2001 and 2006, with several executive officers providing for cash compensation and other benefits in the event of termination without cause or a change in control of the Company.


     In October 1997, the Company entered into a 15-year employment agreement with its chief executive officer, Robert O. Snelling, Sr. The agreement provides for annual compensation of $475,000, adjusted for Consumer Price Index changes. In the event of termination of employment, Mr. Snelling is entitled to receive annual compensation equal to 75% of his then base salary for the remaining term plus five years. In the event of death, the spouse of Mr. Snelling is entitled to receive two-thirds of the amount he would otherwise receive. If there is a change in control of the Company, Mr. Snelling may elect either to receive a lump-sum payment equal to the then present value of the economic benefits under the agreement or to have his compensation, including any deferred compensation, increased by 10% (plus, in either case, an additional gross-up amount in the event of imposition of any federal excise or similar tax on payment).


NOTE 12 -- STOCK OPTIONS

     The 1996 Stock Option Plan provides for the granting of incentive and non-qualified stock options. A total of 2,978,286 shares of Class B common stock is authorized for issuance to certain employees of the Company. The options granted have ten year terms and have either immediate vesting or graded vesting over five years. The exercise price may not be less than the fair market value on the measurement date.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


     The following table reflects activity under the stock option plan and the weighted average exercise price per share:



                                                                                WEIGHTED
                                                                                AVERAGE
                                                                             EXERCISE PRICE
                                                            STOCK OPTIONS      PER SHARE
                                                            -------------    --------------
Outstanding -- January 1, 1996............................           --
Granted...................................................    2,599,238          $3.85
                                                              ---------
Outstanding -- December 31, 1996 and September 30, 1997...    2,599,238          $3.85
                                                              =========
Options exercisable at December 31, 1996..................    2,339,314          $3.85
                                                              =========
Options exercisable at September 30, 1997.................    2,425,955          $3.85
                                                              =========


     The Company accounts for these plans under Accounting Principles Board Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plan. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) requires pro forma disclosures of net earnings and earnings per share based upon the fair value of options granted. The fair value of each option has been estimated as of the measurement date, using present value calculations with the following assumptions:

Risk-free interest rate....................................       6%
Dividend yield.............................................       0%
Expected life..............................................  5 years
Volatility.................................................      36%

     The weighted average fair value of options granted in 1996 was $1.58 per share. Had compensation for stock options been accounted for under Financial Accounting Standards No. 123, the effect on the Company's net earnings and earnings per share for the year ended December 31, 1996 would have been as follows:

                                                              AS REPORTED    PRO FORMA
                                                              -----------    ---------
Net earnings (in thousands).................................    $3,314        $1,042
                                                                ======        ======
Earnings per share..........................................    $  .48        $  .15
                                                                ======        ======

NOTE 13 -- REVENUES


     Total system-wide placement sales for Company-owned branch locations and franchise locations were approximately $225.3 million for the year ended May 31, 1994, $166.3 million for the seven months ended December 31, 1994, $318.9 million and $373.0 million for the years ended December 31, 1995 and 1996, respectively, and $325.0 million for the nine months ended September 30, 1997.

                          SNELLING AND SNELLING, INC.

   (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED


                   SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)


NOTE 14 -- CASH FLOW INFORMATION

     Supplemental information on cash flows and noncash investing and financing transactions is as follows:


                                                                               NINE MONTHS
                                           SEVEN MONTHS      YEAR ENDED           ENDED
                                              ENDED         DECEMBER 31,      SEPTEMBER 30,
                                           DECEMBER 31,   ----------------   ---------------
                                               1994        1995     1996      1996     1997
                                           ------------   ------   -------   ------   ------
                                                           (IN THOUSANDS)
Supplemental cash flow information
  Interest paid..........................     $  71       $  351   $   843   $  566   $1,848
                                              =====       ======   =======   ======   ======
  Income taxes paid......................     $ 561       $2,203   $ 1,853   $1,557   $1,861
                                              =====       ======   =======   ======   ======
Supplemental data on noncash investing
  and financing activities
  Note issued for purchase of insurance
     policies............................     $ 488       $  714   $   736   $  269   $   --
                                              =====       ======   =======   ======   ======
  Purchase of businesses
     Fair value of tangible assets
       acquired..........................     $ 109       $  112   $   210   $   75   $   25
     Goodwill............................     1,189          890    18,918    1,450      909
     Covenants not to compete............        50          400       125       25       15
     Debt issued.........................      (433)        (400)   (9,489)    (675)      --
                                              -----       ------   -------   ------   ------
     Cash paid...........................     $ 915       $1,002   $ 9,764   $  875   $  949
                                              =====       ======   =======   ======   ======


NOTE 15 -- SALE OF SUBSIDIARY

     During January 1997, the Company sold substantially all the assets of a subsidiary company, realizing a net gain on sale of $678,000.

NOTE 16 -- RECAPITALIZATION


     In December 1997, the Company amended its articles of incorporation to provide for the issuance of 100,000,000 shares of Class A common stock, 15,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock. This recapitalization had the effect of a 5.415067 for 1 split of its Class B common shares at that time. No shares of Class A common stock or preferred stock have been issued. Each share of Class B common stock is entitled to ten votes, and each share of Class A is entitled to one vote.


     The consolidated financial statements, including all references to number of shares and per share data, have been adjusted to reflect the stock split.


NOTE 17 -- SUBSEQUENT EVENTS (UNAUDITED)



     In October 1997, the Company acquired an independent staffing location in New York City for $6.0 million in total consideration. In November 1997, the Company acquired a franchise location in Dallas for $0.5 million in total consideration.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
B.A.T. Group Holdings, Inc.,
KAL Help Enterprises, Inc.,
Par Three Help Services, Inc., and
Par Four Services, Inc.

     We have audited the combined balance sheets of B.A.T. Group Holdings, Inc., KAL Help Enterprises, Inc., Par Three Help Services, Inc. and Par Four Services, Inc. (collectively, B.A.T. Group) as of December 31, 1994 and 1995, and the related combined statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the management of B.A.T. Group. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of B.A.T. Group as of December 31, 1994 and 1995, and the combined results of its operations and its combined cash flows for the years then ended, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


Dallas, Texas
August 15, 1997

                                  B.A.T. GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,
                                                        ------------------------    SEPTEMBER 30,
                                                           1994          1995           1996
                                                        ----------    ----------    -------------
                                                                                     (UNAUDITED)
Current assets
  Cash and cash equivalents...........................  $    1,000    $  181,848     $       --
  Marketable securities available for sale, at market
     value (cost -- $410,922 in 1995 and $539,862 in
     1996)............................................          --       420,875        601,175
  Receivables -- trade, less allowance for doubtful
     accounts of $44,000, $150,000 and $69,000 in
     1994, 1995 and 1996..............................   2,287,025     2,970,338      3,238,461
  Prepaid expenses and other current assets...........      23,419       182,498        386,677
                                                        ----------    ----------     ----------
          Total current assets........................   2,311,444     3,755,559      4,226,313
Equipment and leasehold improvements, net.............     186,028       273,354        281,223
Intangible assets, net................................     223,097       208,504        286,547
                                                        ----------    ----------     ----------
          Total assets................................  $2,720,569    $4,237,417     $4,794,083
                                                        ==========    ==========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Cash overdraft......................................  $   81,713    $       --     $  210,437
  Current maturities of long-term debt................     128,444        49,604         91,164
  Short-term borrowings...............................     780,000     1,302,374        913,991
  Payable to franchisor...............................     171,929       211,978        211,694
  Workers' compensation insurance accrual.............     110,506        34,250         59,600
  Payroll taxes payable...............................      96,800       151,304             --
  Accounts payable and other accrued expenses.........      13,208        41,544         94,622
                                                        ----------    ----------     ----------
          Total current liabilities...................   1,382,600     1,791,054      1,581,508
Long-term debt, less current maturities...............      40,268        46,822         86,604
                                                        ----------    ----------     ----------
          Total liabilities...........................   1,422,868     1,837,876      1,668,112
Commitments and contingencies.........................          --            --             --
Stockholders' equity
  Common stock........................................       3,000       108,000        108,000
  Unrealized gain on securities available for sale....          --         9,953         61,313
  Retained earnings...................................   1,294,701     2,281,588      2,956,658
                                                        ----------    ----------     ----------
          Total stockholders' equity..................   1,297,701     2,399,541      3,125,971
                                                        ----------    ----------     ----------
                                                        $2,720,569    $4,237,417     $4,794,083
                                                        ==========    ==========     ==========

        The accompanying notes are an integral part of these statements.

                                  B.A.T. GROUP

                        COMBINED STATEMENTS OF EARNINGS

                                                                                     NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,          ENDED
                                                      --------------------------    SEPTEMBER 30,
                                                         1994           1995            1996
                                                      -----------    -----------    -------------
                                                                                     (UNAUDITED)
Revenues............................................  $13,827,972    $17,683,665     $13,953,776
Cost of services....................................   11,225,069     13,846,908      10,786,716
                                                      -----------    -----------     -----------
          Gross profit..............................    2,602,903      3,836,757       3,167,060
Selling, general and administrative expenses........    1,653,288      2,192,953       1,912,294
Depreciation and amortization.......................       46,186         88,685          82,653
Management fee paid to affiliate....................           --        136,000              --
                                                      -----------    -----------     -----------
          Operating profit..........................      903,429      1,419,119       1,172,113
Other expense
  Interest..........................................       64,796         78,638          51,449
  Other.............................................           --          7,382              --
                                                      -----------    -----------     -----------
                                                           64,796         86,020          51,449
                                                      -----------    -----------     -----------
          NET EARNINGS..............................  $   838,633    $ 1,333,099     $ 1,120,664
                                                      ===========    ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  B.A.T. GROUP

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                          UNREALIZED
                                                           GAIN ON
                                                          SECURITIES
                                               COMMON     AVAILABLE      RETAINED
                                               STOCK       FOR SALE      EARNINGS       TOTAL
                                              --------    ----------    ----------    ----------
Balance at January 1, 1994..................  $  1,000     $    --      $  678,710    $  679,710
Incorporation of KAL Help Enterprises,
  Inc.......................................     1,000          --              --         1,000
Incorporation of Par Three Help Services,
  Inc.......................................     1,000          --              --         1,000
Distributions to stockholders...............        --          --        (222,642)     (222,642)
Net earnings................................        --          --         838,633       838,633
                                              --------     -------      ----------    ----------
Balance at December 31, 1994................     3,000          --       1,294,701     1,297,701
Incorporation of Par Four Services, Inc.....   105,000          --              --       105,000
Unrealized gains on securities..............        --       9,953              --         9,953
Distributions to stockholders...............        --          --        (346,212)     (346,212)
Net earnings................................        --          --       1,333,099     1,333,099
                                              --------     -------      ----------    ----------
Balance at December 31, 1995................   108,000       9,953       2,281,588     2,399,541
Unrealized gains on securities..............        --      51,360              --        51,360
Distributions to stockholders...............        --          --        (445,594)     (445,594)
Net earnings................................        --          --       1,120,664     1,120,664
                                              --------     -------      ----------    ----------
Balance at September 30, 1996...............  $108,000     $61,313      $2,956,658    $3,125,971
                                              ========     =======      ==========    ==========

         The accompanying notes are an integral part of this statement.

                                  B.A.T. GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                     NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,         ENDED
                                                       -------------------------    SEPTEMBER 30,
                                                          1994           1995           1996
                                                       -----------    ----------    -------------
                                                                                     (UNAUDITED)
Cash flows from operating activities
  Net earnings.......................................  $   838,633    $1,333,099     $1,120,664
  Adjustments to reconcile net earnings to net cash
     provided by operating activities
     Depreciation and amortization...................       46,186        88,685         82,653
     Loss on sale of assets..........................           --         7,382             --
     Changes in operating assets and liabilities
       Receivables -- trade..........................   (1,029,464)     (683,313)      (268,123)
       Prepaid expenses and other current assets.....     (113,308)     (144,476)      (204,179)
       Accounts payable and accrued expenses.........      322,705        46,633        (73,160)
                                                       -----------    ----------     ----------
          Net cash provided by operating
            activities...............................       64,752       648,010        657,855
Cash flows from investing activities
  Purchase of marketable securities..................           --      (207,548)      (317,871)
  Capital expenditures...............................     (143,947)     (183,403)      (168,565)
  Acquisition of businesses..........................     (217,791)           --             --
                                                       -----------    ----------     ----------
          Net cash used in investing activities......     (361,738)     (390,951)      (486,436)
Cash flows from financing activities
  Net change in short-term borrowings................      305,000       319,000       (199,452)
  Proceeds from bank overdraft.......................       17,146       (81,713)       210,437
  Proceeds from long-term borrowings.................      175,507        73,362         81,342
  Repayments of long-term borrowings.................      (18,468)     (145,648)            --
  Issuance of common stock...........................        2,000       105,000             --
  Distributions to stockholders......................     (222,642)     (346,212)      (445,594)
                                                       -----------    ----------     ----------
          Net cash provided by (used in) financing
            activities...............................      258,543       (76,211)      (353,267)
                                                       -----------    ----------     ----------
Net increase (decrease) in cash and cash
  equivalents........................................      (38,443)      180,848       (181,848)
Cash and cash equivalents at beginning of period.....       39,443         1,000        181,848
                                                       -----------    ----------     ----------
Cash and cash equivalents at end of period...........  $     1,000    $  181,848     $       --
                                                       ===========    ==========     ==========


See Note H for supplemental disclosures of cash flow information.

        The accompanying notes are an integral part of these statements.

                                  B.A.T. GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND THE NINE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

  Basis of Presentation

     The accompanying financial statements include the accounts of B.A.T. Group Holdings, Inc., KAL Help Enterprises, Inc., Par Three Help Services, Inc. and Par Four Services, Inc. (collectively, B.A.T. Group or the Company). All significant intercompany accounts and transactions have been eliminated. Combined financial statements are presented because the companies are under common control and common management.

  Business and Revenue Recognition

     The Company provides temporary staffing services to customers in a wide variety of industries. It operates four locations in Illinois and Michigan under a franchise arrangement with Snelling and Snelling, Inc.

     Revenue from services is recognized at the time the services are provided.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts for cash, receivables and accounts payable approximate fair value because of the short-term nature of these items. Marketable securities are carried at market value. Long-term debt bears interest at floating rates and, therefore, fair value approximates its carrying value.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation is computed over the estimated useful lives of the assets, principally five to seven years, using the straight-line method. Amortization of leasehold improvements is provided using the straight-line method over the life of the lease or the asset, whichever is shorter.

  Intangibles

     Intangible assets consist of goodwill and covenants not to compete related to the acquisition of businesses. The cost in excess of the fair value of net assets acquired (goodwill) is amortized by the straight-line method over 15 years. Covenants not to compete are amortized over the term of the agreements.

     The Company evaluates the recoverability of its goodwill and other intangibles on an annual basis. Based on these evaluations, the Company believes that no material impairment of intangible assets exists at December 31, 1995 or December 31, 1994.

  Workers' Compensation

     The Company is self-insured up to specified limits for certain risks related to workers' compensation liability. Workers' compensation costs are accrued based upon data provided by the insurance companies of the estimated liability for reported claims and for claims incurred but not reported. The estimated costs of

                                  B.A.T. GROUP

 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND THE NINE MONTHS THEN ENDED
                                 IS UNAUDITED)

reported claims are accrued based upon loss development trends and may be revised in the future based on changes in the expected losses of those claims.

  Income Taxes

     The income taxes on the net earnings are payable personally by the stockholders pursuant to elections as S Corporations under the Internal Revenue Code not to have the Companies taxed as corporations.

  Advertising Expenses

     Advertising costs are expensed as incurred. Advertising expense was $126,077 and $78,475 for the years ended December 31, 1995 and 1994, respectively.

  Statements of Cash Flows

     For purposes of the combined statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

NOTE B -- ACQUISITIONS

     During 1994 and 1996, the Company acquired franchise operating rights and certain assets of two and one temporary staffing service businesses, respectively (See Note H). Each acquisition has been accounted for under the purchase method of accounting and is included in the combined financial statements from the date of acquisition.

NOTE C -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS

                                                       DECEMBER 31,
                                                  ----------------------    SEPTEMBER 30,
                                                    1994         1995           1996
                                                  ---------    ---------    -------------
Computer hardware and software.................   $  90,766    $ 144,878       $ 152,365
Automobiles....................................      34,608       88,328          92,893
Leasehold improvements.........................      58,759       84,539          88,908
Furniture and fixtures.........................     111,207      138,128         192,772
                                                  ---------    ---------       ---------
                                                    295,340      455,873         526,938
          Less accumulated depreciation and
            amortization.......................    (109,312)    (182,519)       (245,715)
                                                  ---------    ---------       ---------
                                                  $ 186,028    $ 273,354       $ 281,223
                                                  =========    =========       =========

NOTE D -- INTANGIBLE ASSETS

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1994        1995          1996
                                                   --------    --------    -------------
Goodwill.........................................  $212,500    $213,385      $270,885
Covenants not to compete.........................    20,000      20,000        60,000
                                                   --------    --------      --------
                                                    232,500     233,385       330,885
          Less accumulated amortization..........    (9,403)    (24,881)      (44,338)
                                                   --------    --------      --------
                                                   $223,097    $208,504      $286,547
                                                   ========    ========      ========

                                  B.A.T. GROUP

 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND THE NINE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE E -- SHORT-TERM BORROWINGS

                                                      DECEMBER 31,
                                                 ----------------------    SEPTEMBER 30,
                                                   1994         1995           1996
                                                 --------    ----------    -------------
Bank lines of credit...........................  $780,000    $1,099,000      $692,000
Broker loan, collateralized by marketable
  securities, with interest at 8.25%...........        --       203,374       221,991
                                                 --------    ----------      --------
                                                 $780,000    $1,302,374      $913,991
                                                 ========    ==========      ========

     The Company has unused lines of credit aggregating $601,000 at December 31, 1995. Interest is charged on these lines at prime (8.5% at December 31, 1995). Utilization of the lines of credit is limited to the amount of eligible accounts receivable, as defined in the loan agreement.

     The lines of credit are collateralized by the assets of the Company and by personal guarantees of the stockholders.

NOTE F -- LONG-TERM DEBT

                                                       DECEMBER 31,
                                                    -------------------    SEPTEMBER 30,
                                                      1994       1995          1996
                                                    --------    -------    -------------
Notes payable to banks, payable in installments
  through 1998, bearing interest at prime rate....  $ 68,205    $96,426      $ 55,422
Acquisition notes.................................    55,834         --       122,346
Other.............................................    44,673         --            --
                                                    --------    -------      --------
                                                     168,712     96,426       177,768
          Less current maturities.................   128,444     49,604        91,164
                                                    --------    -------      --------
                                                    $ 40,268    $46,822      $ 86,604
                                                    ========    =======      ========

     Aggregate maturities of long-term debt for the years following December 31, 1995 are as follows:

 YEAR ENDED
DECEMBER 31,
------------
   1996........................................................  $49,604
   1997........................................................   46,297
   1998........................................................      525
                                                                 -------
                                                                 $96,426
                                                                 =======

                                  B.A.T. GROUP

 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND THE NINE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE G -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space under noncancellable operating lease agreements expiring at various dates through 1998. Total rental expense was approximately $89,000 and $50,000 for the years ended December 31, 1995 and 1994, respectively. The future minimum lease payments under these leases at December 31, 1995 are as follows:

 YEAR ENDED
DECEMBER 31,
------------
   1996.......................................................  $ 92,168
   1997.......................................................    50,915
   1998.......................................................    25,326
                                                                --------
                                                                $168,409
                                                                ========

NOTE H -- CASH FLOW INFORMATION

                                                                                NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,         ENDED
                                                   ------------------------    SEPTEMBER 30,
                                                      1994          1995           1996
                                                   ----------    ----------    -------------
Interest paid....................................    $ 64,796      $ 70,138      $  51,449
                                                     ========      ========      =========
Purchase of businesses
  Fair value of tangible assets acquired.........    $ 72,791      $     --      $  40,000
  Goodwill.......................................     212,500            --         57,500
  Covenants not to compete.......................      20,000            --         40,000
                                                     --------      --------      ---------
Total consideration..............................     305,291            --        137,500
Less note payable................................     (87,500)           --       (137,500)
                                                     --------      --------      ---------
Cash paid........................................    $217,791      $     --      $      --
                                                     ========      ========      =========
Purchase of marketable securities with broker
  loan...........................................    $     --      $203,374      $  18,617
                                                     ========      ========      =========

NOTE I -- RELATED PARTY TRANSACTIONS

     The Company paid a management fee of $136,000 in 1995 to a related party, B.A.T. Real Estate, Inc.

NOTE J -- COMMON STOCK

     Information on common stock, none of which has a par or stated value, is as follows:

                                                   SHARES       SHARES ISSUED
                                                 AUTHORIZED    AND OUTSTANDING     AMOUNT
                                                 ----------    ---------------    --------
B.A.T. Group Holdings, Inc.....................      1,000          1,000         $  1,000
KAL Help Enterprises, Inc......................      1,000          1,000            1,000
Par Three Help Services, Inc...................      1,000            100            1,000
Par Four Services, Inc.........................  1,000,000          1,000          105,000
                                                                                  --------
                                                                                  $108,000
                                                                                  ========

                                  B.A.T. GROUP

 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND THE NINE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE K -- SUBSEQUENT EVENT

     In November 1996, the Company sold its franchise operating rights and certain tangible assets to the franchisor, Snelling and Snelling, Inc.

                          SNELLING AND SNELLING, INC.

                    PRO FORMA CONDENSED FINANCIAL STATEMENT
                                  (UNAUDITED)

     The following unaudited pro forma condensed statement of earnings for the year ended December 31, 1996 is presented for illustrative purposes only and gives effect to (i) the acquisition on November 4, 1996 of five franchise locations in the Chicago area (B.A.T. Group Acquisition) for $11.0 million, (ii) the acquisition on March 17, 1996 of three franchise locations in the Kansas city area (Kansas City Acquisition) for $1.5 million as though they had been made on January 1, 1996 and (iii) the pro forma effect of the use of proceeds from the sale of shares being offered herein to retire debt.

     All of the acquisitions have been accounted for using the purchase method of accounting. The unaudited pro forma condensed statement of earnings combines the Company's results of operations for the year ended December 31, 1996 with the operating results of B.A.T. Group Acquisition for the period from January 1, 1996 through November 3, 1996, and the Kansas City Acquisition for the period from January 1, 1996 through March 16, 1996. The pro forma statement reflects pro forma adjustments based upon available information and certain assumptions the Company believes are reasonable. Because of limitations imposed with regard to the types of permitted pro forma adjustments, no effect has been given to anticipated efficiencies in operations which may result. Therefore, the Company believes that this pro forma condensed statement of earnings is not indicative of future results of operations nor the historical results of operations had the acquisitions been consummated on January 1, 1996. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of the Company and B.A.T. Group. Certain businesses acquired have not been included as they are immaterial to results of operations.

                          SNELLING AND SNELLING, INC.

                   PRO FORMA CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                   B.A.T.        KANSAS                                PRO FORMA      PRO FORMA
                                                    GROUP         CITY                   PRO FORMA        FOR        ADJUSTMENTS
                                     COMPANY     ACQUISITION   ACQUISITION    TOTAL     ADJUSTMENTS   ACQUISITIONS   FOR OFFERING
                                    ----------   -----------   -----------   --------   -----------   ------------   ------------
Revenues..........................  $  168,602     $16,341        $884       $185,827      $(431)(1)   $  185,396      $     --
Cost of services..................     122,945      12,635         650        136,230       (447)(2)      135,783            --
                                    ----------     -------        ----       --------      -----       ----------      --------
        Gross profit..............      45,657       3,706         234         49,597         16           49,613            --
Selling, general and
  administrative expenses.........      19,600       2,509         115         22,224         (7)(3)       22,217            --
Franchises' share of gross
  profit..........................      19,587          --          --         19,587         --           19,587            --
                                    ----------     -------        ----       --------      -----       ----------      --------
        Operating profit..........       6,470       1,197         119          7,786         23            7,809            --
Other income (expense)
  Interest expense................      (1,100)        (58)         --         (1,158)      (770)(4)       (1,928)        1,350(5)
  Other...........................         105          --          --            105         --              105            --
                                    ----------     -------        ----       --------      -----       ----------      --------
                                          (995)        (58)         --         (1,053)      (770)          (1,823)        1,350
                                    ----------     -------        ----       --------      -----       ----------      --------
        Earnings before income
          taxes...................       5,475       1,139         119          6,733       (747)           5,986         1,350
Income tax expense................       2,161          --          --          2,161       (202)(6)        2,363           533(6)
                                    ----------     -------        ----       --------      -----       ----------      --------
        NET EARNINGS..............  $    3,314     $ 1,139        $119       $  4,572      $(949)      $    3,623      $    817
                                    ==========     =======        ====       ========      =====       ==========      ========
Earnings per share................  $      .48                                                         $      .52
                                    ==========                                                         ==========
Weight average common and common
  equivalent shares...............   6,965,843                                                          6,965,843       618,280(5)
                                    ==========                                                         ==========      ========


                                    PRO FORMA
                                    ----------
Revenues..........................  $  185,396
Cost of services..................     135,783
                                    ----------
        Gross profit..............      49,613
Selling, general and
  administrative expenses.........      22,217
Franchises' share of gross
  profit..........................      19,587
                                    ----------
        Operating profit..........       7,809
Other income (expense)
  Interest expense................        (578)
  Other...........................         105
                                    ----------
                                          (473)
                                    ----------
        Earnings before income
          taxes...................       7,336
Income tax expense................       2,896
                                    ----------
        NET EARNINGS..............  $    4,440
                                    ==========
Earnings per share................  $      .59
                                    ==========
Weight average common and common
  equivalent shares...............   7,584,123
                                    ==========

                          SNELLING AND SNELLING, INC.

               NOTES TO PRO FORMA CONDENSED STATEMENT OF EARNINGS
                                  (UNAUDITED)

     The pro forma adjustments to the accompanying pro forma statement of earnings are described below:

     (1) Eliminations of royalty revenues received from acquired franchise locations.


     (2) Elimination of the acquired franchise locations' cost of services for royalties paid to the Company and adjustments to reflect the Company's workers' compensation rates and state unemployment tax rates in effect at the time of acquisition, as follows (in thousands):


Royalties paid to the Company...............................  $431
Reduction in workers' compensation insurance rates..........     6
Reduction in state unemployment tax rates...................    10
                                                              ----
                                                              $447
                                                              ====


     (3) Adjustment to compensation expense associated with sellers who were executive officers of the franchise locations acquired who were not employed by the Company after acquisition and amortization of the assets acquired in the B.A.T. Group and Kansas City Acquisitions as follows (in thousands):


Compensation expense........................................  $(174)
Amortization -- B.A.T. Group Acquisition....................    155
Amortization -- Kansas City Acquisition.....................     12
                                                              -----
                                                              $  (7)
                                                              =====

     (4) Adjustment for interest expense on borrowings of $11.0 million and $1.5 million incurred in connection with the B.A.T. Group and Kansas City Acquisitions, respectively, and to eliminate interest expense of the B.A.T. Group Acquisition.

     (5) Adjustment to reflect shares being offered to retire debt with an average balance of $7,900,000 during the year ended December 31, 1996, and the elimination of the related interest expense along with the pro forma interest expense of $770,000 of acquisition debt, net of tax, as though the debt were retired at the beginning of the year.

     (6) Tax effects of pro forma adjustments and provision for income taxes, using the Company's effective tax rate, on the earnings of B.A.T. Group and the Kansas City Acquisitions, which had S Corporation status for federal income tax purposes.

                                   [GRAPHICS]


     The inside back cover of the Prospectus includes the caption "Over 300 Locations Serving the United States." in the upper right corner, a photograph of the Snelling office in Quincy, Illinois (with a caption to that effect) in the upper left corner of the page, a map of the United States with dots placed to represent Snelling locations in the lower half of the page (along with the caption to the right of the map of "318 Snelling Locations* as of September 30, 1997" on two lines and, in a smaller point size below, "* includes eight locations outside the U.S."), a photograph of a Snelling office in Dallas, Texas (with a caption to that effect) in the lower left corner and the Snelling(R) Personnel Services logo in the lower right corner.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
The Company...........................   11
Use of Proceeds.......................   11
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial and
  Operating Data......................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   24
Management............................   37
Certain Relationships and Related
  Transactions........................   44
Principal and Selling Shareholders....   45
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   52
Underwriting..........................   53
Legal Matters.........................   54
Experts...............................   54
Additional Information................   54
Index to Financial Statements.........  F-1


                             ---------------------

  UNTIL             , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================


                                3,350,000 SHARES


                           [SNELLING LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                                           , 1997
                             ---------------------

                               SMITH BARNEY INC.

                         RAUSCHER PIERCE REFSNES, INC.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with this offering are as follows:


SEC registration fee........................................  $   22,652
NASD fee....................................................       7,475
Nasdaq National Market listing fee..........................      31,875
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Printing expenses...........................................      *
Blue Sky fees and expenses (including legal fees)...........      *
Transfer agent's and registrar's fees.......................      *
Miscellaneous other expenses................................      *
                                                              ----------
          Total.............................................  $1,250,000
                                                              ==========


---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1741, 1742 and 1743 of the Pennsylvania Business Corporation Law provide that a Pennsylvania corporation may indemnify any person against expenses (including attorneys fees), judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of the corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the district court of common pleas or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that such a person has been successful on the merits or otherwise in defense of any such action or proceeding, the person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

     The Bylaws provide that the Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves at the Company's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the Pennsylvania Business Corporation Law or otherwise. Conditions that bar indemnification against liabilities arising from conduct include (i) where the conduct of the indemnified director or officer has been determined to constitute willful misconduct or recklessness under the Pennsylvania Business Corporation Law or any superseding provision of law and
(ii) self-dealing, which means the receipt of personal benefit from the corporation to which the authorized director or officer is not legally entitled. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner and in the Company's best interest. See "Description of Capital Stock -- Certain Provisions of the Charter and Bylaws."

     In addition, the Charter limits the liability of directors to the extent allowed by the Pennsylvania Business Corporation Law. Specifically, directors will not be held personally liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, in their capacity as a director, unless (i) the director has breached or failed to perform the duties of the director's office under the Charter, By-Laws or applicable provisions of law and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The limitations on liability do not apply to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. See "Description of Capital Stock -- Certain Provisions of the Charter and Bylaws."

     Section 1747 of the Pennsylvania Business Corporation Law allows the Company to purchase and maintain insurance on behalf of its directors and officers against liabilities that may be asserted against, or incurred by, the directors and officers in any such capacity, whether the Company would have the authority to indemnify the directors and officers against liability under the provisions of Sections 1741, 1742 and 1743. The Company maintains a directors' and officers' liability policy for this purpose.

     The Underwriting Agreement filed as Exhibit 1.1 hereto contains reciprocal agreements of indemnity between the registrant and the Underwriters as to certain liabilities, including liabilities under the Securities Act and in certain circumstances provides for indemnification of the registrant's directors and officers.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company as described above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On December 2, 1996, the Company granted options to purchase an aggregate of 2,599,238 shares of Class B Common Stock to certain of its executive officers pursuant to the 1996 Stock Option Plan. See "Management -- Stock Option Plans. The options were granted pursuant to private transactions, and the grants were exempt from the registration provisions of the Securities Act pursuant to
Section 4(2) for transactions not involving any public offering and Rule 701 for offers and sales to employees, directors or officers pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *1.1           -- Form of Underwriting Agreement
          *3.1           -- Form of Second Amended and Restated Articles of
                            Incorporation
          *3.2           -- Form of amended and restated Bylaws
         **4.1           -- Form of certificate representing shares of Common Stock
         **5.1           -- Legal Opinion of Gardere & Wynne, L.L.P., regarding
                            legality of securities being registered
          10.1           -- Employment Agreement, effective as of October 2, 1997, by and between the Company and Robert O. Snelling, Sr.
          10.2           -- Employment Agreement, effective as of July 26, 1994, by and between the Company and Timothy J. Loncharich

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.3           -- Snelling and Snelling, Inc. Long Term Incentive
                            Performance Bonus Plan for Timothy J. Loncharich,
                            effective as of July 26, 1994
          10.4           -- Amendment Number One to the Employment Agreement between the Company and Timothy J. Loncharich, effective as of
                            August 1, 1994
          10.5           -- Amendment Number Two to the Employment Agreement between the Company and Timothy J. Loncharich, effective as of
                            November 1, 1996
          10.6           -- Termination Agreement, effective as of November 1, 1996, by and between the Company and Timothy J. Loncharich
                            (relating to Long Term Incentive Performance Bonus Plan)
          10.7           -- Amendment Number Three to the Employment Agreement
                            between the Company and Timothy J. Loncharich, effective
                            as of October 2, 1997.
         *10.8           -- Employment Agreement, effective as of December 1, 1996, by and between the Company and Robert O. Snelling, Jr.
          10.9           -- Employment Agreement, effective as of December 1, 1996, by and between the Company and J. Russell Crews
         *10.10          -- Snelling and Snelling, Inc. 1997 Stock Option Plan,
                            including form of Incentive Stock Option Agreement and
                            Nonqualified Stock Option Agreement
         *10.11          -- Snelling and Snelling, Inc. 1996 Stock Option Plan,
                            including form of Incentive Stock Option Agreement and
                            Nonqualified Stock Option Agreement
         *10.12          -- Snelling and Snelling, Inc. Non-Employee Director Stock
                            Option Plan, including form of Nonqualified Stock Option
                            Agreement
          10.13          -- Credit Agreement, dated as of January 31, 1996, among the
                            Company, as Borrower, and The First National Bank of
                            Boston, individually and as Agent, and the lenders named
                            therein
          10.14          -- Security Agreement, dated as of January 31, 1996, by and between the Company and The First National Bank of
                            Boston, as agent
          10.15          -- Copyright Security Agreement dated as of January 31,
                            1996, by and between the Company and The First National
                            Bank of Boston, as agent
          10.16          -- Trademark Security Agreement dated as of January 31,
                            1996, by and between the Company and The First National
                            Bank of Boston, as agent
          10.17          -- Borrower Pledge Agreement dated as of January 31, 1996, by and between the Company and The First National Bank of
                            Boston, as agent
          10.18          -- Amendment to Credit Agreement, dated as of August 22,
                            1996, by and between the Company, Advance, Plant
                            Maintenance, Inc., Robert O. Snelling, Sr., and Anne M.
                            Snelling and The First National Bank of Boston,
                            individually and as agent, and the lenders named therein
          10.19          -- Second Amendment to Credit Agreement, dated as of July
                            25, 1997, by and between the Company, Advance, Robert O.
                            Snelling, Sr., Anne M. Snelling and Arimathea and
                            BankBoston, N.A., individually and as agent, and the
                            lenders named therein

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.20          -- Form of Franchise Agreement
         *10.21          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between B.A.T. Holdings, Inc., and Brett S. Hardt and
                            Jeff Albrecht and the Company
          10.22          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between KAL Help Enterprises, Inc., and Brett S. Hardt
                            and Jeff Albrecht and the Company
          10.23          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Three Help Services, Inc., and Brett S. Hardt
                            and Jeff Albrecht and the Company
          10.24          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Four Services, Inc., and Brett Hardt, Jeff
                            Albrecht and Scott Wells and the Company
          10.25          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Five Services, Inc., and Brett S. Hardt, Jeff
                            Albrecht and Lila Petrovich and the Company
          10.26          -- Asset Purchase Agreement dated as of September   , 1997,
                            Cross Temps, Inc. and Cross Personnel Agency, Inc. and
                            James A. Zamparelli, Maria Zamparelli, Michael Monda and
                            John Costa and the Company
          11.1           -- Statement regarding computation of per share data
         *21.1           -- List of subsidiaries
         *23.1           -- Consent of Grant Thornton LLP
        **23.2           -- Consent of Gardere & Wynne, L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Power of Attorney (set forth on page II-6 of initial
                            filing)
         *27.1           -- Financial Data Schedule


---------------


 * Filed herewith


** To be filed by amendment


     (b) Financial Statement Schedules

     The following financial statement schedules are included in Part II of the registration statement:

     Schedule II -- Valuation and Qualifying Accounts for the year ended May 31,
                    1994, the seven months ended December 31, 1994, and the years ended December 31, 1995 and 1996.

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements or noted therein.

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to provide to the representatives of the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the representatives of the underwriters to permit prompt delivery to each purchaser.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 21st day of November, 1997.


                                            SNELLING AND SNELLING, INC.


                                            By:    /s/ J. RUSSELL CREWS


                                              ----------------------------------

                                                       J. Russell Crews


                                                 Senior Vice President, Chief
                                                Financial Officer and Treasurer



     Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed below by the following persons and in the capacities indicated on the 21st day of November, 1997.



                        NAME                                                TITLE
                        ----                                                -----

                          *                              Director, Chairman of the Board and Chief
-----------------------------------------------------      Executive Officer (principal executive
               Robert O. Snelling, Sr.                     officer)

                          *                              Director, President and Chief Operating
-----------------------------------------------------      Officer
                Timothy J. Loncharich

                          *                              Director, Senior Vice President, Chief
-----------------------------------------------------      Financial Officer and Treasurer (principal
                  J. Russell Crews                         financial and accounting officer)

                          *                              Director, Vice Chairman of the Board and
-----------------------------------------------------      Senior Vice President
               Robert O. Snelling, Jr.

              *By: /s/ J. RUSSELL CREWS
  ------------------------------------------------
                  J. Russell Crews
                  Attorney-in-Fact

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Snelling and Snelling, Inc.

     In connection with our audit of the consolidated financial statements of Snelling and Snelling, Inc. referred to in our report dated April 25, 1997, which is included in the Prospectus constituting Part I of this Registration Statement, we have also audited Schedule II for the periods set forth in Item
16. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

Dallas, Texas
April 25, 1997

                          SNELLING AND SNELLING, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                  COLUMN A                      COLUMN B -    COLUMN C -    COLUMN D -     COLUMN E -
                  --------                     ------------   ----------    ----------     ----------
                                                BALANCE AT    CHARGED TO                   BALANCE AT
                                               BEGINNING OF    BAD DEBT                      END OF
       ALLOWANCE FOR DOUBTFUL ACCOUNTS            PERIOD       EXPENSE     DEDUCTIONS(1)     PERIOD
       -------------------------------         ------------   ----------   -------------   ----------
Year ended May 31, 1994......................      $532          $375          $160           $747
Seven months ended December 31, 1994.........       747            68           637            178
Year ended December 31, 1995.................       178            74            51            201
Year ended December 31, 1996.................       201           226            78            349

---------------

(1) Accounts charged off, net of recoveries.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *1.1           -- Form of Underwriting Agreement
          *3.1           -- Form of Second Amended and Restated Articles of
                            Incorporation
          *3.2           -- Form of amended and restated Bylaws
         **4.1           -- Form of certificate representing shares of Common Stock
         **5.1           -- Legal Opinion of Gardere & Wynne, L.L.P., regarding
                            legality of securities being registered
          10.1           -- Employment Agreement, effective as of October 2, 1997, by and between the Company and Robert O. Snelling, Sr.
          10.2           -- Employment Agreement, effective as of July 26, 1994, by and between the Company and Timothy J. Loncharich
          10.3           -- Snelling and Snelling, Inc. Long Term Incentive
                            Performance Bonus Plan for Timothy J. Loncharich,
                            effective as of July 26, 1994
          10.4           -- Amendment Number One to the Employment Agreement between the Company and Timothy J. Loncharich, effective as of
                            August 1, 1994
          10.5           -- Amendment Number Two to the Employment Agreement between the Company and Timothy J. Loncharich, effective as of
                            November 1, 1996
          10.6           -- Termination Agreement, effective as of November 1, 1996, by and between the Company and Timothy J. Loncharich
                            (relating to Long Term Incentive Performance Bonus Plan)
          10.7           -- Amendment Number Three to the Employment Agreement
                            between the Company and Timothy J. Loncharich, effective
                            as of October 2, 1997.
         *10.8           -- Employment Agreement, effective as of December 1, 1996, by and between the Company and Robert O. Snelling, Jr.
          10.9           -- Employment Agreement, effective as of December 1, 1996, by and between the Company and J. Russell Crews
         *10.10          -- Snelling and Snelling, Inc. 1997 Stock Option Plan,
                            including form of Incentive Stock Option Agreement and
                            Nonqualified Stock Option Agreement
         *10.11          -- Snelling and Snelling, Inc. 1996 Stock Option Plan,
                            including form of Incentive Stock Option Agreement and
                            Nonqualified Stock Option Agreement
         *10.12          -- Snelling and Snelling, Inc. Non-Employee Director Stock
                            Option Plan, including form of Nonqualified Stock Option
                            Agreement
          10.13          -- Credit Agreement, dated as of January 31, 1996, among the
                            Company, as Borrower, and The First National Bank of
                            Boston, individually and as Agent, and the lenders named
                            therein
          10.14          -- Security Agreement, dated as of January 31, 1996, by and between the Company and The First National Bank of
                            Boston, as agent
          10.15          -- Copyright Security Agreement dated as of January 31,
                            1996, by and between the Company and The First National
                            Bank of Boston, as agent
          10.16          -- Trademark Security Agreement dated as of January 31,
                            1996, by and between the Company and The First National
                            Bank of Boston, as agent
          10.17          -- Borrower Pledge Agreement dated as of January 31, 1996, by and between the Company and The First National Bank of
                            Boston, as agent

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.18          -- Amendment to Credit Agreement, dated as of August 22,
                            1996, by and between the Company, Advance, Plant
                            Maintenance, Inc., Robert O. Snelling, Sr., and Anne M.
                            Snelling and The First National Bank of Boston,
                            individually and as agent, and the lenders named therein
          10.19          -- Second Amendment to Credit Agreement, dated as of July
                            25, 1997, by and between the Company, Advance, Robert O.
                            Snelling, Sr., Anne M. Snelling and Arimathea and
                            BankBoston, N.A., individually and as agent, and the
                            lenders named therein
          10.20          -- Form of Franchise Agreement
         *10.21          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between B.A.T. Holdings, Inc., and Brett S. Hardt and
                            Jeff Albrecht and the Company
          10.22          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between KAL Help Enterprises, Inc., and Brett S. Hardt
                            and Jeff Albrecht and the Company
          10.23          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Three Help Services, Inc., and Brett S. Hardt
                            and Jeff Albrecht and the Company
          10.24          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Four Services, Inc., and Brett Hardt, Jeff
                            Albrecht and Scott Wells and the Company
          10.25          -- Asset Purchase Agreement dated as of October 16, 1996,
                            between Par Five Services, Inc., and Brett S. Hardt, Jeff
                            Albrecht and Lila Petrovich and the Company
          10.26          -- Asset Purchase Agreement dated as of September   , 1997,
                            Cross Temps, Inc. and Cross Personnel Agency, Inc. and
                            James A. Zamparelli, Maria Zamparelli, Michael Monda and
                            John Costa and the Company
          11.1           -- Statement regarding computation of per share data
         *21.1           -- List of subsidiaries
         *23.1           -- Consent of Grant Thornton LLP
        **23.2           -- Consent of Gardere & Wynne, L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Power of Attorney (set forth on page II-6 of initial
                            filing)
         *27.1           -- Financial Data Schedule


---------------


 * Filed herewith


** To be filed by amendment